   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2002



                                                     REGISTRATION NO. 333-100521

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               HMS HOLDINGS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

           NEW YORK                          7374                         11-3656261
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

            401 PARK AVENUE SOUTH                             PHILIP RYDZEWSKI
           NEW YORK, NEW YORK 10016              SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                  OFFICER
                (212)685-4545                         HEALTH MANAGEMENT SYSTEMS, INC.
                                                           401 PARK AVENUE SOUTH
                                                          NEW YORK, NEW YORK 10016
                                                               (212)685-4545
 (Address, Including Zip Code, and Telephone      (Name, Address, Including Zip Code, and
                   Number,                                    Telephone Number
Including Area Code, of Registrant's Principal   Including Area Code, of Agent for Service)
              Executive Offices)

                                WITH A COPY TO:
                             BRUCE S. COLEMAN, ESQ.
                            KENNETH S. GOODWIN, ESQ.
                       BROWN RUDNICK BERLACK ISRAELS LLP
                              120 WEST 45TH STREET
                            NEW YORK, NEW YORK 10036
                                 (212) 704-0100

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016


     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY   , 2003



     A Special Meeting of Shareholders of Health Management Systems, Inc. ("HMS") will be held at the offices of HMS, 401 Park Avenue South, New York, New
York, on February   , 2003 at 11:00 a.m., Eastern Standard Time, for the
following purposes:


          1. To consider and vote upon an Agreement and Plan of Merger pursuant to which each share of HMS' common stock will be exchanged for common stock of a holding company and as a result of which HMS Holdings Corp., a New York corporation formed by HMS, will become the parent company of HMS; and

          2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on [insert], 2002 will be entitled to receive notice of and to vote at the Meeting.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND PROSPECTUS AND THEN COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. It is important that your shares be represented at the Meeting by virtue of your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

                                          Sincerely,

                                          /s/ KATHY L. ARENDT
                                          Kathy L. Arendt
                                          Secretary


[insert] , 2003

                                PROXY STATEMENT

                        HEALTH MANAGEMENT SYSTEMS, INC.

                                   PROSPECTUS

                       COMMON STOCK OF HMS HOLDINGS CORP.

     This document combines a proxy statement for a Special Meeting of Shareholders of Health Management Systems, Inc. (HMS) with a prospectus of HMS Holdings Corp. (Holdings). The enclosed proxy is solicited by the Board of Directors of HMS to be voted at the Special Meeting of Shareholders, including any adjournments of that meeting.


     The Board of Directors proposes to reorganize HMS into a holding company structure, with the company's service offerings provided by separate operating subsidiaries. At the Special Meeting, you are being asked to approve the Agreement and Plan of Merger attached to this document as Exhibit A. Upon the effectiveness of the plan of merger, HMS will merge with HMS Acquisition Corp., a newly-formed wholly-owned subsidiary of Holdings. HMS will be the surviving corporation in this merger, and Holdings will issue up to 19,850,000 shares of common stock in exchange for shares of HMS common stock. Each share of HMS common stock will be exchanged for one share of common stock of Holdings.



     THE PLAN OF MERGER INVOLVES RISKS, WHICH YOU SHOULD CONSIDER. PLEASE REFER TO "RISK FACTORS" ON PAGE 6.



     HMS' common stock is quoted on the Nasdaq National Market. We anticipate that shares of Holdings common stock will be approved for quotation on the Nasdaq National Market following completion of the proposed merger and share exchange and that it will continue to be traded under HMS' current symbol, "HMSY."



     This document, together with the accompanying proxy, are first being mailed on or about [insert], 2003. The date of this document is [insert], 2003.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF HOLDINGS COMMON STOCK OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     HMS shareholders are not entitled to dissenters' rights in connection with the merger and share exchange contemplated by the Agreement and Plan of Merger.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    1
SUMMARY.....................................................    3
RISK FACTORS................................................    6
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION............    8
VOTING......................................................    8
     Number of Votes Per Share..............................    8
     How Street Name Holders May Vote.......................    8
     How Record Holders May Vote............................    8
     Holders Needed to Establish a Quorum...................    9
     The Vote Necessary for Action to be Taken..............    9
     Revocation of Proxies..................................    9
PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS...............    9
ITEM 1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF
  MERGER....................................................   10
     Reasons for the Merger and Share Exchange and Business
      Separation............................................   10
     Terms of the Agreement and Plan of Merger..............   11
     Regulatory Approvals...................................   13
     Exchange Of Share Certificates.........................   13
     Costs of the Merger and Share Exchange and Business
      Separation............................................   13
     Rights of Dissenting Shareholders......................   13
     Accounting Treatment...................................   13
     Material Federal Income Tax Consequences...............   14
DESCRIPTION OF HOLDINGS CAPITAL STOCK.......................   14
     General................................................   14
     Common Stock...........................................   15
     Preferred Stock........................................   15
     Transfer Agent.........................................   15
     Indemnification........................................   15
COMPARISON OF CAPITAL STOCK AND CHARTER DOCUMENTS...........   15
SELECTED CONSOLIDATED FINANCIAL DATA........................   16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   19
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISKS.....................................................   32
BUSINESS....................................................   34
     Overview...............................................   34
     Principal Products And Services........................   35
     Customers..............................................   37
     Market Trends/Opportunities............................   37
     Competition............................................   38
     Business Strategy......................................   39
     Employees..............................................   40
     Financial Information About Industry Segments..........   40
     Properties.............................................   40
     Legal Proceedings......................................   40

                                                              PAGE
                                                              ----
MANAGEMENT..................................................   42
     Directors' Fees........................................   43
     Committees And Meetings Of The Board Of Directors......   44
     Executive Compensation.................................   44
     Employment Agreements..................................   45
     Stock Options..........................................   46
     401(k) Plan............................................   48
     Compensation Committee Interlocks And Insider
      Participation.........................................   48
STOCK OWNERSHIP.............................................   49
LEGAL MATTERS...............................................   50
EXPERTS.....................................................   50
OTHER INFORMATION...........................................   50
     Expenses of Solicitation...............................   50
     Other Business.........................................   50
AVAILABLE INFORMATION.......................................   50
FINANCIAL STATEMENTS........................................  F-1
EXHIBIT A...................................................  A-1

                             QUESTIONS AND ANSWERS


Q:  DO I NEED A TICKET TO ATTEND THE SPECIAL MEETING?



A: No. If your shares are held through a broker or its nominee and you would like to attend the special meeting, please see "Voting -- How Street Name Holders May Vote" on page 8.



Q:  WHY AM I RECEIVING THIS PROXY STATEMENT AND PROSPECTUS?


A: We are sending this document to you because the HMS Board of Directors is seeking your proxy to vote your shares at the special meeting.


Q: WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A "STREET NAME" HOLDER?


A: If your shares are registered directly in your name with HMS' transfer agent, you are considered the shareholder of record with respect to those shares.

    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in "street name."


Q:  WHAT SHAREHOLDER APPROVAL IS NEEDED TO APPROVE THE MATTER BEFORE THE
    MEETING?


A: The affirmative vote of the holders of two-thirds of the outstanding shares of HMS common stock is required to approve the merger and share exchange contemplated by the Agreement and Plan of Merger.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.


Q:  WHAT IF I DON'T VOTE?


A: If you fail to vote, it will have the same effect as a vote against the Agreement and Plan of Merger.

    If you are the record owner of your shares and you sign and return the proxy card without specifying any instructions and without indicating expressly that you are not voting some or all of your shares, your shares will be voted for the Agreement and Plan of Merger

    If you hold your shares in street name and you return your proxy and do not indicate how you want to vote, your proxy will be counted as a broker nonvote and will have the same effect as a vote against approval of the Agreement and Plan of Merger.

    If you respond and abstain from voting, your proxy will have the same effect as a vote against approval of the Agreement and Plan of Merger.

Q:  WHAT IS THE PROPOSED MERGER AND SHARE EXCHANGE?

A: The purpose of the merger and share exchange is to form a holding company through the exchange of HMS common stock for common stock of Holdings. This exchange will occur pursuant to the Agreement and Plan of Merger, which has been approved by the HMS Board of Directors. After the share exchange, HMS will become a wholly-owned subsidiary of Holdings. The shareholders of HMS prior to the merger and share exchange will be the shareholders of Holdings.

Q:  WHAT IS THE BUSINESS SEPARATION?

A: Following the merger and share exchange, HMS will continue to operate our Payor Services business, while our Provider Services business and information technology and administrative functions will each be operated by separate, newly-formed subsidiaries of Holdings. Accordis Inc. will be a newly-formed subsidiary of Holdings that will operate the Provider Services business. HMS Business Services Inc. will be a newly-formed subsidiary of Holdings that will provide information technology and administrative services to our operating companies. We sometimes refer to the transfer of our Provider Services business and our information technology and administrative services as the "separation" or the "business separation."

Q:  IS SHAREHOLDER APPROVAL BEING SOUGHT FOR THE BUSINESS SEPARATION?


A: Although we are not asking you to approve the business separation, we will not proceed with a business separation unless HMS' shareholders approve the merger and share exchange at the special meeting.



Q: WHAT REGULATORY APPROVALS MUST BE OBTAINED IN CONNECTION WITH THE FORMATION OF THE HOLDING COMPANY STRUCTURE?


A:  None.

Q:  WHY IS THE HOLDING COMPANY STRUCTURE BEING PROPOSED?


A: The primary purpose for the adoption of a holding company structure is to allow for the separation of our current Provider Services Division and Payor Services Division into separate subsidiaries. This will provide greater opportunity for these two disparate businesses to more clearly identify and promote themselves in the marketplace. The business separation will also provide greater flexibility in terms of operations, expansion and diversification -- in addition to the other various benefits that are more fully described under "Proposal to Approve the Agreement and Plan of Merger -- Reasons for the Share Exchange and Business Separation" on page 10.


Q: WILL I HAVE TO EXCHANGE MY HMS STOCK CERTIFICATES FOR NEW HOLDINGS STOCK CERTIFICATES?

A: No. Your HMS stock certificates will automatically represent Holdings common stock instead of HMS common stock following the merger.


Q:  WHERE WILL HOLDINGS COMMON STOCK BE TRADED?


A: We will not consummate the merger unless and until Holdings common stock has been approved for quotation on the Nasdaq National Market. We anticipate that Holdings common stock will continue to trade under HMS' current symbol "HMSY."

Q:  WHO WILL MANAGE HOLDINGS?


A: The initial Board of Directors of Holdings will consist of the same directors serving in the same classes as the Board of Directors of HMS. The first election of Holdings directors will be the election of a class of directors at Holdings annual meeting of shareholders in 2003 for terms expiring at the 2005 annual meeting of shareholders. In addition, we anticipate that the current executive officers of HMS will become the executive officers of Holdings.

                                    SUMMARY

     This brief summary highlights selected information from this document but does not contain all the information that is important to you. We urge you to read this entire document, including the financial statements and the notes to the financial statements of HMS to understand fully the merger and share exchange and business separation. Although this proxy statement and prospectus concerns common stock that will be issued by Holdings, as the holding company, because Holdings has no operating history of its own and will succeed to HMS' business, this proxy statement and prospectus is written from the point of view of HMS. HMS will become a wholly-owned subsidiary of Holdings as a result of the merger and share exchange.

THE MERGER AND SHARE EXCHANGE AND BUSINESS SEPARATION

 FORMATION OF A HOLDING COMPANY

     The Board of Directors of HMS has voted to organize Holdings as a holding company to acquire and own all of the issued and outstanding capital stock of HMS, as well as to provide through separate and discrete subsidiaries the business of the Provider Services Division and the Payor Services Division now offered directly by HMS. HMS' Board of Directors believes that the holding company structure will allow greater opportunity for the individual businesses to identify and promote themselves in their respective marketplaces, and eliminate the confusion inherent in the current structure with two divisions marketing disparate services to related healthcare financial services marketplaces.

  THE MERGER AND SHARE EXCHANGE

     At the effective time of the merger and share exchange, HMS will merge with HMS Acquisition Corp., and HMS will be the surviving corporation in the merger. In connection with the merger:

     - A share exchange will occur in which you will receive, without any further action on your part, one share of Holdings common stock for each share of HMS common stock you owned prior to the merger;

     - Each share of HMS Acquisition Corp. common stock issued and outstanding immediately prior to the effective time of the merger will be converted into one share of HMS common stock; and

     - Each share of Holdings common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled.

  THE BUSINESS SEPARATION


     Shortly after the merger and share exchange, HMS will retain its Payor Services business, and HMS will transfer its current Provider Services business and its information technology and administrative functions as follows:


     - HMS will contribute its Provider Services business and information technology and administrative functions to Accordis and HMS Business Services, respectively; and

     - HMS will distribute to Holdings, its parent company, 100% of the outstanding stock of HMS' subsidiaries, Accordis and HMS Business Services.

 RESULT OF THE MERGER AND SHARE EXCHANGE AND BUSINESS SEPARATION

     As a result of the merger and share exchange and business separation:

     - the shareholders of HMS immediately prior to the effective time of the merger and share exchange will own all of the common shares of Holdings;

     - HMS' current Provider Services business will be conducted by Accordis, a wholly-owned subsidiary of Holdings;

     - HMS' current Payor Services business will continue to be conducted by HMS, a wholly-owned subsidiary of Holdings; and

     - HMS Business Services, a wholly-owned subsidiary of Holdings, will provide information technology and administrative services to Holdings, HMS and Accordis.

     We have attached as Exhibit A at the end of this proxy statement and prospectus a copy of the Agreement and Plan of Merger relating to the merger and share exchange, and we incorporate the terms of that Agreement into this document. The Boards of Directors of HMS and Holdings may elect to abandon the merger and share exchange or the business separation at any time prior to consummation.


     We will not effect a business separation until after the special meeting.


  MANAGEMENT

     After the merger and share exchange, the current directors and executive officers of HMS will become the directors and executive officers of Holdings.

  EXCHANGE OF SHARES AND OPTIONS

     When the merger and share exchange is accomplished, you will receive one share of Holdings common stock for each share of HMS common stock you own immediately prior to the merger and share exchange. In addition, all of the obligations of HMS under our three equity purchase plans will become obligations of Holdings on the same terms and conditions, with the exception that the securities issued pursuant to these plans will be Holdings securities.

  SHAREHOLDER RIGHTS

     Under Section 910 of the New York Business Corporation Law, holders of HMS common stock are not entitled to appraisal rights for their shares in connection with the merger and share exchange.

  TAX TREATMENT


     We expect that, for federal income tax purposes, the merger and share exchange will be tax-free to the holders of HMS common stock, to HMS and to Holdings. However, because tax matters are complicated and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the merger and share exchange will affect you.


 THERE ARE NO SUBSTANTIAL DIFFERENCES BETWEEN HOLDINGS' AND HMS' CHARTER
 DOCUMENTS


     The certificate of incorporation and by-laws of Holdings are substantially the same as the certificate of incorporation and by-laws of HMS. As a result of a change in the New York BCL, Holdings' by-laws provide that any person may hold two or more offices, while HMS' by-laws prohibit the same person from holding the offices of both president and secretary. The certificates of incorporation and by-laws of both companies contain certain provisions relating to the board of directors and certain business combinations, all of which may be deemed to have "anti-takeover" effects, including undesignated preferred stock and a classified board of directors.


 BENEFITS OF THE MERGER AND SHARE EXCHANGE AND BUSINESS SEPARATION TO DIRECTORS AND EXECUTIVE OFFICERS OF HMS

     The merger and share exchange and business separation will not provide any substantive or special benefits to directors or executive officers of HMS. They will become directors and executive officers, respectively, of Holdings.

  ACCOUNTING TREATMENT

     Because the merger and share exchange and business separation collectively constitute a reorganization with no change in ownership interests, the financial statements of Holdings will retain the former basis of accounting of HMS and will be identical to HMS' financial statements prior to the merger and share exchange and business separation.

THE COMPANIES

 HEALTH MANAGEMENT SYSTEMS, INC.

     We furnish information-based revenue enhancement and business office outsourcing services to healthcare providers and payors. Our services benefit our clients by increasing revenue, accelerating cash flow, and reducing operating and administrative costs. We are organized into two business units, the Provider Services Division and the Payor Services Division.

     The Provider Services Division outsources the business office functions of hospitals and other healthcare providers. These outsourced business office functions may include registering patients, identifying third-party resources, submitting timely and accurate bills to third-party payors and patients, recovering and properly accounting for the amounts due, responding to customer service questions from patients, and securing the appropriate cost-based reimbursement from entitlement programs. Clients may outsource the entirety of their business office operations to us, or select discrete revenue cycle activities for us to perform.

     The Payor Services Division offers state Medicaid and other government agencies that administer health care entitlement programs a broad range of services designed to identify and recover amounts that should have been the responsibility of another third party, or that were paid inappropriately. Further, by assisting these agencies in properly accounting for the services they deliver, we also help to insure that they receive the full amount of entitlement program funding to which they are entitled.

     Our principal executive office is located at 401 Park Avenue South, New York, New York 10016. Our telephone number is (212) 685-4545.

 ACCORDIS INC.


     Accordis has not engaged in any business since its incorporation in New York in December 2002. After the business separation it will conduct our current Provider Services business.


     Accordis' principal executive office is located at 401 Park Avenue South, New York, New York 10016. Accordis' telephone number is (212) 685-4545.

 HMS BUSINESS SERVICES INC.


     HMS Business Services has not engaged in any business since its incorporation in New York in December 2002. After the business separation, it will provide administrative and other services to Holdings, HMS and Accordis.


     HMS Business Services' principal executive office is located at 401 Park Avenue South, New York, New York 10016. HMS Business Services' telephone number is (212) 685-4545.

 HMS ACQUISITION CORP.


     HMS Acquisition has not engaged in any business since its incorporation in New York in December 2002. It will merge with and into HMS. HMS will be the surviving corporation in the merger.


 HMS HOLDINGS CORP.

     Holdings has not engaged in any business since its incorporation in New York in October 2002. After the merger and share exchange and business separation, Holdings will become a holding company whose principal assets will be all of the outstanding shares of the capital stock of HMS, Accordis and HMS Business Services. Holdings does not have any present intention to engage in any other business activity; however, we expect that Holdings may acquire other operating companies in the healthcare or a related industry if an appropriate opportunity presents itself, although there is no present intention or assurance that Holdings will in fact do so.

     Holdings' principal executive office is located at 401 Park Avenue South, New York, New York 10016. Holdings' telephone number is (212) 685-4545.

                                  RISK FACTORS

     You should carefully consider the following risks and the other information included in this prospectus. Our business, financial condition and results of operations could be materially and adversely affected by each of such risks. Such an adverse effect could cause the market price of our common stock to decline, and you could lose all or part of your investment.


OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS DUE TO VARIABILITY OF SALES CYCLES AND OTHER FACTORS. AS A RESULT, YOU WILL NOT BE ABLE TO RELY ON OUR OPERATING RESULTS IN ANY PARTICULAR PERIOD AS AN INDICATION OF OUR FUTURE PERFORMANCE



     Our revenue and operating results may vary significantly from quarter to quarter as a result of a number of factors, including the loss of customers due to consolidation in the healthcare industry; the timing of periodic revenue enhancement projects; the timing and delays in third-party payors' adjudication of claims and ultimate payment to our clients where our fees are contingent upon such collections; and general economic conditions. We experience sales cycles of approximately three to eighteen months. As a result, our results of operations are subject to significant fluctuations and our results of operations for any particular quarter or fiscal year may not be indicative of results of operations for future periods. A significant portion of our operating expenses are fixed, and planned expenditures are based primarily on sales forecasts. Any inability on our part to reduce spending or to compensate for any failure to meet sales forecasts or receive anticipated revenues could magnify the adverse impact of such events on our operating results.



OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATELY PROTECTED



     Our success is dependent on the proprietary and confidential aspects of our data processing technology. We rely on nondisclosure agreements and other contractual provisions to protect our proprietary rights. We cannot assure you that the measures we have taken to protect our intellectual property will be adequate or that our competitors will not independently develop services that are substantially equivalent or superior to our services.



OUR BUSINESS COULD SUFFER IF OUR SERVICE OFFERINGS CONTAIN ERRORS, EXPERIENCE FAILURES OR DO NOT MEET CUSTOMER EXPECTATIONS


     We cannot assure you that, despite testing by us and by current and potential customers, errors or performance failures will not occur in services under development or in other enhancements after commencement of service offering, resulting in loss of revenue and customers, delay in market acceptance, diversion of development resources, damage to our reputation or increased service costs, any of which could have a material adverse effect upon our business, financial condition and results of operations.


SEVERAL OF OUR CONTRACTS MAY BE TERMINATED FOR CONVENIENCE



     Several of our long-term contracts are terminable upon short notice for the convenience of either party. Although to date none of our material contracts have ever been terminated under these provisions, we cannot assure you that a material contract will not be terminated for convenience in the future. Any termination of a material contract, if not replaced, could have a material adverse effect on our business, financial condition and results of operations.



WE FACE SIGNIFICANT COMPETITION FOR OUR PRODUCTS AND SERVICES


     The business of providing information management and data processing services to healthcare providers and to government health service agencies and other healthcare payors is highly competitive. Our competitors vary in the size, scope and breadth of the products and services they offer. We cannot assure you that competitors will not develop or offer superior services. Several of our competitors have significantly greater financial, technical, product development and marketing resources than we have. In the future, additional competitors could enter the market, including providers of information systems to other segments of the healthcare industry, and compete with us. A substantial amount of our sales are derived from competitive procurement processes managed directly by sophisticated clients or consultants that require specific, highly detailed presentations from several qualified vendors. We cannot assure you that future competition will not have a material adverse effect on our business, financial condition and results of operations.


SIMPLIFICATION OF THE HEALTHCARE TRANSFER PAYMENT PROCESS COULD ADVERSELY AFFECT OUR BUSINESS


     The complexity of the healthcare transfer payment process, and our experience in offering services that improve the ability of our customers to recover incremental revenue through that process, have been contributing factors to the success our service offerings. Complexities of the healthcare transfer payment process include multiple payors, the coordination and utilization of clinical, operational, financial and/or administrative review instituted by third-party payors in an effort to control costs and manage care. If the payment processes associated with the healthcare industry are simplified, the need for services such as those offered by us could be reduced, and there could be a resulting adverse effect on our business, results of operations or financial condition.


HEALTHCARE REFORM LEGISLATION MAY ADVERSELY AFFECT OUR BUSINESS



     The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. Our services are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates, certain capital expenditures, and data confidentiality and privacy. From time to time, certain proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our clients. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring their retention of service providers such as us. See also "Business -- Healthcare Reform and Regulatory Matters" on page 34 for additional discussion on this topic. We cannot predict what impact, if any, such proposals or healthcare reforms might have on our results of operations, financial condition or business.



A NUMBER OF INTERNAL AND EXTERNAL FACTORS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO BE VOLATILE


     The market price of our common stock has been subject in the past and could be subject in the future to significant fluctuations in response to variations in our quarterly operating results and other factors, such as announcements of technological innovations or new products by us or by our competitors, adoption of new or amended government regulations, challenges to or changes in patent or other proprietary rights, divestitures, acquisitions, and developments in our relationships with our customers. In addition, the stock market has in recent years experienced and continues to experience significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations, as well as fluctuating economic conditions generally, may adversely affect the market price of our common stock.


CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION COULD DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS, WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK


     Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or, other rights of holders of our common stock. In the event of issuance, preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. In addition, our by-laws provide for a classified board of directors, which could also have the effect of discouraging a change of control.


ADVERSE RESOLUTION OF PENDING LITIGATION MAY CAUSE US TO INCUR SIGNIFICANT
LOSSES



     We are party to a pending legal proceeding as described under "Business -- Legal Proceedings" in which the Plaintiffs are seeking damages in the amount of $2.3 million, plus interest. Although we believe that we have meritorious defenses to the claims of liability or for damages in this action against us, we cannot assure you that an outcome favorable to us will be reached in this litigation or that additional lawsuits will not be filed against us. Further, we cannot assure you that this lawsuit will not have a disruptive effect upon the operations of our business, that the defense of the lawsuit will not consume the time and attention of our senior management, or that the resolution of the lawsuit or future lawsuits will not have a material adverse effect upon us, including without limitation, our results of operations, financial position and cash flow.



                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION



     This proxy statement and prospectus includes and incorporates forward-looking statements. All statements, other than statements of historical facts, included or incorporated in this proxy statement and prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this proxy statement and prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" beginning immediately below this cautionary statement.


                                     VOTING

NUMBER OF VOTES PER SHARE

     Each share of common stock issued and outstanding as of the record date for the special meeting is entitled to one vote at the meeting. As of [insert], 2002, the record date for the special meeting, there were [insert] shares of common stock of HMS issued and outstanding.

HOW STREET NAME HOLDERS MAY VOTE

     If you own shares through a broker, the registered holder of those shares is your broker or its nominee. If you receive HMS proxy materials from your broker, you should vote your shares by following the procedures specified by your broker. Your broker will tabulate the votes it has received from its customers and submit a proxy card to us reflecting those votes. If you plan to attend the special meeting and vote in person your shares held by your broker, you should contact your broker to obtain a broker's proxy card.

HOW RECORD HOLDERS MAY VOTE

     Holders of record as of the record date can vote in person at the special meeting or by proxy. By giving us your proxy, you are authorizing the individuals named on our proxy card (the proxies) to vote your shares in the manner you indicate.

     If you sign and return the proxy card without specifying any instructions and without indicating expressly that you are not voting some or all of your shares, your shares will be voted for the Agreement and Plan of Merger. The signature on the proxy card should correspond exactly with the name of the shareholder as it appears on the proxy card. Where stock is registered in the name of two or more persons, each of them should sign the proxy. If you sign a proxy card as an attorney, officer, personal representative, administrator, trustee, guardian, or similar capacity, please indicate your full title in that capacity.

HOLDERS NEEDED TO ESTABLISH A QUORUM

     A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to vote at the special meeting are present in person or by proxy, a quorum will exist. In order to assure the presence of a quorum, please sign and return your proxy card promptly in the enclosed postage-paid envelope even if you plan to attend the special meeting. Abstentions and broker nonvotes are counted as present for establishing a quorum. A broker nonvote occurs when a broker votes on one or more matters on the proxy card, but not on others because the broker does not have the authority to do so.

THE VOTE NECESSARY FOR ACTION TO BE TAKEN

     In voting on the Agreement and Plan of Merger, you may vote in favor of the plan or against the plan or you may abstain from voting. The vote required to approve the plan is the affirmative vote of two-thirds of the outstanding shares of HMS common stock. As a result, abstentions, as well as broker nonvotes, will have the same legal effect as a vote against the Agreement and Plan of Merger.

REVOCATION OF PROXIES

     If you are a registered holder of HMS common stock, you may revoke your proxy by giving written revocation to our Corporate Secretary at any time before your proxy is voted, by executing a later-dated proxy card which is voted at the special meeting, or by attending the special meeting and voting your shares in person. If your shares are held by a broker, you must contact your broker to revoke your proxy. Attendance at the special meeting will not automatically revoke your proxy.

                 PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

     Our common stock is included in the Nasdaq National Market (symbol: HMSY). As of the close of business on the record date, there were approximately [insert] holders of our common stock, including the individual participants in security position listings. We have not paid any cash dividends on our common stock and do not anticipate that either we or Holdings will pay cash dividends in the foreseeable future. Our current intention is to retain earnings to support the future growth of our business.

     The table below summarizes the high and low sales prices per share for our common stock for the periods indicated, as reported on the Nasdaq National Market.


                                                              HIGH     LOW
                                                              -----   -----
Year ending December 31, 2002:
     From October 1, 2002 through December 16, 2002.........  $4.03   $3.00
     Quarter ended September 30, 2002.......................   3.62    2.40
     Quarter ended June 30, 2002............................   5.14    2.87
     Quarter ended March 31, 2002...........................   5.55    2.95

Year ended December 31, 2001:
     Quarter ended December 31, 2001........................  $3.30   $1.50
     Quarter ended September 30, 2001.......................   2.04    0.91
     Quarter ended June 30, 2001............................   2.10    1.15
     Quarter ended March 31, 2001...........................   1.88    1.13

Transition Period ended December 31, 2000:
     Two Months ended December 31, 2000.....................  $1.88   $0.81

Fiscal Year ended October 31, 2000:
     Quarter ended October 31, 2000.........................  $3.31   $1.38
     Quarter ended July 31, 2000............................   4.38    2.75
     Quarter ended April 30, 2000...........................   7.00    3.75
     Quarter ended January 31, 2000.........................   7.88    3.88


     The stock of Holdings is not currently publicly traded. Upon consummation of the merger and share exchange, we anticipate that Holdings common stock will be included on the Nasdaq National Market under HMS' current symbol "HMSY" as the successor to HMS.

ITEM 1.  PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

     We are asking you to approve the Agreement and Plan of Merger under which HMS will become a wholly-owned subsidiary of Holdings. A copy of the plan is attached to this proxy statement and prospectus as Exhibit A. On the effective date of the Agreement and Plan of Merger, each share of HMS common stock will be exchanged for one share of common stock of Holdings. As a result, all HMS common shareholders will become common shareholders of Holdings. All the shares of common stock of Holdings previously held by HMS will be canceled.

REASONS FOR THE MERGER AND SHARE EXCHANGE AND BUSINESS SEPARATION

     The Board of Directors of HMS believes that the holding company structure resulting from the merger and share exchange and business separation will provide greater flexibility in terms of our operations, expansion and diversification. In addition, the business separation will allow HMS to place its Provider Services Division and its Payor Services Division into separate subsidiaries, which will provide the following benefits:

     - allow greater opportunity for the individual businesses to identify and promote themselves in their respective marketplaces, as Health Management Systems, Inc., the Payor Services business, will be utilizing and building on a name and identity that is extremely well recognized in the state Medicaid agency marketplace in which we have operated for almost twenty years; the Provider Service business will operate as Accordis Inc., a new name devised specifically for the enhanced suite of outsourcing services that the Provider business has recently introduced;

     - eliminate the confusion that is inherent in the current structure with two divisions marketing disparate services to closely related but nonetheless very different healthcare financial services marketplaces;

     - reduce management, administrative or other issues that could arise or be magnified by the operation of different businesses within a single corporate entity;

     - greater flexibility in terms of operations, expansion and diversification;

     - better permit each business to measure and tailor compensation and incentive programs to attract and retain employees with the skill sets appropriate to that business; and

     - enhance the protection of each Division from the liabilities and risks incurred in the operation of the other Division.

TERMS OF THE AGREEMENT AND PLAN OF MERGER

  THE MERGER AND SHARE EXCHANGE

     At the effective time of the merger and share exchange, HMS will merge with HMS Acquisition. HMS will be the surviving corporation in the merger. In connection with the merger:

     - A share exchange will occur in which you will receive, without any further action on your part, one share of Holdings common stock for each share of HMS common stock you owned prior to the merger;

     - Each share of HMS Acquisition common stock issued and outstanding immediately prior to the effective time of the merger and share exchange will be converted into one share of HMS common stock; and

     - Each share of Holdings common stock issued and outstanding immediately prior to the effective time of the merger and share exchange will be cancelled.

  THE BUSINESS SEPARATION

     After the merger and share exchange HMS will separate its Provider Services business and information technology and administrative functions as follow:

     - HMS will contribute its Provider Services business and information technology and administrative functions to Accordis and HMS Business Services, respectively;

     - HMS will distribute to its parent company, Holdings, 100% of the outstanding stock of HMS' subsidiaries, Accordis and HMS Business Services; and

     - Following the merger and share exchange, HMS will continue to operate the Payor Services business and will retain the assets used in that business.


     The business separation does not require shareholder approval. We will not consummate a business separation until after the special meeting.


 RESULT OF THE MERGER AND SHARE EXCHANGE AND BUSINESS SEPARATION

     As a result of the merger and share exchange and business separation:

     - The shareholders of HMS prior to the effective time of the merger and share exchange will own all of the common shares of Holdings;

     - HMS's current Provider Services business will be conducted by Accordis, a wholly-owned subsidiary of Holdings;

     - HMS's current Payor Services business will continue to be conducted by HMS, a wholly-owned subsidiary of Holdings; and

     - HMS Business Services, a wholly-owned subsidiary of Holdings, will provide information technology and administrative services to Holdings, HMS and Accordis.

 EFFECTIVE TIME OF THE MERGER AND SHARE EXCHANGE


     The merger and share exchange will be effective at the time a certificate of merger reflecting the merger between HMS Acquisition and HMS is filed in the office of the Department of State of New York. We will not file the certificate of merger until the satisfaction of all of the requirements of law and the conditions specified in the Agreement and Plan of Merger. We intend to consummate the business separation shortly after the effectiveness of the merger and share exchange. We currently anticipate that the merger and share exchange will occur on or about February 28, 2003.


 INTERESTS OF CERTAIN PERSONS IN THE MERGER AND SHARE EXCHANGE AND BUSINESS SEPARATION

     The Agreement and Plan of Merger provides that the directors of HMS immediately prior to the effective time of the merger and share exchange will be directors of Holdings immediately after the share exchange. Additionally, the executive officers of HMS immediately prior to the effective time of the merger and share exchange will all be employed in substantially the same capacities by Holdings immediately after the merger and share exchange. As of the record date, directors and executive officers of HMS and their affiliates were the beneficial owners of [INSERT] shares ([INSERT]% of the issued and outstanding shares) of HMS common stock. We do not believe that the merger and share exchange and business separation will provide any special benefits to the directors or executive officers of HMS.

 EMPLOYEE BENEFITS

     Upon consummation of the merger and share exchange, our three equity purchase plans will be assumed by Holdings. All options issued under these plans will be converted into options to acquire an identical number of shares of Holdings common stock on identical terms and conditions, and for an identical exercise price. Holdings will assume all of HMS' obligations with respect to the outstanding options.

     All other employee benefits and benefit plans of HMS in effect immediately prior to the effective time of the merger and share exchange and business separation will be unchanged by the merger and share exchange and business separation, except that they will become the employee benefits and benefit plans solely of Holdings and will be administered by HMS Business Services.

     Any references in these plans to HMS or HMS securities will be deemed instead to refer to Holdings or Holdings securities.

  CONDITIONS TO THE MERGER AND SHARE EXCHANGE

     The obligations of each of the parties to the Agreement and Plan of Merger to consummate the merger and share exchange are subject to the satisfaction on or before the effective time of the merger and share exchange, of the following conditions:

     - Approval of the Agreement and Plan of Merger by the affirmative vote of the holders of two-thirds of the outstanding shares of HMS common stock;

     - Approval of the Agreement and Plan of Merger by the affirmative vote of the sole shareholder of each of Holdings and HMS Acquisition;

     - Approval of the Agreement and Plan of Merger by the respective boards of directors of each of HMS, Holdings and HMS Acquisition;

     - Effectiveness of the registration statement covering the transactions described in this proxy statement and prospectus;

     - Approval of the shares of Holdings for inclusion on the Nasdaq National Market; and

     - Receipt of a tax opinion regarding the material federal income tax consequences of the merger and share exchange.

     The boards of directors of HMS, Holdings and HMS Acquisition have approved the Agreement and Plan of Merger. HMS, as the sole shareholder of Holdings, and Holdings, as the sole shareholder of HMS Acquisition, have approved the Agreement and Plan of Merger.


 TERMINATION OF THE AGREEMENT AND PLAN OF MERGER AND/OR THE BUSINESS SEPARATION



     After shareholder approval of the merger, either HMS or Holdings may decide not to complete the merger and share exchange and may terminate the Agreement and Plan of Merger or, either before or after the effective date of the merger and share exchange, not to proceed with the business separation if their respective Boards of Directors determine that consummation of the merger and share exchange or the business separation would be inadvisable.


REGULATORY APPROVALS

     We are not aware of any license or regulatory permit which is material to our business and which is likely to be adversely affected by the consummation of the merger and share exchange and business separation or any approval of any state, federal or foreign government or governmental agency that would be required prior to the consummation of these transactions.

EXCHANGE OF SHARE CERTIFICATES

     The shares of Holdings common stock will continue to be represented by the same stock certificates which previously represented shares of HMS common stock.

     Please do not send your stock certificates to our transfer agent or us. No exchange of certificates is required.

COSTS OF THE MERGER AND SHARE EXCHANGE AND BUSINESS SEPARATION

     We estimate that the costs of the merger and share exchange and business separation to us will be approximately as follows:


Legal Fees and Expenses.....................................  $225,000
Accounting Fees and Expenses................................  $ 40,000
SEC Filing Fees.............................................  $  6,821
Printing and Mailing Expense................................  $ 50,000
Fees of Solicitation Agent..................................  $ 25,000
Miscellaneous...............................................  $ 10,000
     Total..................................................  $356,821


     We will pay these costs from our internal resources.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the New York Business Corporation Law, holders of HMS common stock are not entitled to dissenters' rights in connection with the merger and share exchange. Although holders of HMS common stock are entitled to vote on the Agreement and Plan of Merger, dissenters' rights are not provided by the New York Business Corporation Law for shares which on the record date for voting on a plan of merger or consolidation such as the Agreement and Plan of Merger were quoted on the Nasdaq National Market. On the record date for the special meeting, HMS common stock was quoted on the Nasdaq National Market.

ACCOUNTING TREATMENT

     Because the merger and share exchange and business separation collectively constitute a reorganization with no change in ownership interests, the consolidated financial statements of Holdings will retain the former bases of accounting of HMS and will be identical to HMS' consolidated financial statements prior to those transactions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The federal income tax discussion below represents the opinion of Brown Rudnick Berlack Israels LLP, counsel to HMS, regarding the material federal income tax consequences relating to the merger and share exchange as contemplated by the Agreement and Plan of Merger. This summary is not a complete discussion of all of the potential federal income tax consequences relating to the merger and share exchange and may not address all aspects of income taxation that may be relevant to every shareholder, including shareholders subject to special treatment under the income tax laws (for example, financial institutions, tax-exempt organizations, insurance companies, dealers or brokers in securities, shareholders of HMS who are not United States persons, or shareholders of HMS who hold their shares of HMS common stock as part of a hedge, straddle, or conversion transaction). This discussion assumes that shareholders of HMS hold their shares of HMS common stock as a capital asset on the date of consummation of the merger and share exchange.



     No rulings have been or will be requested from the Internal Revenue Service regarding the merger and share exchange, and there can be no assurance that the Internal Revenue Service will not assert a position contrary to the discussion herein or that any such contrary position, if asserted, will not be sustained. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR ABOUT THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND SHARE EXCHANGE, INCLUDING THE APPLICATION AND EFFECT OF STATE OR LOCAL INCOME AND OTHER TAX LAWS.



     The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement and prospectus as the Code, currently applicable and proposed Treasury regulations and existing judicial and administrative interpretations and decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change these legal conclusions either prospectively or retroactively.



     It is the opinion of Brown Rudnick Berlack Israels LLP, counsel to HMS, that the merger and share exchange will have the following material federal income tax consequences, provided that the merger and share exchange is consummated as described in this proxy statement and prospectus:



     - No gain or loss will be recognized by Holdings as a result of the merger and share exchange;



     - No gain or loss will be recognized by HMS as a result of the merger and share exchange;



     - No gain or loss will be recognized by the current holders of HMS common stock as a result of the exchange of shares of Holdings common stock for HMS common stock pursuant to the merger and share exchange;



     - The aggregate tax basis of the Holdings common stock received by the current holders of HMS common stock as a result of the merger and share exchange will be the same as such holders' present aggregate tax basis in the HMS common stock that they surrender pursuant to the merger and share exchange; and



     - The holding period of the Holdings common stock received by the current holders of HMS common stock as a result of the merger and share exchange will include the period during which such holders held the HMS common stock that they will surrender pursuant to the merger and share exchange, provided that the shares of HMS stock that they will surrender were held as a capital asset on the date of the merger and share exchange.


     Each holder of HMS common stock will be required to retain certain records and file with such holder's federal income tax return a statement setting forth certain facts relating to the merger and share exchange.

                     DESCRIPTION OF HOLDINGS CAPITAL STOCK

GENERAL

     The authorized capital stock of Holdings is 50,000,000 shares, of which 45,000,000 shares are designated as common stock, par value $.01 per share, and of which 5,000,000 shares are designated as preferred stock, par value $.01 per share. The terms of Holdings' authorized capital stock are identical in all material respects to the terms of HMS' authorized capital stock.

COMMON STOCK

     Holdings shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of Holdings shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends as may be declared by Holdings' Board of Directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of Holdings, Holdings shareholders are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights. As of the date of this proxy statement and prospectus, 200 shares of Holdings common stock are outstanding, all of which are owned by HMS.

PREFERRED STOCK

     Holdings' preferred stock is issuable in series upon resolution of its Board of Directors. The Board of Directors is authorized to establish the relative terms, rights and other provisions of any series of preferred stock. No preferred stock is outstanding, and Holdings' Board of Directors has no current intention of issuing any preferred stock. However, unless otherwise required by law in a particular circumstance, the Board of Directors can, without shareholder approval, issue preferred stock in the future with voting and conversion rights which could adversely affect the voting power of the common stock. The issuance of preferred stock could be expected to, and may have the effect of, delaying, averting or preventing a change in control of Holdings.

TRANSFER AGENT

     Mellon Investor Services L.L.C., 85 Challenger Road, Ridgefield Park, New Jersey 07660 is the transfer agent for Holdings' common stock. Mellon is also the transfer agent for HMS' common stock.

INDEMNIFICATION

     Under the New York Business Corporation Law, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him or her in connection with the defense of a civil or criminal proceeding to which he or she has been made, or threatened to be made, a party by reason of the fact that he or she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he or she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases.

     Holdings' by-laws currently provide for indemnification of directors and officers and advancement of indemnified expenses to the full extent now or hereafter permitted by the New York Business Corporation Law. HMS' by-laws provide identical rights for indemnification.

               COMPARISON OF CAPITAL STOCK AND CHARTER DOCUMENTS


     The certificate of incorporation and by-laws of Holdings are the substantially same in all material respects as the Certificate of Incorporation and by-laws of HMS. The terms and number of authorized shares of capital stock of both companies are identical. The certificates of incorporation and by-laws of both companies contain certain provisions relating to the board of directors and certain business combinations, all of which may be deemed to have "anti-takeover" effects, including undesignated preferred stock and a classified board of directors. As a result of a change in the New York BCL, Holdings' by-laws provide that any person may hold two or more offices, while HMS' by-laws prohibit the same person from holding the offices of both president and secretary.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 2001 and 2000 and October 31, 2000, 1999, 1998 and 1997 and for the year ended December 31, 2001, each of the years in the four-year period ended October 31, 2000 and the two months ended December 31, 2000, are derived from the consolidated financial statements of Health Management Systems, Inc. and subsidiaries, which financial statements have been audited by KPMG LLP, independent auditors. The consolidated financial statements as of December 31, 2001 and 2000 and October 31, 1999, and for the year ended December 31, 2001, each of the years in the two-year period ended October 31, 2000 and the two months ended December 31, 2000, and the report thereon, refers to our adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000, are included elsewhere in this prospectus. The selected statement of operations data and balance sheet data as of September 30, 2002 and for the nine months ended September 30, 2002 have been derived from our unaudited financial statements, which we believe include all adjustments necessary for a fair presentation of the financial condition and results of operations for such periods. When you read the information below, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this proxy statement and prospectus.



                                NINE MONTHS                                                             TWO MONTHS
                                   ENDED        YEAR ENDED           YEARS ENDED OCTOBER 31,              ENDED
                               SEPTEMBER 30,   DECEMBER 31,   --------------------------------------   DECEMBER 31,
                                   2002            2001         2000      1999      1998      1997         2000
                               -------------   ------------   --------   -------   -------   -------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue......................     $50,638        $ 58,748     $ 64,849   $67,950   $57,237   $55,852     $ 9,207
Cost of services.............      53,201          76,818       76,520    65,905    56,280    60,074      10,895
                                  -------        --------     --------   -------   -------   -------     -------
  Operating income (loss)....      (2,563)        (18,070)     (11,671)    2,045       957    (4,222)     (1,688)
Gain on sale of assets.......          --           1,605           --        --        --        --          --
Net interest income..........         413             667        1,024     1,206     1,675     2,146         138
                                  -------        --------     --------   -------   -------   -------     -------
  Income (loss) from
    continuing operations
    before income taxes and
    cumulative effect of
    change in accounting
    principle................      (2,150)        (15,798)     (10,647)    3,251     2,632    (2,076)     (1,550)
Income tax expense
  (benefit)..................          --              --       (4,530)    1,149     1,023       421        (642)
                                  -------        --------     --------   -------   -------   -------     -------
  Income (loss) from
    continuing operations
    before cumulative effect
    of change in accounting
    principle................      (2,150)        (15,798)      (6,117)    2,102     1,609    (2,497)       (908)
Discontinued operations:
  Income (loss) from
    discontinued operations,
    net......................       2,900          (5,053)       2,656     5,381     4,479     4,578         (35)
  Estimated loss on disposal
    of discontinued
    operations, net..........          --            (200)          --        --        --        --          --
  Gain on sale of
    discontinued operations,
    net......................          --           1,587           --        --        --        --          --
                                  -------        --------     --------   -------   -------   -------     -------
      Discontinued
         operations..........       2,900          (3,666)       2,656     5,381     4,479     4,578         (35)
         Income (loss) before
           cumulative effect
           of change in
           accounting
           principle.........         750         (19,464)      (3,461)    7,483     6,088     2,081        (943)

                                NINE MONTHS                                                             TWO MONTHS
                                   ENDED        YEAR ENDED           YEARS ENDED OCTOBER 31,              ENDED
                               SEPTEMBER 30,   DECEMBER 31,   --------------------------------------   DECEMBER 31,
                                   2002            2001         2000      1999      1998      1997         2000
                               -------------   ------------   --------   -------   -------   -------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                (UNAUDITED)
Cumulative effect of change
  in accounting principle,
  net of tax benefit.........          --              --      (21,965)       --        --        --          --
                                  -------        --------     --------   -------   -------   -------     -------
      Net income (loss)......     $   750        $(19,464)    $(25,426)  $ 7,483   $ 6,088   $ 2,081     $  (943)
                                  =======        ========     ========   =======   =======   =======     =======
PER COMMON SHARE DATA:
Basic and Diluted income
  (loss) per share:
  From continuing
    operations...............     $ (0.12)       $  (0.88)    $  (0.35)  $  0.12   $  0.09   $ (0.13)    $ (0.05)
  From discontinued
    operations...............        0.16           (0.21)        0.15      0.31      0.25      0.25       (0.00)
  From change in accounting
    principle................          --              --        (1.26)       --        --        --          --
                                  -------        --------     --------   -------   -------   -------     -------
    Total....................     $  0.04        $  (1.09)    $  (1.46)  $  0.43   $  0.34   $  0.12     $ (0.05)
                                  =======        ========     ========   =======   =======   =======     =======
Weighted average common
  shares.....................      18,188          17,857       17,467    17,357    17,833    17,979      17,252
                                  -------        --------     --------   -------   -------   -------     -------
Dividends....................        None            None         None      None      None      None        None
Book Value per Share.........     $  2.61        $   2.54     $   3.80   $  5.24   $  4.82   $  4.57     $  3.75



                                                                     OCTOBER 31,
                        SEPTEMBER 30,   DECEMBER 31,   ---------------------------------------   DECEMBER 31,
                            2002            2001        2000       1999       1998      1997         2000
                        -------------   ------------   -------   --------   --------   -------   ------------
                          UNAUDITED
BALANCE SHEET DATA:
Cash and short-term
  investments.........     $22,595        $25,042      $16,740   $ 33,817   $ 28,402   $39,080     $13,574
Working Capital.......      28,272         26,238       30,562     58,437     56,703    53,800      29,055
Total Assets..........      60,621         60,394       79,563    123,367    102,936    98,964      75,637
Shareholders'
  equity..............      47,411         45,781       65,598     91,232     83,269    79,807      64,673



     The consolidated assets and liabilities of Holdings and its subsidiaries immediately after the merger and share exchange and business separation will be the same as the consolidated assets and liabilities of HMS and its subsidiaries immediately before these transactions. Please refer to "Proposal to Approve the Agreement and Plan of Merger -- Accounting Treatment" on page 13.


NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA


     - Included in each respective year's amounts are the revenue and costs associated with the following acquisitions, accounted for using the purchase method of accounting: business of Health Receivables Management, Inc. acquired June 1999; assets of Global Health Systems, Inc. and Global Management Services, Inc. acquired July 1997.


     - Regarding Restructuring Costs and Other Charges, see Notes 14 and 16 of the Notes to Consolidated Financial Statements.

     - After analyzing the SEC's "Frequently Asked Questions and Answers" bulletin released on October 12, 2000 pertaining to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), we elected early adoption for our fiscal year ended October 31, 2000, implementing a change in accounting in regard to revenue generated from clients seeking reimbursement from third-party payors where our fees are contingent upon the client's collections from third parties. As of November 1, 1999, we recognized revenue pertaining to such clients once the third-party payor remitted payment to its client. The change reduced revenue by $3.0 million and increased net loss by $503,000 for fiscal year 2000, excluding the cumulative effect of the change. The cumulative effect pertaining to this change as of the beginning of our fiscal year 2000 was $22.0 million, net of tax benefit. See Note 13 of the Notes to Consolidated Financial Statements.

     - Discontinued Operations. In fiscal year 2001 we sold Health Care microsystems, Inc. which operated as our Decision Support Group, and implemented a formal plan to close the Payor Systems Group through an orderly wind-down of its operations. As these two businesses were previously presented as separate reportable segments and represented separate classes of customers and major businesses, the operating results are presented as discontinued operations for all periods presented. See
       Note 16 of the Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with our consolidated financial statements and the notes to our consolidated financial statements included elsewhere in this proxy statement and prospectus. This proxy statement and prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

OVERVIEW

 CRITICAL ACCOUNTING POLICIES

     A "critical accounting policy" is defined as an accounting policy that is important to the portrayal of a company's financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition:


     Discontinued Operations. The accompanying financial statements are prepared using discontinued operations accounting for our discontinued Decision Support Group and Payor Systems Group businesses. Under discontinued operations accounting, amounts are accrued for estimates of our expected liabilities related to discontinued operations through their eventual discharge. We sold the DSG business in December 2001. At September 30, 2002, the PSG business remaining liabilities principally consisted of employee severance expenses. We believe that these liabilities will be discharged by December 31, 2002. Accordingly, we believe that our accrual for discontinued operations liabilities is adequate. However, these amounts include certain estimates which could vary from actual results.


     Revenue Recognition. We principally recognize revenue for our service offerings when third-party payors remit payment to our customers. This policy is in effect because our fees are principally contingent upon our customers' collections from third-parties. Under this revenue recognition policy, our operating results may vary significantly from quarter to quarter due to the timing of such collections by our customers and the fact that a significant portion of our operating expenses are fixed.


     Accounting for Income Taxes. We have generated net operating losses for tax purposes each of the last three years. These losses generated federal net operating loss carryforwards of $21 million as of September 30, 2002. In addition, due to our restructuring efforts certain charges written off in the current year are not currently deductible for income tax purposes. These differences result in gross deferred tax assets. We must assess the likelihood that the gross deferred tax assets, net of any deferred tax liabilities will be recovered from future taxable income and to the extent we believe the recovery is not likely, we have established a valuation allowance.



     Significant management judgment is required in determining this valuation allowance. We have recorded a valuation allowance of $8.2 million as of September 30, 2002, due to uncertainties related to our ability to utilize some of our net deferred tax assets, primarily consisting of certain net operating loss carryforwards before they expire. The valuation allowance is based on our estimates of taxable income and the period over which the net deferred tax assets will be recoverable. In the event that these estimates differ or we adjust these estimates in future periods we may need to establish an additional valuation allowance which could materially impact our financial position and results of operations.


     Conversely, if we are profitable in the future at levels which cause us to conclude that it is more likely than not that we will realize all or a portion of the net deferred tax assets, for which a valuation is currently provided, we would record the estimated net realizable value of the net deferred tax asset at that time and would then provide income taxes at a rate equal to our combined federal and state effective rate of approximately 40%.


     The net deferred tax asset as of September 30, 2002 was $8.9 million, net of a valuation allowance of $8.2 million.

     Valuation of long-lived and intangible assets and goodwill. We assess the impairment of identifiable intangibles, enterprise level goodwill and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include the following:

     - Significant underperformance relative to expected historical or projected future operating results;

     - Significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

     - Significant negative industry or economic trends;

     - Significant decline in our stock price for a sustained period; and

     - Our market capitalization relative to net book value.

     We determine the recoverability of the carrying value of our long-lived assets based on a projection of the estimated undiscounted future net cash flows expected to result from the use of the asset. When we determine that the carrying value of long-lived assets may not be recoverable, we measure any impairment by comparing the carrying amount of the asset with the fair value of the asset. For goodwill we determine fair value based on a projected discounted cash flow method using a discount rate reflective of our cost of funds.


     In 2002, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" became effective and as a result, we ceased to amortize approximately $5.7 million of goodwill (net of accumulated amortization of $2.7 million) which would have resulted in approximately $264,000 of amortization in the first nine months of 2002. No impairment charges resulted from the required impairment evaluations.



     Estimating valuation allowances and accrued liabilities, such as bad debts and restructuring charges. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Specifically, we must make estimates of the uncollectability of our accounts receivables. We specifically analyze accounts receivable and analyze historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance was $16.8 million, net of allowance for doubtful accounts of $3.3 million, as of September 30, 2002.



     We have estimated a certain amount of charges as of September 30, 2002 related to restructuring activities. We have recorded an estimated liability based on a reasonable assessment of the probable costs to be incurred during 2002. As additional information becomes available in 2002, we may revise the estimates. Such revisions in estimates of potential restructuring liabilities could materially impact the results of our operations and financial position.


     The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. Please see the audited consolidated financial statements and notes to the consolidated financial statements included in this proxy statement and prospectus which contain accounting policies and other disclosures required by accounting principles generally accepted in the United States of America.

 STRATEGIC REVIEW

     In late fiscal year 2000, we began a strategic examination of our operating businesses and general infrastructure. During the 1990's, our business plan focused on growth through mergers with and purchases of several businesses. As a result, at the beginning of 2001, we were operating two divisions, each containing two business units (or groups). The Revenue Services Division included the Provider Revenue Services Group and the Payor Revenue Services Group. The Software Division included the Decision Support Group and the Payor Systems Group. We were incurring operating losses and had not achieved operational synergies or effective marketing and selling opportunities across our operating units. We undertook a strategic review to implement a focused business plan, divest non-strategic assets and reduce infrastructure and overhead costs.

 Divestitures and monetization of non-strategic assets

     As a fundamental element of the strategic review, we completed the following divestitures:

          Sale of EDI business. In January 2001, we sold our electronic transaction processing business, consisting of substantially all the assets of our wholly-owned subsidiary, Quality Medi-Cal Adjudication, Incorporated, and certain assets of our wholly-owned subsidiary, Health Receivables Management, Inc. The sale price of $3.0 million resulted in a pre-tax loss of $0.1 million. This business, which operated in the Provider Revenue Services Group, was a commodity billing service, and we determined the service was more appropriately purchased from specialized external vendors.

          Sale of CDR business. In July 2001, we sold our credit balance audit business through the sale of substantially all the assets of our wholly-owned subsidiary, CDR Associates, Inc. The sale price of $3.2 million resulted in pre-tax gain of $1.7 million. The business was not core to the technology-based third-party liability processing business of the Payor Revenue Services Group, and consequently we sought to monetize this non-strategic asset through its sale.

          Sale of Health Care microsystems, Inc. In December 2001, we sold our wholly-owned subsidiary, Health Care microsystems, Inc. which operated as our Decision Support group ("DSG"). The sale price of $9.8 million resulted in a pre-tax gain of $1.9 million. We had originally entered the software business in 1995 through our merger with HCM, a company that furnished microcomputer-based distributed decision support software systems and consulting services, to healthcare providers and payors. We determined this business was not critical to our strategy of outsourcing provider business offices. As this business was a separate reportable segment, representing a separate class of customer and major business, its operating results are presented as discontinued operations for all periods presented.

 Closure of Payor Systems Group ("PSG")

     In 1995, we purchased a 43% equity interest in Health Information Systems Corporation. Then, in 1997, we purchased the remaining 57% ownership stake, at which time HISCo merged with its sole operating subsidiary, Health Systems Architects, Inc., and was renamed HSA Managed Care Systems, Inc. This entity constituted our Payor Systems Group and furnished various information technology-based consulting and other services, and software products to managed care organizations. In March 2001, the PSG business received notification from its development partner, canceling their participation in our managed care system development initiative. As a consequence, we recognized a restructuring charge of $5.1 million and an asset impairment charge of $3.5 million associated with the PSG business. Later, in June 2001, the PSG business received a cancellation notice from its largest customer. In light of these events, we determined to proceed with an orderly closure of the PSG by accelerating a wind-down of its remaining operations. As this business was a separate reportable segment, representing a separate class of customer and major business, its operating results are presented as discontinued operations for all periods presented.

 Restructuring Charges, Asset Impairments, and Other items

     In addition to the business divestitures and closure discussed above, we incurred several other charges in fiscal year 2001 resulting from the strategic review of our business operations, infrastructure and staffing requirements. In particular:

     - In April 2001, we incurred a restructuring charge of $0.8 million for facility exit costs and employee severance costs associated with the closure of our Washington, D.C. office;

     - Throughout fiscal year 2001, we incurred $1.4 million in compensation costs for severance and retention bonuses that were paid during the year, resulting from our divestiture efforts and headcount reduction efforts;

     - In December 2001, we incurred a restructuring charge of $1.8 million consisting of $1.3 million for facility exit costs associated with a plan to reduce the amount of office space we occupy at our headquarters in New York City, and $0.5 million for severance costs associated with reductions in the information technology and facilities maintenance departments; and

     - In December 2001, we recognized a charge of $1.3 million for the impairment of our goodwill resulting from the 1997 acquisition of the business operations of Global Health Systems, Inc. and Global Management Services, Inc. We sometimes refer to these business operations collectively as Global. This impairment charge was based on a recoverability analysis which had been triggered by the significant underperformance of the unit relative to the expected historical results and the current projections of future operating results. The impairment charge was measured based on the projected discounted future cash flows from the business unit over the remaining fifteen year amortization period of the goodwill using a discount rate reflective of our cost of funds.

     At the end of calendar year 2001, we completed our strategic review and are now organized around our two core businesses, the Payor and Provider Services Divisions, with a business plan focused on growing revenues and reaching profitability.

 CHANGE IN FISCAL YEAR END


     In October 2001, our Board of Directors approved a change in our fiscal year to December 31 from October 31. The change was made retroactive to January 1, 2001. As a result of this change, we have presented the transition period of November 1, 2000 to December 31, 2000. All prior fiscal years are presented with an October 31st year-end date. Consequently, in the following discussions of results of operations, we compare the current year December 31, 2001 results with the prior year October 31, 2000 results.



NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001



 CONTINUING OPERATIONS:



     The following table sets forth, for the periods indicated, certain items in our Consolidated Statements of Operations expressed as a percentage of revenue:



                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               2002        2001
                                                              ------      ------
Revenue.....................................................  100.0%      100.0%
Cost of services:
  Compensation..............................................   55.7%       57.0%
  Data processing...........................................    9.6%       17.4%
  Occupancy.................................................    9.1%       10.3%
  Direct project costs......................................   14.5%       14.5%
  Other operating costs.....................................   16.1%       22.0%
  Restructuring costs.......................................     --         1.8%
  Amortization of intangibles...............................     --         0.6%
                                                              -----       -----
Total cost of services......................................  105.1%      123.5%
                                                              -----       -----
Operating income (loss).....................................   (5.1)%     (23.5)%
Gain on sale of assets......................................     --         3.5%
Net interest income.........................................    0.8%        1.2%
                                                              -----       -----

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               2002        2001
                                                              ------      ------
(Loss) from continuing operations before income taxes.......   (4.2)%     (18.8)%
Income tax benefit..........................................     --        (6.7)%
                                                              -----       -----
(Loss) from continuing operations...........................   (4.2)%     (12.0)%
Net income (loss) from discontinued operations..............    5.7%      (10.8)%
                                                              -----       -----
Net income (loss)...........................................    1.5%      (22.9)%
                                                              =====       =====



     Revenue for the nine months ended September 30, 2002 was $50.6 million, an increase of $6.2 million or 14% compared to revenue of $44.4 million for the prior year nine-month period.



     The Payor Services Division, which provides third party liability identification and recovery services to state Medicaid agencies, generated revenue of $23.9 million in the current year nine-month period, a $3.0 million or 14% increase over the prior year nine-month period revenue of $20.9 million. This increase primarily reflected $2.9 million of revenue during the current year from five new state clients, including a contract re-award with an expanded scope of services. In addition, revenue increased by $1.7 million across the comparable client base reflecting specific non-recurring revenue opportunities with certain clients based on their particular needs, differences in the timing of when client projects were completed in the current year compared with the prior year, and changes in the volume, yields and scope of client projects. These increases were partially offset by (a) a $1.4 million decrease resulting from the sale of the CDR business in July 2001 and (b) a $0.2 million decrease resulting from the expiration of one client relationship since the prior year period.



     The Provider Services Division, which provides outsourced business office services for hospitals, generated revenue of $26.7 million in the current year nine-month period, a $3.2 million or 14% increase from the prior year period of $23.5 million. This increase primarily consisted of $1.8 million of revenue from twelve new customers since the prior year period, and a $1.9 million increase with two customers resulting from an expansion in the scope of services provided. In addition, revenue increased by $1.9 million across the comparable client base reflecting specific non-recurring revenue opportunities with certain clients based on their particular needs, differences in the timing of when client projects were completed in the current year compared with the prior year, and changes in the volume and yields of client projects. These increases were partially offset by a decrease of $2.4 million associated with nine terminated or inactive customer relationships.



     Total operating expenses as a percentage of revenue was 105.1% in the current year nine-month period compared to 123.5% in the prior year nine-month period and for the current year nine-month period were $53.2 million, a decrease of $1.7 million or 3% compared to the prior year nine-month period. We experienced cost of service fluctuations as follows. Compensation expense as a percentage of revenue was 55.7% in the current year nine-month period compared to 57.0% in the prior year nine-month period and for the current year nine-month period was $28.2 million, an increase of $2.9 million or 11% from the prior year nine-month period of $25.3 million. This increase reflected an increase in staff reflective of the growth in revenues, and general increases in compensation rates, partially offset by a decrease of $1.2 million from the sale of the CDR business in July 2001. Data processing costs as a percentage of revenue were 9.6% in the current year nine-month period compared to 17.4% in the prior year nine-month period and for the current year nine-month period were $4.9 million, a decrease of $2.8 million from the prior year nine-month period of $7.7 million. The prior year costs included: (a) a charge of $1.4 million associated with the write-off of an internally developed software initiative based on our assessment of the project's future prospects, (b) a related charge of $1.5 million for external software commitments which had been integral to the project but were no longer of value to us, and (c) a charge of $0.3 million for two other software assets that were no longer in use. Partially offsetting these decreases was a current year charge of $0.6 million for the disposal and impairment of hardware and software items resulting from the termination of a new service initiative. Direct project costs as a percentage of revenue were 14.5% for both the current year nine-month period and the prior year nine-month period and for the current year nine-month period were $7.4 million, an increase of $0.9 million or 14% from the prior year nine-month period. This increase generally resulted from the increase in revenue and reflected fluctuations in the mix of business for the period based on the specific requirements of client projects. Other operating costs as a percentage of revenue were 16.1% in the current year nine-month period compared to 22.0% in the prior year nine-month period and for the current year nine-month period were $8.2 million, a decrease of $1.6 million or 16% from the prior year period. This decrease reflects $2.7 million of bad debt expense incurred during the prior year period related to a receivable from the District of Columbia, partially offset by current year expense of $0.6 million related to stock option grants to three members of the Board of Directors.



     Operating loss for the current year nine month period was $2.6 million compared to $10.4 million in the prior year period. The Provider Services Division operating loss was $6.4 million for the current nine month period compared to $10.0 million in the prior year period. The Payor Services Division had operating income of $3.8 million in the current year nine month period compared to an operating loss of $0.5 million in the prior year period. The decrease in the Provider Services Division operating loss reflects: (1) the increase in revenues, (2) the non-recurrence of a total of $3.2 million in data processing charges associated with a specific internal development initiative incurred in the prior year period, partially offset by (3) a current year charge of $0.6 million for the impairment of certain hardware and software technology, and (4) increased costs for additional staffing in the information technology support group. The Payor Services Division had operating income in the current year period compared to an operating loss in the prior year period due to the increase in revenues discussed above and the absence of the $0.8 million restructuring charge incurred in the prior year to close the Washington D.C. office.



     Net interest income of $413,000 for the current year nine month period, compared to $548,000 in the prior year nine month period, reflected a significant decrease in the prevailing market interest rates which more than offset an increase resulting from the generally greater average balances in cash and short term investments available during the current period.



     In the current year, we did not recognize any income tax benefit against our loss from continuing operations. This absence of an income tax benefit reflects an increase in our valuation allowance for the recovery of our net deferred income tax assets. We have incurred significant taxable losses the last few years and expect to incur a tax loss during fiscal year 2002. Consequently, most of our deferred income tax assets are in the form of net operating loss carryforwards. We have a current deferred income tax asset valuation allowance of $8.2 million based on our assessment of the recoverability of the deferred tax assets by projecting future taxable income. The realizability of our deferred tax assets and the corresponding valuation allowance will be adjusted in the future based on our actual taxable income results and updated estimates of future taxable income.



     Loss from continuing operations was $2.2 million in the current year nine-month period compared to a loss of $8.3 million during the prior year period. This reduction in operating loss results from the increase in revenue and the decreases in costs in the current nine-month period compared to the prior year period.



 DISCONTINUED OPERATIONS:



     As more fully discussed in Note 2(b) of the Notes to the Condensed Consolidated Financial Statements, we reported the results of the PSG and DSG as discontinued operations for all periods presented. During the current year nine-month period income from discontinued operations of $2.9 million principally resulted from a termination fee received from a former customer of the PSG, which was not included in the prior disposal estimate. Loss from discontinued operations in the prior year nine month period of $4.8 million reflected the then on-going activities of the PSG and DSG and the estimated loss on disposal of PSG.



     Net income was $750,000 for the first nine months of fiscal year 2002 or $0.04 per common share compared to a net loss of $10.2 million or $0.57 per common share in the prior year nine month period. The current year results include a loss from continuing operations of $0.12 per common share and income from discontinued operations of $0.16 per common share compared to a loss from continuing operations of $0.30 per common share and loss from discontinued operations of $0.27 per common share in the prior year nine-month period.



YEAR ENDED DECEMBER 31, 2001 AND FISCAL YEAR ENDED OCTOBER 31, 2000


 CONTINUING OPERATIONS:


     The following table sets forth, for the periods indicated, certain items in our Consolidated Statements of Operations expressed as a percentage of revenue:



                                                               YEAR ENDED    YEAR ENDED
                                                              DECEMBER 31,   OCTOBER 31,
                                                                  2001          2000
                                                              ------------   -----------
Revenue.....................................................     100.0%         100.0%
Cost of services:
  Compensation..............................................      57.5%          58.1%
  Data processing...........................................      15.8%          11.1%
  Occupancy.................................................      11.1%          12.0%
  Direct project costs......................................      16.3%          15.3%
  Other operating costs.....................................      23.3%          15.5%
  Restructuring costs.......................................       3.9%           1.3%
  Impairment of assets......................................       2.3%            --
  Other charges.............................................        --            4.1%
  Amortization of intangibles...............................       0.6%           0.6%
                                                                 -----          -----
Total cost of services......................................     130.8%         117.6%
                                                                 -----          -----
Operating income (loss).....................................     (30.8)%        (18.0)%
Gain on sale of assets......................................       2.7%            --
Net interest income.........................................       1.1%           1.6%
                                                                 -----          -----
(Loss) from continuing operations before income taxes and
  cumulative effect of change in accounting principle.......     (26.9)%        (16.4)%
Income tax (benefit)........................................        --           (7.0)%
                                                                 -----          -----
(Loss) from continuing operations before cumulative effect
  of change in accounting principle.........................     (26.9)%         (9.4)%
Net income (loss) from discontinued operations..............      (6.2)%          4.1%
                                                                 -----          -----
(Loss) before cumulative effect of change in accounting
  principle.................................................     (33.1)%         (5.3)%
Cumulative effect of change in accounting principle, net of
  tax benefit...............................................        --          (33.9)%
                                                                 -----          -----
Net (loss)..................................................     (33.1)%        (39.2)%
                                                                 =====          =====


     Revenue for the fiscal year ended December 31, 2001 was $58.7 million, a decrease of $6.1 million or 9% compared to revenue of $64.8 million in the prior fiscal year ended October 31, 2000.

     The Payor Services Division, which provides third-party liability identification and recovery services to state Medicaid agencies, generated revenue of $27.4 million in the current year, a $5.1 million or 23% increase over the prior year revenue of $22.3 million. This increase reflected: (1) $5.3 million in additional revenue from expanded services for four existing clients,
(2) $1.8 million in new revenue from initiation of services for one new client, and (3) other revenue from expansion of services with several other clients. These increases were partly offset by a decrease of $1.4 million resulting from the termination of one client relationship and another $1.4 million decrease reflecting a reduction in service revenues with another existing client. The sale of the CDR business had a negligible impact on revenues, as the sold business still functions as a subcontractor to us.

     The Provider Services Division, which outsources accounts receivable management services for hospitals, generated revenue of $31.3 million in the current year, an $11.2 million or 26% decrease from the prior year revenue of $42.5 million. This decrease consisted of: (1) a $4.6 million reduction resulting from the sale of the EDI business at the start of the fiscal year, (2) a $4.0 million decrease related to the termination of one client relationship, and (3) a $2.0 million reduction resulting from a specific non-recurring one-time revenue opportunity based on a particular client need in the prior fiscal year.



     Operating expenses as a percentage of revenue were 130.8% in the current fiscal year compared to 117.6% in the prior fiscal year and for fiscal year 2001 were $76.8 million, an increase of $0.3 million, or less than 1%, compared to prior year operating expenses of $76.5 million. On a comparative basis, the current year included a half year of operating expenses for the CDR business that was sold in July 2001, while the prior year included a full year of operating expenses for the EDI business that was sold at the beginning of the current year. The impact on operating expenses from the sale of the CDR business was substantially offset by increased subcontractor fees, as the sold business still functions as a subcontractor in support of our Payor business. The sale of the EDI business did result in a reduction of operating expenses, although we incurred an increase in subcontractor fees for services provided by the acquiror of this business, in support of several projects in our Provider business. As discussed in more detail below, the current year operating expenses were adversely impacted by several non-recurring charges, restructuring costs, asset impairments, write-offs and increased product development initiatives.



     Compensation expense as a percentage of revenue was 57.5% in the current fiscal year compared to 58.1% in the prior fiscal year and for fiscal year 2001 was $33.8 million, a decrease of $3.9 million, or 10% from the prior year period expense of $37.7 million. Of this total decrease, $3.6 million was occasioned by the sale of the EDI and CDR businesses. We experienced additional compensation expense decreases from our headcount reduction efforts and in our employee benefit plans. These decreases were mitigated by compensation increases of $1.4 million in non-recurring severance and retention bonuses associated with our headcount reduction efforts and an increase in performance bonus grants. At December 31, 2001, we had 433 employees, compared to 535 employees at October 31, 2000.



     Data processing expense as a percentage of revenue was 15.8% in the current fiscal year compared to 11.1% in the prior fiscal year and for fiscal year 2001 was $9.3 million, an increase of $2.1 million or 29% compared to the prior fiscal year expense of $7.2 million. Data processing expense in the current year included three non-recurring charges. We incurred a charge of $1.5 million associated with the write-off of internally developed software initiatives, of which $1.1 million had been current year additions. These internal software initiatives were abandoned based on our assessment of the projects' future prospects. Related to a particular internal development initiative, we also incurred a charge of $1.6 million for external software commitments which had been integral to the project, but were now no longer of value to us. Lastly, we recognized a charge of $0.3 million for several other external software purchases that were no longer in use. These expense increases were offset in part by a $0.7 million decrease in equipment rental, software license and supply costs reflecting our efforts to reduce infrastructure costs across its information technology operations and a $0.4 million decrease occasioned by the sale of the EDI and CDR businesses.



     Occupancy expense as a percentage of revenue was 11.1% in the current fiscal year compared to 12.0% in the prior fiscal year and for fiscal year 2001 was $6.5 million, a decrease of $1.3 million or 16% from the prior fiscal year expense of $7.8 million. This decrease includes $0.5 million resulting from the sale of the EDI and CDR businesses, $0.1 million for the closure of our Washington, D.C. office, and a net $0.4 million from a new lease agreement at our headquarters in New York City which removed one floor from our prime lease obligation. Additional reductions of approximately $0.3 million in the current year were primarily related to telephone and utilities costs, generally as a function of reductions in space and headcount.



     Direct project expense as a percentage of revenue was 16.3% in the current fiscal year compared to 15.3% in the prior fiscal year and for fiscal year 2001 was $9.6 million, a decrease of $0.3 million or 3% from the prior fiscal year expense of $9.9 million. This decrease is reflective of a $2.9 million reduction in expense related to the Provider Services Division, partially offset by a $2.6 million increase in expense related to the Payor Services Division. The Provider Services Division decrease is a function of the District of Columbia client relationship in the prior year that was substantially serviced through a subcontractor. We did not have business with the District in the current year. In addition, a decrease of $0.4 million resulted from the sale of the EDI business. These decreases in the Provider Services Division were partly offset by an increase of $0.9 million in subcontractor service fees incurred for the types of services previously fulfilled internally by the EDI operations which were sold at the beginning of the year. The increase in the Payor Services Division reflects a $1.5 million increase for subcontractor service fees incurred for the types of services previously fulfilled internally by the CDR operations sold in July 2001 and also reflects the 23% increase in revenues compared to the prior year.


     Other operating expenses as a percentage of revenue was 23.3% in the current fiscal year compared to 15.5% in the prior fiscal year and for fiscal year 2001 were $13.7 million, an increase of $3.6 million or 36% compared to the prior fiscal year expense of $10.1 million. During the current year we recognized bad debt expense of $2.7 million related to a receivable due from the District of Columbia. See Note 3 of the Notes to Consolidated Financial Statements. Current year expenses reflect a $1.1 million increase in consulting and professional service fees mostly associated with system enhancement and product development efforts. In fiscal year 2001, we also incurred: (1) a charge of $0.3 million in the form of an advance that was expensed to reflect the termination of a business relationship with a marketing partner, and (2) a charge of $0.3 million for stock option compensation expense related to a stock option grant to two members of the Board of Directors. These cost increases were partly offset by a $1.5 million expense reduction resulting from the sale of the EDI and CDR businesses.



     Restructuring costs as a percentage of revenue was 3.9% in the current fiscal year compared to 1.3% in the prior fiscal year and in fiscal year 2001 were $2.3 million. This charge reflects the net of: (1) a total charge of $1.8 million in December 2001, consisting of $1.3 million for facility exit costs to vacate one floor at our headquarters, and $0.5 million for severance costs associated with reductions in the information technology and facilities maintenance departments, (2) a net charge of $0.8 million for facility exit costs and employee termination costs associated with the closure of our Washington, D.C. office in March 2001, and (3) in October 2001, a $0.3 million reduction to the restructuring charge incurred in October 2000 associated with a facility consolidation initiative that was subsequently not undertaken. We expect that these restructuring charges represent the completion of the restructuring program which had begun in the fourth quarter of the prior fiscal year.


     Restructuring costs in fiscal year 2000 of $0.8 million represented $0.4 million in employee termination costs, principally for reductions in our information systems operations department and $0.4 million for facility exit costs for space consolidation.

     In December 2001, we recognized an impairment of assets charge of $1.3 million for the full impairment of goodwill which arose from our 1997 acquisition of Global's computerized medical record based processing system business. The impairment charge was measured based on the projected discounted future cash flows from the business unit over the remaining fifteen year amortization period of the goodwill using a discounts rate reflective of our cost of funds.

     In the prior fiscal year we incurred Other Charges of $2.7 million related to the separation agreement with our former chief executive officer.


     Operating loss for the year ended December 31, 2001 was $18.1 million compared to $11.7 million for the year ended October 31, 2000. The Provider Services Division operating loss was $14.5 million for the year ended December 31, 2001 compared to an operating loss of $7.8 million in the prior year. The Payor Services Division had an operating loss of $3.4 million for the year ended December 31, 2001 compared to an operating loss $3.7 million in the prior year. The increase in the Provider Services Division operating loss largely reflects the decrease in revenue discussed above, the total of $3.1 million in data processing charges associated with a specific internal development initiative as discussed above, and the $2.7 million bad debt charge related to a receivable from the District of Columbia. The decrease in the Payor Services Division operating loss largely reflects the increase in revenue discussed above, almost entirely offset by the $1.3 million goodwill impairment charge for the Global business and the $0.8 million restructuring charge associated with closing the Washington D.C. office.


     In the current year we recognized a net gain on sale of assets of $1.6 million from the sale of the EDI business in January 2001 and the CDR business in July 2001. The sale of the EDI business resulted in a loss of $0.1 million on a sale price of $2.8 million; the sale of the CDR business resulted in a gain of $1.7 million on a sale price of $3.2 million.

     In the current year, we did not recognize any income tax benefit against our losses from continuing operations or the net losses from discontinued operations, but did recognize a current income tax expense of $312,000 from the gain on sale of HCM. This absence of an income tax benefit reflects an increase in our valuation allowance for the recovery of our net deferred income tax assets. We have incurred significant taxable losses the last few years and expect to incur a tax loss during calendar year 2002. Most of our deferred income tax assets are in the form of net operating loss carryforwards. The recoverability analysis was performed based on our recent taxable loss history and projections of future taxable operating results.

     Net interest income of $0.7 million in the current year compared with $1.1 million in the prior year reflects our generally lower average balances in cash and short term investments during the year.

     Loss from Continuing Operations was $15.8 million in the current year compared with a loss of $6.1 million in the prior year. The $9.7 million increased loss largely reflects the non-recurring charges, restructuring charges, asset impairments and asset write-offs during the current fiscal year discussed above.

  DISCONTINUED OPERATIONS

     As more fully discussed under the "Business" section of this proxy statement and prospectus and in Note 1(b) of the Notes to Consolidated Financial Statements, we reported the results of our Payor Systems Group and Decision Support Group as discontinued operations for all periods presented. Loss from discontinued operations was $5.1 million, compared to income of $2.7 million in the prior year. The current year loss from discontinued operations is reflective of a restructuring charge of $5.1 million and an asset impairment charge of $4.6 million incurred in the PSG business during April 2001, upon the loss of our development partner. The restructuring charge related to the write-off of the subject development initiative and related employee terminations and facility exit costs. The asset impairment charge related to the write-off of goodwill and other intangibles resulting from our prior acquisition of the PSG business. We determined to close the PSG business in July 2001, and the estimated loss on disposal of $0.2 million represents the anticipated loss during the wind-down period. We sold our wholly-owned subsidiary, Health Care microsystems, Inc., which had operated as DSG, in December 2001, recognizing a gain, after income tax expense, of $1.6 million on a sale price of $9.8 million. Thus, net loss on discontinued operations was $3.7 million in the current year compared to net income of $2.7 million in prior year.

  CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     As previously reported, we implemented a change in accounting with regard to revenue generated from clients seeking reimbursement from third-party payors where our fees are contingent upon the client's collections from third parties. Effective at the beginning of fiscal year 2000, we began to recognize revenue pertaining to such clients once the third-party payor had remitted payment to its client. This eliminated our unbilled account receivables and substantially reduced the related deferred tax liabilities. The cumulative effect of this change in accounting principle as of the beginning of our fiscal year 2000 is a charge of $22.0 million, net of tax benefit. See Note 13 of the Notes to Consolidated Financial Statements.

     Net loss was $19.5 million in fiscal year 2001 or $1.09 per common share compared to a loss of $25.4 million or $1.46 per common share in the prior fiscal year.

FISCAL YEARS ENDED OCTOBER 31, 2000 AND 1999

  CONTINUING OPERATIONS


     The following table sets forth, for the periods indicated, certain items in our Consolidated Statements of Operations expressed as a percentage of revenue:



                                                                 YEAR          YEAR
                                                                 ENDED         ENDED
                                                              OCTOBER 31,   OCTOBER 31,
                                                                 2000          1999
                                                              -----------   -----------
Revenue.....................................................     100.0%        100.0%
Cost of services:
  Compensation..............................................      58.1%         50.3%
  Data processing...........................................      11.1%         10.8%
  Occupancy.................................................      12.0%          9.1%
  Direct project costs......................................      15.3%         15.5%
  Other operating costs.....................................      15.5%         10.8%
  Restructuring costs.......................................       1.3%           --
  Impairment of assets......................................        --            --
  Other charges.............................................       4.1%           --
  Amortization of intangibles...............................       0.6%          0.4%
                                                                 -----         -----
Total cost of services......................................     117.6%         97.0%
                                                                 -----         -----
Operating income (loss).....................................     (18.0)%         3.0%
Net interest income.........................................       1.6%          1.8%
                                                                 -----         -----
Income (loss) from continuing operations before income taxes
  and cumulative effect of change in accounting principle...     (16.4)%         4.8%
Income tax expense (benefit)................................      (7.0)%         1.7%
                                                                 -----         -----
Income (loss) from continuing operations before cumulative
  effect of change in accounting principle..................      (9.4)%         3.1%
Net income (loss) from discontinued operations..............       4.1%          7.9%
                                                                 -----         -----
Income (loss) before cumulative effect of change in
  accounting principle......................................      (5.3)%        11.0%
Cumulative effect of change in accounting principle, net of
  tax benefit...............................................     (33.9)%          --
                                                                 -----         -----
Net income (loss)...........................................     (39.2)%        11.0%
                                                                 =====         =====



     Consolidated revenue for the fiscal year ended October 31, 2000 was $64.8 million under the new accounting policy, a decrease of $3.2 million or 5% as compared to $68.0 million for the prior fiscal year under our historical accounting policy pre-dating the release of the SAB 101 current accounting literature. See Selected Consolidated Financial Data on page 16 of this proxy statement and prospectus and Notes 1(k) and 13 of the Notes to Consolidated Financial Statements. If the new accounting policy had been in effect during fiscal year 1999, revenue would have been $56.0 million.


     The Payor Services Division generated revenue of $22.3 million in the fiscal year 2000 using the new accounting policy as compared to $28.8 million for the prior fiscal year using our historical accounting policy pre-dating the release of the SAB 101 accounting literature. Although the population of clients generating revenue during fiscal year 2000 was similar to that during the prior fiscal year, the $6.5 million decrease, or 23% resulted from projects completed during the prior year which were not completed during the current year under our new revenue recognition policy.

     The Provider Services Division generated revenue of $42.5 million in the fiscal year 2000 using the new accounting policy as compared to $39.1 million for the prior fiscal year using our historical accounting policies pre-dating the release of the SAB 101 accounting literature. This $3.4 million increase, or 9% includes a $6.5 million increase in revenue attributable to our acquisition of HRM in July 1999. Please see "Business -- Principal Products and
Services -- Provider Services Division" for a discussion of this acquisition. Partially offsetting this increase was the discontinuance of three large but unprofitable engagements, together with revenue reductions resulting from projects completed in the prior fiscal year but not completed in the fiscal year 2000 under our new revenue recognition policy.


     Total cost of services as a percentage of revenue for fiscal year 2000 was 117.6% compared to 97.0% in fiscal year 1999 for fiscal year 2000 was $76.5 million including restructuring and other charges, as compared to $65.9 million for fiscal year 1999. This increase of $10.1 million, or 15%, includes: (1) a $5.7 million increase resulting from the first full year of operating expenses for the HRM subsidiary acquired during 1999, (2) a $2.7 million expense presented as Other Charges related to a separation agreement with our former chief executive officer, (3) a $1.7 million increase associated with consulting and professional fees for programming and system enhancement services associated with our information technology operating systems, (4) a $0.7 million increase in advertising and marketing costs resulting from an increase in various initiatives in this area, and (5) $0.8 million in restructuring costs, including $0.4 million in employee termination costs primarily for reductions in our information systems operations department and $0.4 million in facility exit costs for space consolidation. These increases were partially offset by decreases of: (1) $0.6 million in direct project costs as a function of the decrease in revenue, and (2) a decrease of $0.8 million for a charge incurred in fiscal year 1999 for the previously reported settlement of our class action litigation.



     Operating loss for the year ended October 31, 2000 was $11.7 million compared to operating income of $2.0 million for the year ended October 31, 1999. The Provider Services Division operating loss was $7.8 million for the year ended October 31, 2000 compared to $2.5 million in the prior year. The Payor Services Division loss was $3.7 million for the year ended October 31, 2000 compared to operating income of $4.7 million in the prior year. The increase in the Provider Services Division operating loss was due to the $1.7 million increase in consulting and other professional fees incurred for programming and system enhancement services, and portions of the $0.8 million restructuring charge and the $2.7 million charge for the separation agreement with the former chief executive officer. The Payor Services Division incurred an operating loss compared to its previous operating income reflecting the decrease in revenues discussed above and portions of the $0.8 million restructuring charge and the $2.7 million charge for the separation agreement with the former chief executive officer.



     The Payor Services Division, which provides third party liability identification and recovery services to state Medicaid agencies, generated revenue of $23.9 million in the current year nine-month period, a $3.0 million or 14% increase over the prior year nine-month period revenue of $20.9 million. This increase primarily reflected $2.9 million of revenue during the current year from five new state clients, including a contract re-award with an expanded scope of services. In addition, revenue increased by $1.7 million across the comparable client base reflecting specific non-recurring revenue opportunities with certain clients based on their particular needs, differences in the timing of when client projects were completed in the current year compared with the prior year, and changes in the volume, yields and scope of client projects. These increases were partially offset by (a) a $1.4 million decrease resulting from the sale of the CDR business in July 2001 and (b) a $0.2 million decrease resulting from the expiration of one client relationship since the prior year period.



     The Provider Services Division, which provides outsourced business office services for hospitals, generated revenue of $26.7 million in the current year nine-month period, a $3.2 million or 14% increase from the prior year period of $23.5 million. This increase primarily consisted of $1.8 million of revenue from twelve new customers since the prior year period, and a $1.9 million increase with two customers resulting from an expansion in the scope of services provided. In addition, revenue increased by $1.9 million across the comparable client base reflecting specific non-recurring revenue opportunities with certain clients based on their particular needs, differences in the timing of when client projects were completed in the current year compared with the prior year, and changes in the volume and yields of client projects. These increases were partially offset by a decrease of $2.4 million associated with nine terminated or inactive customer relationships.


     Net interest and other income of $1.0 million for fiscal year 2000 compared with $1.2 million in the prior year reflects our generally lower average cash and short term investment balances.

     The effective income tax rate in fiscal year 2000 was 43% compared to 35% in the prior year, reflecting a reduction in the deferred tax asset valuation allowance pursuant to a favorable regulatory change affecting the utilization of existing net operating loss carryforwards.

     As a result of the factors discussed above, loss from continuing operations before cumulative effect of change in accounting principle was $6.1 million for fiscal year 2000 as compared to income of $2.1 million for the prior fiscal year. This decrease in operating results is a result of the decrease in revenue and the increases in total costs of services discussed above.

  DISCONTINUED OPERATIONS

     Net income from discontinued operations was $2.7 million in fiscal year 2000 as compared to $5.4 million in fiscal year 1999. Discontinued operations include the results of our former Payor Systems Group and Decision Support Group. This decrease in net income from discontinued operations resulted from the loss of a major client in the PSG business during fiscal year 2000.

  CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     As previously reported, we implemented a change in accounting with regard to revenue generated from clients seeking reimbursement from third-party payors where our fees are contingent upon the client's collections from third parties. Effective at the beginning of fiscal year 2000, we began to recognize revenue pertaining to such clients once the third-party payor remitted payment to its client. This eliminated our unbilled accounts receivable and substantially reduced the related deferred tax liabilities. The cumulative effect of this change in accounting principle as of the beginning of our fiscal year 2000 is a charge of $22.0 million, net of tax benefit. See Note 13 of the Notes to Consolidated Financial Statements.


     As a result of the above factors, net loss for fiscal year 2000 was $25.4 million, or $1.46 per common share. Included in the $1.46 per share loss is a loss of $0.35 from continuing operations, income of $0.15 per share from discontinued operations, and a loss of $1.26 from the cumulative effect. This compares to net income of $7.5 million or $0.43 per common share in the prior year.



LIQUIDITY AND CAPITAL RESOURCES



     Historically, our principal sources of funds are operations and the remaining proceeds from our initial public offering in 1992. At September 30, 2002, our cash and short-term investments and net working capital were $22.6 million and $28.3 million, respectively. Although we expect that operating cash flows will be a primary source of liquidity, the current significant cash and short-term investment balances and working capital position are also fundamental sources of liquidity and capital resources. The current cash and short term investment balances are more than sufficient to meet our short term funding needs that are not met by operating cash flows. Operating cash flows could be adversely effected by a decrease in demand for our services. Our typical customer relationship, however, usually has a duration of several years, such that we do not expect any current decrease in demand. We estimate that we will purchase approximately $3.0 million of property and equipment during fiscal year 2002, which is consistent with the amounts purchased during recent years. The payments due by period for our contractual obligations, consisting principally of facility lease obligations and equipment rental and software license obligations, are as follows as of September 30, 2002 ($ in thousands):



           THREE
TOTAL      MONTHS     1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
-----      ------     ---------   ---------   -------------
$22,606    $1,492      $8,216      $5,117        $7,781

     We have entered into sublease arrangements for some of our facility obligations and expect to receive the following rental receipts as of September 30, 2002 ($ in thousands):



          THREE
TOTAL     MONTHS     1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
-----     ------     ---------   ---------   -------------
$6,867     $429       $3,409      $2,637         $392



     For the nine month period ended September 30, 2002, cash used by operating activities was $3.0 million compared with cash used by operating activities of $1.6 million for the nine month period ended September 30, 2001. The current year use of cash in operations included an increase in accounts receivable of $4.0 million reflective of the growth in our revenue and several customer payments expected in September that were not received until October, and a decrease in accounts payable and accrued expenses of $1.2 million resulting from the timing of payment on certain liabilities. Investing activities in the current year period consisted primarily of $2.7 million in purchases of property and equipment, $361,000 of note payments received from our Chief Executive Officer pursuant to a loan used to purchase our common stock and $1.2 million from the maturity of short-term investments. Our purchases of property, plant and equipment are principally hardware and software for our data processing center, which supports both our Provider Services Division and Payor Services Division. Financing activities in the current year period principally consisted of $869,000 in share repurchases we made and $581,000 received as proceeds from stock option exercises. During the current year nine-month period, cash provided by discontinued operations was $3.0 million, principally reflecting a termination fee received from a former customer of the PSG.



     On May 28, 1997, the Board of Directors authorized us to repurchase such number of shares of our common stock that have an aggregate purchase price not in excess of $10 million. Cumulatively since the inception of the repurchase program, we have repurchased 1,609,116 shares having an aggregate purchase price of $9.2 million, including 292,100 shares repurchased during the current year third quarter at an aggregate cost of $869,000.



INFLATION



     Historically, inflation has not been a material factor affecting our revenue, and general operating expenses have been subject to normal inflationary pressure. Notwithstanding, our business is labor intensive. Wages and other employee-related expenses increase during periods of inflation and when shortages in the skilled labor market occur. We have a performance-based bonus plan to foster retention of and incent certain employees.



NEW ACCOUNTING PRONOUNCEMENTS



     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and develops a single accounting method under which long-lived assets that are to be disposed of by sale are measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are to be applied prospectively. We do not expect any material impact to our financial position or results of operations upon adoption of this standard.



          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS



     Our holdings of financial instruments are comprised of federal, state and local government debt. All such instruments are classified as securities available for sale. We do not invest in portfolio equity securities or commodities or use financial derivatives for trading purposes. Our debt security portfolio represents funds held temporarily, pending use in our business and operations. We manage these funds accordingly. We seek reasonable assuredness of the safety of principal and market liquidity by investing in rated fixed income securities while, at the same time, seeking to achieve a favorable rate of return. Our market risk exposure consists principally of exposure to changes in interest rates. Our holdings are also exposed to the risks of changes in the credit quality of issuers. We typically invest in the shorter-end of the maturity spectrum or highly liquid investments.



     The table below presents the amortized cost basis, and the fair value, for our investment portfolio as of September 30, 2002, and the related weighted average interest rates by year of maturity ($ in thousands):



                                       EXPECTED        EXPECTED
                                     MATURITY DATE   MATURITY DATE       TOTAL          TOTAL
                                         2002            2003        AMORTIZED COST   FAIR VALUE
                                     -------------   -------------   --------------   ----------
Fixed income governmental
  securities.......................     $1,830          $1,000           $2,830         $2,856
Average interest rates.............       4.78%           4.15%            4.56%

                                    BUSINESS

OVERVIEW

     We furnish information-based revenue enhancement and business office outsourcing services to healthcare providers and payors. Our services benefit our clients by increasing revenue, accelerating cash flow, and reducing operating and administrative costs. We are organized into two business units, the Provider Services Division and the Payor Services Division.

     The Provider Services Division outsources the business office functions of hospitals and other healthcare providers. These outsourced business office functions may include registering patients, identifying third-party resources, submitting timely and accurate bills to third-party payors and patients, recovering and properly accounting for the amounts due, responding to customer service questions from patients, and securing the appropriate cost-based reimbursement from entitlement programs. Clients may outsource the entirety of their business office operations to us, or select discrete revenue cycle activities for us to perform.

     The Payor Services Division offers state Medicaid and other government agencies that administer health care entitlement programs a broad range of services that are designed to identify and recover amounts that should have been the responsibility of a third party, or that were paid inappropriately. Further, by assisting these agencies in properly accounting for the services that they deliver, we also help to insure that they receive the full amount of entitlement program funding to which they are entitled.

  HEALTHCARE REFORM AND REGULATORY MATTERS

     The healthcare reimbursement landscape continues to evolve. Federal, state, and local governments, as well as other third-party payors, continue their efforts to reduce the rate of growth in healthcare expenditures. Many of these policy initiatives have contributed to the complex and time-consuming nature of obtaining healthcare reimbursement for medical services.

     The ownership and operation of hospitals is subject to comprehensive federal and state regulation, which affects hospital reimbursement. Medicaid and Medicare revenue represent the majority of hospital income. Since adoption, the Medicare and Medicaid programs have undergone significant and frequent changes, and it is realistic to expect additional changes in the future. Our services are subject to regulations pertaining to billing for Medicaid and Medicare services, which primarily involve record keeping requirements and other provisions designed to prevent fraud. We believe that we operate in a manner consistent with such regulations, the enforcement of which is increasingly more stringent.

     The Medicare program is administered by the Center for Medicare and Medicaid Services; an agency of the United States Department of Health and Human Services. CMS currently contracts with numerous intermediaries and fiscal agents to process regional claims for reimbursement. Although CMS has established the regulatory framework for Medicare claims administration, Medicare intermediaries have the authority to develop independent procedures for administering the claims reimbursement process. The Medicaid program is subject to regulation by CMS, but is administered by state governments. State governments provide for Medicaid claims reimbursement either through the establishment of state operated processing centers or through contractual arrangements with third-party fiscal agents who own and operate their own processing centers. The requirements and procedures for reimbursement implemented by Medicaid differ from state to state. Similar to the claims administration processes of Medicare and Medicaid, many national health insurance companies and self-insured employers administer reimbursement of claims through local or regional offices. Consequently, because guidelines for the reimbursement of claims are generally established by third-party payors at local or regional levels, hospital and other provider reimbursement managers must remain current with the local procedures and requirements of third-party payors. Generally, we are required to maintain standards of confidentiality that are comparable to those of an agency administering the Medicare or Medicaid program when we use data obtained from such programs.

     The Health Insurance Portability and Accountability Act of 1996 requires the Secretary of Health and Human Services to adopt national standards for certain types of electronic health information transactions and the data elements used in such transactions and to adopt standards to ensure the integrity and confidentiality of health information. All covered entities (providers, payors, and clearinghouses) will be mandated to use HIPAA standards when electronically exchanging health data covered by HIPAA. The regulations are in various stages of development.

          Transaction and code set standards. The final regulation governing transaction and code set standards was published and is expected to become effective on October 16, 2002. However, on December 27, 2001, the Administrative Simplification Compliance Act (ASCA) was enacted providing for a one-year extension of the date for complying with the HIPAA standard transactions and code set requirements for any covered entity that submits to the Secretary of Health and Human Services a plan on how the entity will come into compliance with the requirements by October 16, 2003. We have submitted such a plan and therefore do not need to be in full compliance with the standard transaction and code set requirements until October 16, 2003.

          Privacy Regulation. The privacy regulation was published as a final regulation and became effective on April 14, 2001, requiring all covered entities to be filing compliant by April 2003. The final changes to the HIPAA Privacy Rule were published in the Federal Register on August 14, 2002. The April 2003 compliance date was not changed, although the date by which covered entities must have business associate agreements in place has, under certain circumstances, been extended beyond April 2003.

          Data Security. The data security regulation has been published as a proposal; no information is available on whether the regulation will be revised or when the regulation will be published as final. It is expected that compliance will be required two years after issuance.

     Any material restriction on the ability of healthcare providers and payors to obtain or disseminate health information could adversely affect our business, financial condition, and results of operations. With the release of the Final HIPAA Privacy Rule and the pending release of the Final HIPAA Security Rule, the "protection of individually identifiable healthcare information" becomes a key component of the way we and other covered entities perform their day-to-day business.

PRINCIPAL PRODUCTS AND SERVICES

 PROVIDER SERVICES DIVISION

     Our Provider Services Division offers hospitals and other healthcare providers Business Office Outsourcing services and Reimbursement services. In 1999, our Quality Standards in Medicine, Inc. subsidiary acquired substantially all of the assets and specified liabilities of Health Receivables Management, LLC , an Illinois-based company that furnished Medicaid applications service, accounts receivable management, and collections services to providers. Following the acquisition, QSM's name was changed to Health Receivables Management, Inc. The operations of HRM are consolidated into the Provider Services Division.

     Business Office Outsourcing Services. Our Business Office Outsourcing services encompass all or a portion of the patient accounting activities that make up a healthcare provider's revenue cycle. Such revenue cycle activities may include registration, third-party resource identification and validation, submission of timely and accurate bills to primary and secondary payors, generation of patient statements, response to patient and third-party questions, recovery of payments due, and proper accounting for payments, contractual allowances and write-offs. These services are designed to increase the provider's revenue, improve the proportion of provider gross charges ultimately collected, accelerate cash flow, lower days in accounts receivable, and reduce administrative costs. We may manage one or more aspects of a client's patient accounting processes or may outsource the business office in its entirety, enabling the client to reduce or re-deploy staff. In some cases, our services are used by providers who need assistance in managing large backlogs of aged or complex accounts. At the request of a client, we are also able to provide bad debt collection services through a wholly-owned subsidiary. As part of our services we may place accounts receivable professionals at the client site to facilitate account liquidation activities.

     Our electronic third-party resource identification capability is based on our original service, Retroactive Claims Reprocessing, through which we use data warehousing and electronic data matching techniques to identify third-party coverage for unpaid accounts. RCR technology generates additional revenue for clients following the completion of their own billing and collection efforts. Today, we offer RCR technology to clients either as a stand-alone service or as a value-added component of the Business Office Outsourcing service.

     Reimbursement Services. Our reimbursement services include three related offerings: (1) Medicare Bad Debt Cost Report services, (2) Disproportionate Share services, and (3) Medicaid Application services.

     Federal legislation allows a healthcare provider to claim reimbursement from Medicare Part A for coinsurance and deductible amounts that remain uncollected after reasonable collection efforts. Our Medicare Bad Debt Cost Report services assist providers in isolating unpaid Medicare coinsurance and deductible balances that qualify for reimbursement on the Medicare Cost Report.

     Since 1986, Medicare has allowed hospitals serving a disproportionate share of low-income patients to claim additional reimbursement to offset payment shortfalls. Regardless of whether Medicaid paid for the service, the hospital can qualify for reimbursement if the inpatient stay is Medicaid-eligible. Through our Disproportionate Share services, we assist providers in qualifying for maximum reimbursement on the Medicare Cost Report for inpatient services delivered to Medicaid-eligible patients.

     We also provide Medicaid Application services, which assist eligible patients in properly enrolling in public aid, ensuring that providers receive reimbursement for care rendered to indigent patients

 PAYOR SERVICES DIVISION

     Our Payor Services Division offers Third Party Liability services to governmental agencies that administer health care entitlement programs, most notably state Medicaid agencies.

     Established in 1965, the Medicaid program is the payor of last resort for healthcare services required by financially and medically needy individuals. The Medicaid program is administered by individual states, and is jointly funded by the federal and state governments. In the early 1980's, recognizing that state Medicaid agencies were improperly paying substantial amounts for healthcare claims for individuals having some other form of third-party health insurance, the federal government imposed statutory obligations requiring states to take active measures to pursue those liable third parties.

     In 1985, we began to offer TPL services to state Medicaid agencies, as a means of identifying third parties with prior liability for Medicaid claims. The Payor Services Division applies proprietary information management and coordination of benefit methodologies in order to identify duplicate payments, overpayments, compliance-related erroneous payments, and other inappropriate payments. We then assist the Medicaid agency in recovering amounts due from liable third parties. This post-payment revenue recovery methodology can be defined as:

     - Identification: We use proprietary software to match Medicaid and other program data files to insurance eligibility files obtained by us from third parties such as Medicare, Commercial Insurers, HMO's, Third Party Administrators, TriCare, and others. This process identifies potential third-party eligibility.

     - Validation: After identification of potential third-party liability, we validate insurance eligibility by verifying coverage for specific benefits. This process is performed by deploying automated electronic transactions and call center representatives.

     - Recovery: When eligibility and coverage are in effect for a specific Medicaid member and related episode of care, we pursue recovery of the Medicaid payment from the liable third-party. Most often we recover from third-parties through direct billing of insurers or disallowance of overpayments to the provider of services. On occasion, we recover payments through negotiated settlements.

     - Cost Avoidance: Upon verification of coverage or payment of claims by liable third-parties, we electronically submit this coverage data to our Medicaid clients. This data is used to avoid paying similar claims for the Medicaid member on a going forward basis. This assists a state Medicaid agency in significantly reducing its administrative costs and liability.

     We also provide subrogation services designed to identify and recover in cases where a casualty insurer (e.g., automobile or property insurance) should pay in lieu of Medicaid, or where a deceased beneficiary's estate should reimburse Medicaid. In a growing number of states, we assist the health care agency properly identify and classify services in order to help ensure that the agency qualifies for the federal and state funding to which it is entitled.

CUSTOMERS

     The Provider Services Division's clients are public, voluntary and for-profit acute care hospitals and associated clinics, large physician practices, skilled nursing facilities, and ambulance transport agencies. Among the Provider Service Group's clients are three of the nation's largest public health systems. We engage in both multi-year and short-term engagements with our clients and most of the engagements provide for contingent fees calculated as a percentage of the amounts recovered or collected for the client.

     The Payor Services Division's clients primarily consist of state health and human services agencies and county and municipal governments. Contracts are typically awarded for one- to five-year terms, and provide for contingent fees calculated as a percentage of the amounts recovered for the client. We have contracts with twenty-one different states.


     Our largest client is the Los Angeles County Department of Health Services, in California, which receives services from our Provider Services Division. This client accounted for 12%, 7%, 11% and 12% of our total revenue in the fiscal year ended December 31, 2001, the two months ended December 31, 2000 and the fiscal years ended October 31, 2000 and 1999. Under this agreement, on which the business of our Provider Services Division is substantially dependent, we provide the County (or designated facilities within the County) with, among other services, secondary third-party resource identification and recovery services, commercial insurance billing services, Medi-Cal billing and follow-up services, and financial management and consulting services relating to both inpatient and outpatient accounts. Either party may terminate the agreement with or without cause upon 30 days written notice, except that financial management and consulting services require 90 days written notice of termination. We provide services to this client pursuant to a contract awarded in June 1999 for a one year period with three annual automatic renewals through June 2003. Although we cannot assure you that the contract will be renewed after June 2003, we have been providing services to this client since 1982.


     The clients constituting our ten largest clients change periodically. The concentration of revenue in such accounts was 51%, 57%, 51% and 48% of our revenue in the fiscal year ended December 31, 2001, the two months ended December 31, 2000 and the fiscal years ended October 31, 2000 and 1999, respectively. In many instances, we provide our services pursuant to agreements subject to competitive re-procurement. All of these agreements expire between 2003 and 2007. We cannot assure you that any of these agreements will be renewed and, if renewed, that the fee rates will be equal to those currently in effect.

MARKET TRENDS/OPPORTUNITIES

 PROVIDER SERVICES DIVISION

     A number of factors are forcing healthcare providers to manage their patient accounts more efficiently. Although the aggregate Medicare and Medicaid funding received by hospitals may be growing, federal and state healthcare cost control initiatives are acting to reduce the proportion of Medicare- and Medicaid-classified hospital charges that are reimbursed by government sources. The coordination of benefits associated with ongoing changes to the eligibility for, and coverage available under, governmental, managed care, and commercial insurance programs is increasingly complex. The rising underinsured and uninsured populations pose a significant challenge especially to public hospitals, which comprise a considerable portion of our client base. As providers deliver increasingly more services in outpatient settings, their accounts receivable portfolios have become skewed toward high volume, low balance accounts, creating significantly more work for the business office staff. With the increasing complexity of the healthcare reimbursement environment, it is more and more difficult for an individual provider institution to maintain in-house the human resources and expertise required to operate patient accounting functions. As a result of these pressures, and as well to reduce cost, providers are now engaging outside help at an earlier stage in the revenue cycle and are seeking help in executing more of the functions of their business offices. A number have outsourced the management of the entirety of their patient accounting functions, as they seek to focus scarce management and financial resources on the delivery of patient care.

     We offer providers a cost-effective outsourcing alternative by virtue of our trained and specialized workforce, in which are combined business office expertise, facility with patient accounting's technology-based tools, extensive knowledge of federal, state, and local health regulations and experience in dealing with government agencies, commercial insurance companies, and others involved in administering medical assistance or insurance programs.

 PAYOR SERVICES DIVISION

     The payor revenue services market is defined by a broad body of federal legislation related to healthcare entitlement programs such as Medicare, Medicaid, and programs administered by the Veterans' Administration, the Department of Defense and the Public Health Service. Three factors drive the financial characteristics of the market: (1) the hierarchy of programs and payors, (2) the shared funding of programs between federal and state governments (varying by state and program), and (3) the funding mechanism -- the governmental budget and appropriations process.

     In federal fiscal year 2002, under the policies originally proposed in the President's Budget, the federal government will spend $471 billion -- or one in every five federal dollars spent -- on health programs under the Department of Health and Human Services (HHS), e.g., Medicaid, Medicare, and SCHIP. Based on the July 2002 Congressional Budget Office (CBO) report, this figure is currently estimated at nearly $600 billion. According to the report, $125 billion of the increase is attributable to higher government spending, including a 10.7% increase in spending on Medicare and Medicaid.

     The most significant driver of the Payor business is the Medicaid program. By the program's design, when the economy weakens more people enroll in the program thereby increasing Medicaid expenditures. In most states, the Medicaid program is the second largest budget item. Medicaid spending is expected to increase 12% in 2002 and current estimates show that the program will exceed $248 billion in expenditures. Portions of the Medicaid program, which give rise to TPL activity, are growing faster, most notably expenditures for outpatient prescribed drugs, which increased by an average of 18.1% per year from 1997 to 2000.

     The National Association of State Budget Officers (NASBO) reported that 45 states projected an aggregate shortfall of approximately $40 to $50 billion for fiscal year 2002. This budget shortfall and the rise in Medicaid expenditures continues to create a market demand for our services.

COMPETITION

 PROVIDER SERVICES DIVISION

     The Provider Services Division competes with the many regional and local companies that provide billing and accounts receivable processing services with large hospital computer software and systems vendors that provide outsourcing services (e.g., the SMS division of Seimens, Electronic Data Systems Corporation and the HBOC division of McKesson) with medium to large healthcare services companies (e.g., Advanced Receivables Strategy, Inc., a Perot Systems Company), national collections companies (e.g., Outsourcing Solutions, Inc. and NCO Group, Inc.), and large consulting and public accounting firms (e.g. Cap Gemini, PricewaterhouseCoopers). Fewer companies compete with our Medicare Bad Debt Cost Report service, although competitors exist (e.g., Certus Corporation).

     We compete on the basis of our proprietary technology and systems, healthcare business office and payor program expertise, existing relationships, long-standing reputation in the provider market segment, and pricing. We also believe that no single competitor competes with us on a national basis in the range of services offered by us.

 PAYOR SERVICES DIVISION

     The Payor Services Division targets federal and state healthcare agencies, and Medicaid managed care organizations. It competes primarily with Public Consulting Group, with large national public accounting firms and with small regional firms specializing in one or more specific areas of TPL services. We compete on the basis of our dominant position in the TPL marketplace, our extensive data network, our proprietary systems, historically high recovery rates and pricing.

BUSINESS STRATEGY

 PROVIDER SERVICES DIVISION

     The Provider Services Division's business strategy is to offer hospitals and other healthcare providers a comprehensive outsourcing solution for their business office requirements. These Business Office Outsourcing services have been designed to capitalize on our extensive knowledge of federal, state, and local healthcare regulations and the healthcare business office, our experience in dealing with third-party payors, our information processing capabilities, and our trained and specialized workforce. We distinguish our services from those offered by other vendors via our proprietary technology, our capacity to flexibly craft custom solutions, the business office and third-party claiming environment expertise of our staff, and our substantial installed reference base. Additionally, our proprietary on-line information processing network, called "AccessLine," enables us to consolidate account information for each patient, enhance account data obtained from clients through electronic links to external databases, generate claims to third parties, and organize account information in a format that facilitates cost-effective processing and recovery activities. AccessLine terminals placed onsite provide the client with instant access to individual account status.

     Our growth strategy has several elements, including:

          Procurement of Contracts for Healthcare Systems. We intend to direct additional sales and marketing efforts towards large hospital systems comprising multiple facilities in multiple states as a means of accelerating market penetration, increasing the cost-effectiveness of our services, and positioning us as a premier provider of business office services.

          Expansion to Full Outsourcing. We will continue to extend our engagements to encompass total business office outsourcing, helping providers to increase cash collections, accelerate cash flow, and reduce costs.

          Further Development of Existing Clients. In many cases, we provide limited services to a client and may be one of several companies providing such services. Consequently, we believe we have significant opportunities to expand the scope of services provided to such clients.

          Extending our National Sales Organization. We intend to continue to enhance our sales organization both in the number of sales people and their strategic location, which will facilitate expansion into additional geographic areas.

          Development of Expanded Services. We intend to use our proprietary technology and regulatory knowledge to offer related but new revenue cycle services designed to increase revenue, accelerate cash flow, lower days in accounts receivable, and reduce costs for healthcare providers.

  PAYOR SERVICES DIVISION

     The business strategy of the Payor Services Division includes the following elements:

          Expanding Service Offerings. The Payor Services Division continues to develop new recovery services in collaboration with our state Medicaid clients. We develop data mining-based recovery projects thoroughly analyzing Medicaid and Medicare paid claims and eligibility to identify overpayments and opportunities for effective coordination of benefits. We initiated a revenue maximization service in 2000, continue to develop new services to increase Medicaid clients' Federal Financial Participation, and will begin to provide Medical Support Enforcement (MSE) services for Medicaid clients in late 2002.

          Enhancing Current Processing. We continually seek new sources of third-party coverage data to increase the yield from our revenue recoveries. These sources may include state wage and tax files, vital statistics files, new hire reports, and the like. We are also enhancing our call center technology and staffing to increase the yield from our recovery efforts, and opened a national service center in Dallas, Texas.

          Expanding Distribution Capabilities. We have partnered with several "best of breed" organizations to reach prospective clients and offer enhanced services to existing clients. These partners include software, services and consulting organizations, most notably EDS and Maximus.

          Pharmacy Processing. We have developed unique electronic interfaces to pharmacy benefit managers, enabling electronic billing and remittance of pharmacy claims.

          Expansion to Full Outsourcing. We have acquired the knowledge and technical capabilities to fully outsource state TPL operations, and are observing an increased willingness on the part of our clients to move in that direction. State Medicaid agencies have long accepted the practice of Business Process Outsourcing as many have outsourced Medicaid administrative and information systems operations to technology and service vendors such as ACS, EDS, and Unisys.

EMPLOYEES

     As of August 31, 2002, we employed approximately 469 employees. No employees are covered by a collective bargaining agreement or are represented by a labor union. We believe our relations with our employees are good.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     Specific financial information with respect to our industry segments is provided in Note 18, Segment and Geographical Information, of the Notes to Consolidated Financial Statements.

PROPERTIES

     Our New York City executive office consists of approximately 131,000 square feet. In addition, as of August 31, 2002, we lease approximately 72,000 square feet of office space in approximately 17 locations throughout the United States. See Note 17(a) of the Notes to Consolidated Financial Statements for additional information about our lease commitments.

LEGAL PROCEEDINGS

     As more fully discussed in Note 17(b) of the Notes to the Consolidated Financial Statements for the year ended December 31, 2001, included in this proxy statement and prospectus, we are subject to a lawsuit which commenced in June 1998. The lawsuit was filed by certain holders of promissory notes of HHL Financial Services, Inc. alleging the defendants, including us, breached various fiduciary duties between 1990 and 1996, and that the defendants intentionally caused HHL's default under the promissory notes, and ultimately led to HHL's filing for bankruptcy protection in 1997. The Plaintiffs are seeking damages for the unpaid promissory notes in the amount of $2.3 million, plus interest.

     The lawsuit was filed simultaneously in the Bankruptcy Court in Delaware, and the New York Supreme Court Nassau County. By decision dated June 5, 2001, the District Court of Delaware dismissed one of the plaintiffs' two causes of action, deferring to the New York State courts to determine if the plaintiffs' remaining cause of action, alleging tortuous interference with contract, stated a valid claim. Our (and the individual defendants') motion in Supreme Court to dismiss the remaining cause of action was denied by decision dated

February 20, 2002. We have appealed that decision. The Appeal has not yet been fully briefed, and no decision is expected for a number of months.

     We intend to continue our vigorous defense of this lawsuit. We believe the risk of loss is not probable and accordingly have not recognized any accrued liability for this matter. Although the outcome of this matter cannot be predicted with certainty, we believe that any liability that may result will not, in the aggregate, have a material adverse effect on our financial position or cash flows, although it could be material to our operating results in any one accounting period.


     We are not a party to any other pending legal proceedings, other than ordinary routine litigation incidental to our business.

                                   MANAGEMENT


     We have set forth below certain information with respect to the executive officers and directors of the Company as of December 16, 2002:


NAME                                                       POSITION
----                                                       --------
William F. Miller III....................  Chairman and Chief Executive Officer
Robert M. Holster........................  President and Chief Operating Officer
Philip Rydzewski.........................  Senior Vice President and Chief Financial
                                           Officer
William C. Lucia.........................  President, Payor Services Division
Randolph G. Brown........................  Director
James T. Kelly...........................  Director
William W. Neal..........................  Director
Galen D. Powers..........................  Director
Ellen A. Rudnick.........................  Director
Richard H. Stowe.........................  Director

     WILLIAM F. MILLER III, 53, Chairman and Chief Executive Officer, joined us in October 2000 as Chief Executive Officer and a director. On December 14, 2000, Mr. Miller was elected Chairman of the Board. From 1983 through 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a leading national healthcare services firm that was acquired in 1997 by Laidlaw, Inc. From 1980 through 1983, Mr. Miller served as Administrator and Chief Operating Officer of Vail Mountain Medical. Prior to 1980, Mr. Miller served in various capacities at various hospital facilities. Mr. Miller is currently a director of Lincare Holdings, Inc. and AMN Healthcare, Inc.

     ROBERT M. HOLSTER, 56, joined us in April of 2001 as President and Chief Operating Officer. From 1993 through 1998, Mr. Holster served as President and Chief Executive Officer of HHL Financial Services, Inc., at the time one of the nation's largest healthcare accounts receivable management companies. From 1998 to 2000, Mr. Holster served as Trustee of the HHL Trust. Previously, Mr. Holster served as our Executive Vice President from 1982 through 1993 and as one of our directors from 1989 through 1996. Prior to 1982, Mr. Holster served in a number of executive positions including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a Division of Pfizer, Inc.


     PHILIP RYDZEWSKI, 39, Senior Vice President and Chief Financial Officer, joined us in April 2001 as Vice President and Controller. Previously, from 1990 until 1998, he was Vice President Finance and Corporate Controller for PHP Healthcare Corporation, a publicly held diversified healthcare services provider. Prior to that, from 1985 to 1990, Mr. Rydzewski was in the auditing and accounting services practice with KPMG LLP. Most recently, from 2000 to 2001, Mr. Rydzewski served as Vice President of Finance for Amazing Media, a venture capital backed start-up firm, and from 1999 to 2000 Mr. Rydzewski provided acquisition integration, accounting and financial consulting services for publicly held technology and consulting firms.


     WILLIAM C. LUCIA, 44, President, Payor Services Division, joined us in 1996. Mr. Lucia has held several positions with us including: Vice President and General Manager, Payor Services Division, 2000 to 2001; Vice President, Business Office Services, 1999 to 2000; Chief Operating Officer of our QMA subsidiary and Vice President of West Coast Operations, 1998 to 1999; Vice President and General Manager of QMA, 1997 to 1998; and Director of Information Systems for QMA, 1996 to 1997. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow, Life Management Institute.

     RANDOLPH G. BROWN, 60, was appointed a director in May 1998. Mr. Brown is a private investor who formerly served as Chairman and Chief Executive Officer of One-Inc., a developer and manager of refractive and cataract surgery centers in New York, from August of 1999 until he sold the business in October 2001.

Previously, Mr. Brown had been an independent business consultant since November 1996, principally as a venture partner with Morgenthaler Venture Partners. From July 1987 through October 1996, Mr. Brown served in various senior executive positions, including Chairman, President and Chief Executive Officer for Medaphis Corporation, a provider of accounts receivable management services to hospital-affiliated physicians and hospitals. From 1978 to 1987, Mr. Brown served in various management positions with Humana Inc., at that time a provider of integrated healthcare delivery services.

     JAMES T. KELLY, 56, was appointed a director in December of 2001. Mr. Kelly served as the Chief Executive Officer of Lincare Holdings, Inc., one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home, from 1986 through 1996, and served as Chairman of the Board from 1994 through 2000. Prior to becoming Lincare's Chief Executive Officer, Mr. Kelly served in a number of positions within the Mining and Metals Division of Union Carbide Corporation. Mr. Kelly is currently a director of American Dental Partners, Inc., Ameripath and several private companies.

     WILLIAM W. NEAL, 70, has served as a director since 1989. Mr. Neal has been affiliated with Piedmont Venture Partners, a venture capital firm, since July 1996 and is also currently affiliated with the Carolina Financial Group, a venture capital firm. From 1989 to 1996, he served as Chief Executive Officer of Broadway and Seymour, a company that provides software and computer systems to the banking industry. From 1985 through July 1989, he was a general partner of Welsh, Carson, Anderson & Stowe, an investment firm. Mr. Neal was Senior Vice President, Marketing of Automated Data Processing, Inc. from 1984 to 1985 and a Group President of ADP from 1978 to 1984. He served as a director of ADP from 1982 to 1985.

     GALEN D. POWERS, 66, a director since 1992, is the Senior Founder of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, which he founded in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the President of the American Health Lawyers Association. Mr. Powers is currently a director of MedCath, Inc., which owns and operates acute care hospitals that specialize in cardiovascular disease.

     ELLEN A. RUDNICK, 51, a director since 1997, is the Executive Director and Clinical Professor of the Entrepreneurship Program at the University of Chicago Graduate School of Business. She also serves as Chairman of CEO Advisors, Inc., a privately held consulting firm. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources, a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. She also serves on the Boards of Liberty Mutual Insurance Company and Oxford Health Plans.

     RICHARD H. STOWE, 59, has served as a director since 1989. Mr. Stowe is a private investor and Senior Advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of Welsh, Carson, Anderson & Stowe. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of MedQuist, Inc., a provider of medical record transcription services.

DIRECTORS' FEES

     We pay non-employee directors $2,500 quarterly and $1,500 for each committee meeting, and reimburse them for expenses incurred in attending meetings.

     On December 15, 2000, we granted each of William W. Neal, Ellen A. Rudnick, and Galen D. Powers options under our 1999 Long-Term Incentive Stock Plan to purchase 25,000 shares of common stock, at an exercise price of $1.07 per share (the fair market value of the common stock on such date). The options vest one-third on the date of grant and one-third thereafter annually on the anniversary date. In addition, on December 15, 2000, we granted each of Richard
H. Stowe and Randolph G. Brown options under the 1999

Plan to purchase 150,000 shares of common stock, at an exercise price of $1.07 per share (the fair market value of the common stock on such date). The options vest as follows: 30,000 shares on the date of grant, 45,000 shares on the first anniversary, and the remaining 75,000 shares thereafter in eight equal quarterly installments. This grant represented 25,000 options for service as Board members consistent with the grant above made to the other outside directors, 25,000 options for additional Board member service for participation in our strategic review, divestiture assessment and operational re-engineering, and 100,000 options for additional consulting service beyond their status as Board members for participation in our strategic review, divestiture assessment and operational re-engineering.

     On December 12, 2001, we granted each of William W. Neal, Ellen A. Rudnick, Galen D. Powers, Richard H. Stowe and Randolph G. Brown options under the 1999 Plan to purchase 60,000 shares of common stock, at an exercise price of $2.48 per share (the fair market value of the common stock on such date). The options vest one-third on the date of grant and one-third annually thereafter on the anniversary date of the grant. It is anticipated that the non-employee directors of the Board will not be granted additional options under the 1999 Plan until the current vesting schedule is completed in 2003.

     At our annual meeting on June 4, 2002, our shareholders approved the grant to James T. Kelly of options to purchase 250,000 shares of common stock outside of our 1999 Plan. The options had an exercise price of $2.48 per share, which was the fair market value of our common stock on December 12, 2001, the date Mr. Kelly became a director, and vested in their entirety on June 4. We had originally granted these options to Mr. Kelly, subject to shareholder approval, as an inducement to him to serve on our Board of Directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during fiscal year 2001 and one meeting during the transition period. Each director attended at least 75% of the aggregate of the total number of meetings of (i) the Board of Directors, and
(ii) the committees on which the director served.

     The committees of the Board of Directors consist of an Audit and Compliance Committee and a Compensation Committee.

     AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee recommends to the Board of Directors the annual appointment of independent certified public accountants with whom the Committee reviews audit fees, the scope and timing of the audit, the adequacy of internal controls, and any other services rendered. The functions of the Audit and Compliance Committee also include review of corporate compliance and related matters. The Audit and Compliance Committee is comprised of Messrs. Powers, Brown and Stowe. The Audit and Compliance Committee held four meetings during fiscal year 2001 and two meetings during the transition period.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends the compensation and bonuses of our executives. The Compensation Committee also administers the 1999 Plan, our Employee Stock Purchase Plan, and our 1995 Non-Employee Director Stock Option Plan. The Compensation Committee is comprised of Messrs. Neal and Stowe and held one meeting during fiscal year 2001 and one meeting during the transition period.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for the year ended December 31, 2001 and the two months ended December 31, 2000, the transition period, and fiscal years ended October 31, 2000 and 1999 awarded to or earned by the Chief Executive Officer and by each of our other three executive officers.


                                                                         LONG-TERM COMPENSATION
                                                    ANNUAL           ------------------------------
                                                 COMPENSATION           STOCK
                                   FISCAL     -------------------      OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY     BONUS        AWARDED      COMPENSATION(a)
---------------------------      ----------   --------   --------    ------------   ---------------
William F. Miller III(b).......     2001      $400,000   $574,000(b)   825,000          $5,100
  Chairman and                   Transition     66,667         --           --              --
     Chief Executive Officer        2000        33,333         --           --              --
                                    1999            --         --           --              --
Robert M. Holster(c)...........     2001       243,750    100,000      775,000           4,828
  President and                  Transition         --         --           --              --
     Chief Operating Officer        2000            --         --           --              --
                                    1999            --         --           --              --
William C. Lucia...............     2001       206,000    135,000      185,000           2,725
  President, Payor Services      Transition     28,333         --           --              --
     Division                       2000       150,000         --           --           3,025
                                    1999       132,667     14,000           --           3,000
Philip Rydzewski(d)............     2001        91,077     40,000      150,000           1,200
  Senior Vice President and      Transition         --         --           --              --
     Chief Financial Officer        2000            --         --           --              --
                                    1999            --         --           --              --


---------------

(a) Includes matching contributions under our 401(k) Plan.


(b) Mr. Miller joined HMS as Chief Executive Officer and a director as of October 2, 2000. Mr. Miller's entire bonus, after deduction for related payroll taxes, was applied to pay the first principal installment and accrued interest on his indebtedness to us, arising from the purchase of shares of our common stock in January 2001. See "Employment Agreements".


(c) Mr. Holster joined HMS as President and Chief Operating Officer during 2001.

(d) Mr. Rydzewski joined HMS during 2001 and became Chief Financial Officer in January 2002.

EMPLOYMENT AGREEMENTS

William F. Miller III -- Chief Executive Officer

     On October 2, 2000, Mr. Miller entered into an employment agreement with us. The agreement provides for his employment through October 2, 2003 (subject to earlier termination in certain circumstances as described below), at a base salary of $400,000 per year. Mr. Miller is eligible to receive bonus compensation from us in respect of each fiscal year (or partial fiscal year) during the term of the agreement, as determined by the Board of Directors in its sole discretion on the basis of performance-based or such other criteria as the Board of Directors may establish from time to time. Mr. Miller shall receive a minimum bonus for each of the first two fiscal years (or partial fiscal year) occurring during the term of the agreement (pro rated for any portion of a fiscal year occurring during the term) of $80,000 and $40,000 for the fiscal years ending October 31, 2001 and 2002, respectively, payable on the December 15 following the end of such fiscal year.


     On January 10, 2001, as a condition of Mr. Miller's employment, our Accelerated Claims Processing, Inc. subsidiary, a Delaware corporation, provided the financing for Mr. Miller to purchase directly from us 550,000 shares of common stock. The terms of our loan to Mr. Miller are substantially equivalent to the terms on which we would have made a loan to a non-affiliated party. The loan, in the principal amount of $721,785, bears interest at the rate of 6.5% per annum, and is payable annually in two equal installments commencing January 2002. The loan is a full recourse loan and is secured by the purchased shares and the shares issuable upon the exercise of stock options. The bonus otherwise payable to Mr. Miller was applied to pay the first installment of principal and interest on Mr. Miller's note to us in January 2002.

     Also in connection with his employment, on January 10, 2001, the Compensation Committee granted Mr. Miller 750,000 options to purchase shares of common stock at an exercise price of $1.31 per share (the then current market price), with 100,000 shares vesting on the first anniversary of the grant, and the remaining 650,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to the 1999 Plan and, therefore, the shares of common stock issuable upon the exercise of these options are "restricted securities" within the meaning of the federal securities laws.

     If we terminate Mr. Miller's employment without "cause" or if his employment ceases within 45 days of a change in control of us (both as defined in the agreement), Mr. Miller will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate and certain restrictions on his common stock are eliminated in the case of a change in control.

Robert M. Holster -- President and Chief Operating Officer

     On March 30, 2001, Mr. Holster entered into an employment agreement with us. The agreement provides for his employment through October 30, 2004 (subject to earlier termination in certain circumstances as described below), at a base salary of $325,000 per year. Mr. Holster is eligible to receive bonus compensation from us for each fiscal year (or partial fiscal year) during the term of the agreement, as determined by the Board of Directors in its sole discretion on the basis of performance-based or such other criteria as the Board of Directors may establish from time to time. Additionally, the agreement provided a specific bonus of $50,000 upon the successful divestiture of our Health Care microsystems, Inc. subsidiary.

     Also in connection with his employment, on March 30, 2001, the Compensation Committee granted Mr. Holster 700,000 options to purchase shares of common stock at an exercise price of $1.19 per share (the then current market price), with 100,000 shares vesting on the first anniversary of the grant, and the remaining 600,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to the 1999 Plan and, therefore, the shares of common stock issuable upon the exercise of these options are "restricted securities" within the meaning of the federal securities laws.

     If we terminate Mr. Holster's employment without "cause" or if his employment ceases within 45 days of a change in control of us (both as defined in the agreement), Mr. Holster will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate in the case of a change in control.

William Lucia -- President, Payor Systems Division


     In October 2000, in connection with our strategic planning and divestiture initiatives, we entered into an agreement entitling Mr. Lucia, then General Manager of the Payor Services Division, to a guaranteed bonus of $85,000 for fiscal year 2001, payable in January 2002, subject to earlier payment under certain circumstances. In addition, if we had terminated Mr. Lucia's employment without cause or if his employment ceased under certain circumstances due to a change in control, Mr. Lucia would also have been entitled to a continuation of salary for six months following termination of employment. If we terminated Mr. Lucia's employment due to a change in control requiring his relocation to offices more than 50 miles from his current location, Mr. Lucia would have been entitled to a continuation of salary for three months following termination of employment. In April 2001 pursuant to certain early entitlement provisions in the agreement, the guaranteed bonus was accelerated and paid to Mr. Lucia.


STOCK OPTIONS

     Our 1999 Plan allows grants of stock options and other rights relating to our common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock's market price and the option's exercise price, as well as on the optionee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the optionee. The following two tables give more information on stock options.

     The following table sets forth selected option grant information for the year ended December 31, 2001 and the transition period from November 1, 2000 to December 31, 2000 with respect to options awarded to our Chief Executive Officer and each of our other three executive officers.

             OPTIONS GRANTED IN THE LAST YEAR AND TRANSITION PERIOD

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                % OF                                   ANNUAL RATES OF
                                               TOTAL                                     STOCK PRICE
                         TYPE     NUMBER      OPTIONS      EXERCISE                   APPRECIATIONS FOR
                          OF        OF        GRANTED        PRICE                     OPTION TERM(b)
                        OPTION    OPTIONS        TO           PER      EXPIRATION   ---------------------
NAME                    GRANTED   GRANTED   EMPLOYEES(a)     SHARE        DATE         5%         10%
----                    -------   -------   ------------   ---------   ----------   --------   ----------
YEAR ENDED DECEMBER
  31, 2001
William F. Miller
  III.................     NQ      75,000        2.4%        $2.48      12/12/11    $116,974   $  296,436
                           NQ     750,000       24.4%         1.31       1/10/11     617,889    1,565,852
                                  -------       ----         -----      --------    --------   ----------
                                  825,000       26.8%                                734,863    1,862,288
                                  -------       ----         -----      --------    --------   ----------
Robert M. Holster.....    ISO      75,000        2.4%         2.48      12/12/11     116,974      296,436
                           NQ     700,000       22.8%         1.19       3/30/11     523,869    1,327,587
                                  -------       ----         -----      --------    --------   ----------
                                  775,000       25.2%                                640,844    1,624,024
                                  -------       ----         -----      --------    --------   ----------
Philip Rydzewski......    ISO     100,000        3.3%         2.48      12/12/11     155,966      395,248
                          ISO      50,000        1.6%         1.27        4/9/11      39,935      101,203
                                  -------       ----         -----      --------    --------   ----------
                                  150,000        4.9%                                195,901      496,451
                                  -------       ----         -----      --------    --------   ----------
William C. Lucia......    ISO      35,000        1.1%         2.48      12/12/11      54,588      138,337
                          ISO     150,000        4.9%         1.74       7/31/11     164,141      415,967
                                  -------       ----         -----      --------    --------   ----------
                                  185,000        6.0%                                218,730      554,304
                                  -------       ----         -----      --------    --------   ----------
TWO MONTHS ENDED
  DECEMBER 31, 2000
William F. Miller
  III.................     --          --         --         $  --            --    $     --   $       --
Robert M. Holster.....     --          --         --            --            --          --           --
Philip Rydzewski......     --          --         --            --            --          --           --
William C. Lucia......     --          --         --            --            --          --           --

---------------

(a) Represents individual option grant as a percentage of total options issued in the year ended December 31, 2001 and the transition period from November 1, 2000 to December 31, 2000.

(b) The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of our common stock.

     The following table sets forth selected stock option exercise information for the year ended December 31, 2001 and the transition period from November 1, 2000 to December 31, 2000 and the number and value of stock options as of December 31, 2001 and 2000 relating to the Chief Executive Officer and each of our other three executive officers.

         STOCK OPTIONS EXERCISED IN THE LAST YEAR AND TRANSITION PERIOD
                  AND RELATED PERIOD-ENDED STOCK OPTION VALUES


                                                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                    OPTIONS AT PERIOD-END       OPTIONS AT PERIOD-END(A)
                            ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
YEAR ENDED DECEMBER 31,
  2001
William F. Miller III.....       --        $  --       25,000         800,000        $16,750      $1,413,600
Robert M. Holster.........       --           --       25,000         750,000         16,750       1,405,500
Philip Rydzewski..........       --           --       33,334         116,666         22,334         138,700
William C. Lucia..........       --           --       52,167         170,333         49,592         183,500
TWO MONTHS ENDED DECEMBER
  31, 2000
William F. Miller III.....       --        $  --           --              --        $    --      $       --
Robert M. Holster.........       --           --           --              --             --              --
Philip Rydzewski..........       --           --           --              --             --              --
William C. Lucia..........       --           --       10,500          27,000             --              --


---------------


(a) Value of unexercised "in-the-money" options is determined by multiplying the number of shares subject to such options by the difference between the exercise price per share and $3.15 and $1.50, the closing price per share of the common stock on the Nasdaq National Market on December 31, 2001 and 2000, respectively.


401(k) PLAN

     Effective November 1, 1997, we established a 401(k) Plan to replace our terminated profit sharing plan. The 401(k) Plan permits an employee to contribute a portion of the employee's compensation, subject to certain limitations. At our discretion, we may make annual contributions to the 401(k) Plan for the benefit of participating employees. For the fiscal year ended December 31, 2001, the two month transition period ended December 31, 2000, and the fiscal years ended October 31, 2000 and 1999, 401(k) Plan expense was $264,000, $95,000, $653,000 and $506,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Richard H. Stowe and William W. Neal, each of whom is a non-employee director. We have never employed any member of this Committee. During our last fiscal year, none of our executive officers served on the Compensation Committee of another entity or on any other committee of the board of directors of another entity performing similar functions.

                                STOCK OWNERSHIP


     The following table sets forth certain information regarding the beneficial ownership of common stock as of December 16, 2002 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each executive officer identified in the Summary Compensation Table above, (c) each director, and (d) all executive officers and directors as a group. Except as we otherwise note, the named shareholder had sole voting and investment power with respect to such securities.



NAME                                                           AMOUNT     PERCENTAGE
----                                                          ---------   ----------
Welch Capital Partners(a)...................................  1,311,000       7.2%
  101 E. 52nd Street, 31st Floor
  New York, NY 10022
Dimensional Fund Advisors Inc.(b)...........................  1,230,000       6.7%
  1229 Ocean Avenue, 11th Floor,
  Santa Monica, CA 90401
William F. Miller III(c)....................................  1,065,000       5.7%
Robert M. Holster(d)........................................    442,696       2.4%
William C. Lucia(e).........................................    106,279         *
Philip Rydzewski(f).........................................     83,334         *
Randolph G. Brown(g)........................................    164,125         *
James T. Kelly(h)...........................................    270,000       1.5%
William W. Neal(i)..........................................    119,295         *
Galen D. Powers(j)..........................................     91,810         *
Ellen A. Rudnick(k).........................................     81,125         *
Richard H. Stowe(l).........................................    225,687         *
All executive officers and directors as a group (10
  persons)(m)...............................................  2,649,351      13.2%


---------------

 *  denotes percentage of ownership is less than 1%.


(a) The number of shares beneficially owned is based upon information reported on a Schedule 13F filed by Welch Capital Partners, LLC with the Securities and Exchange Commission on September 30, 2002.



(b) According to its Schedule 13G/A for the year ended December 31, 2001, Dimensional is a registered investment advisor which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. The shares of common stock are owned by these funds.



(c) Includes outstanding options to purchase 475,000 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(d) Mr. Holster became our President and Chief Operating Officer on March 30, 2001. Includes outstanding options to purchase 375,000 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003. Also includes 27,996 shares of common stock owned by members of the family of Mr. Holster, as to which Mr. Holster disclaims beneficial ownership.



(e) Includes outstanding options to purchase 103,384 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(f) Mr. Rydzewski joined the Company in April 2001 and became Chief Financial Officer in January 2002. Includes outstanding options to purchase 83,334 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(g) Includes outstanding options to purchase 164,125 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(h) Mr. Kelly became a director in December 2001. Includes outstanding options to purchase 250,000 shares of common stock that are currently exercisable. Also includes 20,000 shares of common stock owned by members of the family of Mr. Kelly, as to which Mr. Kelly disclaims beneficial ownership.

(i) Includes 32,980 shares of common stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 81,875 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(j) Includes 237 shares of common stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 86,375 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(k) Includes outstanding options to purchase 78,125 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(l) Includes 9,000 shares of common stock owned by members of the family of Mr. Stowe, as to which Mr. Stowe disclaims beneficial ownership. Also includes outstanding options to purchase 169,375 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.



(m) Includes outstanding options to purchase 1,867,043 shares of common stock that are currently exercisable or will become exercisable before February 15, 2003.


                                 LEGAL MATTERS


     The validity of the securities to be issued in the merger and share exchange will be passed upon by Brown Rudnick Berlack Israels LLP, 120 West 45th Street, New York, New York 10036. In addition, Brown Rudnick Berlack Israels LLP will pass upon certain federal income tax matters relating to the merger and share exchange.


                                    EXPERTS

     The consolidated financial statements and schedule of Health Management Systems, Inc. and subsidiaries as of December 31, 2001, December 31, 2000 and October 31, 2000, and for the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of KPMG LLP as experts in accounting and auditing. The audit report refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
                         AGREEMENT AND PLAN OF MERGER.

                               OTHER INFORMATION

EXPENSES OF SOLICITATION


     HMS will bear the cost of soliciting proxies for the special meeting. Proxies will be solicited by mail and may be solicited personally by directors, officers, or employees of HMS who will not receive special compensation for such services. HMS has retained Mellon Shareholder Services to assist it in soliciting proxies.


OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the special meeting other than as set forth in this document. If other matters properly come before the special meeting, the persons named as proxies will vote on such matters in their discretion.


                             AVAILABLE INFORMATION



     HMS files (and following the merger and share exchange, Holdings will file) reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website that contains reports, proxy statements and other information regarding HMS. The address of the SEC website is http://www.sec.gov.



     Holdings has filed a registration statement under the Securities Act of 1933, as amended, with the SEC with respect to the Holdings common stock to be issued to HMS shareholders in the share exchange. This proxy statement and prospectus constitutes the prospectus of Holdings filed as part of the registration statement. This proxy statement and prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.



     If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement and prospectus, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement and prospectus does not extend to you.



     Neither the delivery of this proxy statement and prospectus nor any distribution of the securities to which this proxy statement and prospectus relates shall, under any circumstances, create an implication that there has been no change in the information contained in this proxy statement and prospectus since its date.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          KATHY L. ARENDT
                                          Secretary

Dated: [insert], 2003



         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE
              ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheets as of September 30,
  2002 (unaudited) and December 31, 2001....................   F-2
Condensed Consolidated Statements of Operations (unaudited)
  for the three months and six months ended September 30,
  2002 and 2001.............................................   F-3
Condensed Consolidated Statement of Shareholders' Equity and
  Comprehensive Income (Loss) (unaudited) for the nine
  months ended September 30, 2002...........................   F-4
Condensed Consolidated Statements of Cash Flows (unaudited)
  for the nine months ended September 30, 2002 and 2001.....   F-5
Notes to Condensed Consolidated Financial Statements for the
  Period Ended June 30, 2002................................   F-6
CONSOLIDATED FINANCIAL STATEMENTS:
Independent Auditors' Report................................  F-12
Consolidated Balance Sheets as of December 31, 2001 and
  2000, and October 31, 2000................................  F-13
Consolidated Statements of Operations for the Year Ended
  December 31, 2001, the Two Months Ended December 31, 2000,
  and the Years Ended October 31, 2000 and 1999.............  F-14
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income/(Loss) for the Year Ended December
  31, 2001, the Two Months Ended December 31, 2000, and the
  Years Ended October 31, 2000 and 1999.....................  F-15
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 2001, the Two Months Ended December 31, 2000,
  and the Years Ended October 31, 2000 and 1999.............  F-16
Notes to Consolidated Financial Statements for the Period
  Ended December 31, 2001...................................  F-17
Schedule II -- Valuation and Qualifying accounts............  F-41

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 19,739        $ 21,020
  Short-term investments....................................       2,856           4,022
  Accounts receivable, net..................................      16,765          12,720
  Prepaid expenses and other current assets.................       1,428           2,420
                                                                --------        --------
     Total current assets...................................      40,788          40,182
Property and equipment, net.................................       4,639           4,228
Capitalized software costs, net.............................         302             466
Goodwill, net...............................................       5,679           5,679
Deferred income taxes, net..................................       8,920           8,920
Other assets................................................         293             650
Net assets of discontinued operations.......................          --             269
                                                                --------        --------
     Total assets...........................................    $ 60,621        $ 60,394
                                                                ========        ========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued expenses and other
     liabilities............................................    $ 12,162        $ 13,417
  Net liabilities of discontinued operations................         354             527
                                                                --------        --------
     Total current liabilities..............................      12,516          13,944
Other liabilities...........................................         694             669
                                                                --------        --------
  Total liabilities.........................................      13,210          14,613
                                                                --------        --------
Commitments and contingencies
Shareholders' equity:
  Preferred stock -- $.01 par value; 5,000,000 shares
     authorized; none issued................................          --              --
  Common stock -- $.01 par value; 45,000,000 shares
     authorized; 19,776,177 shares issued and 18,167,061
     shares outstanding at September 30, 2002; 19,332,089
     shares issued and 18,015,073 shares outstanding at
     December 31, 2001......................................         198             193
  Capital in excess of par value............................      74,789          73,550
  Unearned stock compensation...............................         (52)           (128)
  Accumulated deficit.......................................     (18,005)        (18,755)
  Accumulated other comprehensive income (loss).............          26             (42)
  Treasury stock, at cost; 1,609,116 shares at September 30,
     2002 and 1,317,016 at December 31, 2001................      (9,184)         (8,315)
  Note receivable from officer for sale of stock............        (361)           (722)
                                                                --------        --------
     Total shareholders' equity.............................      47,411          45,781
                                                                --------        --------
       Total liabilities and shareholders' equity...........    $ 60,621        $ 60,394
                                                                ========        ========



     See accompanying notes to condensed consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                                           SEPTEMBER 30,        SEPTEMBER 30,
                                                        -------------------   ------------------
                                                          2002       2001      2002       2001
                                                        --------   --------   -------   --------
                                                                      (UNAUDITED)
Revenue...............................................  $17,024    $14,267    $50,638   $ 44,427
                                                        -------    -------    -------   --------
Cost of services:
  Compensation........................................    9,275      7,893     28,191     25,334
  Data processing.....................................    1,154      4,523      4,879      7,718
  Occupancy...........................................    1,533      1,411      4,597      4,574
  Direct project costs................................    2,666      2,431      7,358      6,438
  Other operating costs...............................    2,192      6,262      8,176      9,760
  Restructuring costs.................................       --         --         --        785
  Amortization of intangibles.........................       --         88         --        264
                                                        -------    -------    -------   --------
     Total cost of services...........................   16,820     22,608     53,201     54,873
                                                        -------    -------    -------   --------
  Operating income (loss).............................      204     (8,341)    (2,563)   (10,446)
Gain on sale of assets................................       --      1,553         --      1,553
Net interest income...................................      124        172        413        548
                                                        -------    -------    -------   --------
  Income (loss) from continuing operations before
     income taxes.....................................      328     (6,616)    (2,150)    (8,345)
Income tax benefit....................................       --     (2,405)        --     (2,993)
                                                        -------    -------    -------   --------
  Income (loss) from continuing operations............      328     (4,211)    (2,150)    (5,352)
Discontinued operations:
  Income (loss) from discontinued operations, net.....       --        157         --     (3,796)
  Estimated income (loss) on disposal of discontinued
     operations.......................................       --     (1,019)     2,900     (1,019)
                                                        -------    -------    -------   --------
     Net income (loss) from discontinued operations...       --       (862)     2,900     (4,815)
                                                        -------    -------    -------   --------
     Net income (loss)................................  $   328    $(5,073)   $   750   $(10,167)
                                                        =======    =======    =======   ========
Basic earnings per share data:
  Income (loss) per share from continuing
     operations.......................................  $  0.02    $ (0.23)   $ (0.12)  $  (0.30)
  Income (loss) per share from discontinued
     operations, net..................................       --      (0.05)      0.16      (0.27)
                                                        -------    -------    -------   --------
     Net income (loss) per share......................  $  0.02    $ (0.28)   $  0.04   $  (0.57)
                                                        =======    =======    =======   ========
Diluted earnings per share data:
  Income (loss) per share from continuing
     operations.......................................  $  0.02    $ (0.23)   $ (0.12)  $  (0.30)
  Income (loss) per share from discontinued
     operations, net..................................       --      (0.05)      0.16      (0.27)
                                                        -------    -------    -------   --------
     Net income (loss) per share......................  $  0.02    $ (0.28)   $  0.04   $  (0.57)
                                                        =======    =======    =======   ========
Weighted average number of common shares outstanding:
  Basic...............................................   18,259     17,866     18,188     17,831
  Diluted.............................................   20,001     17,866     18,188     17,831
                                                        =======    =======    =======   ========



     See accompanying notes to condensed consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES



            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                        AND COMPREHENSIVE INCOME (LOSS)


                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002


                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                  (UNAUDITED)


                                 COMMON STOCK                                                  ACCUMULATED
                              -------------------   CAPITAL IN     UNEARNED                       OTHER          TREASURY STOCK
                              # OF SHARES    PAR    EXCESS OF       STOCK       ACCUMULATED   COMPREHENSIVE   ---------------------
                                ISSUED      VALUE   PAR VALUE    COMPENSATION     DEFICIT     INCOME (LOSS)   # OF SHARES   AMOUNT
                              -----------   -----   ----------   ------------   -----------   -------------   -----------   -------
BALANCE AT DECEMBER 31,
 2001.......................  19,332,089    $193     $73,550        $(128)       $(18,755)        $(42)        1,317,016    $(8,315)
 Comprehensive income:
   Net income...............          --      --          --           --             750           --                --        --
   Change in net unrealized
     appreciation on short-
     term investments.......          --      --          --           --              --           68                --        --
 Total comprehensive
   income...................
 Repayment of note
   receivable...............          --      --          --           --              --           --                --        --
 Purchases of treasury
   stock....................          --      --          --           --              --           --           292,100      (869)
 Exercise of stock
   options..................     408,718       4         577           --              --           --                --        --
 Shares issued under
   employee stock purchase
   plan.....................      35,370       1          89           --              --           --                --        --
 Remeasurement of unearned
   stock compensation.......          --      --          48          (48)             --           --                --        --
 Stock compensation
   expense..................          --      --         525          124              --           --                --        --
                              ----------    ----     -------        -----        --------         ----         ---------    -------
BALANCE AT SEPTEMBER 30,
 2002.......................  19,776,177    $198     $74,789        $ (52)       $(18,005)        $ 26         1,609,116    $(9,184)
                              ==========    ====     =======        =====        ========         ====         =========    =======

                                 NOTE
                              RECEIVABLE       TOTAL
                              FROM SALE    SHAREHOLDERS'
                               OF STOCK       EQUITY
                              ----------   -------------
BALANCE AT DECEMBER 31,
 2001.......................    $(722)        $45,781
 Comprehensive income:
   Net income...............       --             750
   Change in net unrealized
     appreciation on short-
     term investments.......       --              68
                                              -------
 Total comprehensive
   income...................                      818
 Repayment of note
   receivable...............      361             361
 Purchases of treasury
   stock....................       --            (869)
 Exercise of stock
   options..................       --             581
 Shares issued under
   employee stock purchase
   plan.....................       --              90
 Remeasurement of unearned
   stock compensation.......       --              --
 Stock compensation
   expense..................       --             649
                                -----         -------
BALANCE AT SEPTEMBER 30,
 2002.......................    $(361)        $47,411
                                =====         =======



     See accompanying notes to condensed consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                               2002       2001
                                                              -------   --------
Operating activities:
  Net income (loss).........................................  $   750   $(10,167)
     Adjustments to reconcile net income (loss) to net cash
      from operating activities:
          (Income) loss from discontinued operations........   (2,900)     4,815
          Depreciation and amortization.....................    1,812      1,594
          Amortization of intangibles.......................       --        264
          Loss on disposal/impairment of property and
           equipment........................................      612      2,097
          Provision for doubtful accounts...................      231      2,712
          Net gain on sale of assets, CDR operations and EDI
           operations.......................................       --     (1,553)
          Stock compensation expense........................      649        140
          Increase in deferred tax asset....................       --     (2,768)
          Changes in assets and liabilities:
            Increase in accounts receivable.................   (4,276)    (1,403)
            Decrease in other current assets................      992      3,065
            Increase (decrease) in other assets.............      357     (2,465)
            Increase (decrease) in accounts payable, accrued
              expenses and other liabilities................   (1,230)     2,106
                                                              -------   --------
               Net cash used in operating activities........   (3,003)    (1,563)
                                                              -------   --------
Investing activities:
  Purchases of property and equipment.......................   (2,671)    (1,283)
  Investment in software....................................       --     (1,198)
  Proceeds from sale of assets, EDI operations, net.........       --        592
  Proceeds from sale of assets, CDR operations, net.........       --      2,834
  Repayments of note receivable from officer for sale of
     stock..................................................      361         --
  Net proceeds from sales of short-term investments.........    1,234      1,657
                                                              -------   --------
               Net cash (used in) provided by investing
                activities..................................   (1,076)     2,602
                                                              -------   --------
Financing activities:
  Proceeds from exercise of stock options...................      581          7
  Proceeds from issuance of common stock, employee stock
     purchase plan..........................................       90        105
  Purchases of treasury stock...............................     (869)        --
                                                              -------   --------
               Net cash (used in) provided by financing
                activities..................................     (198)       112
                                                              -------   --------
            Net (decrease) increase in cash and cash
              equivalents...................................   (4,277)     1,151
Cash and cash equivalents at beginning of period............   21,020      6,187
Cash provided by discontinued operations....................    2,996      3,480
                                                              -------   --------
Cash and cash equivalents at end of period..................  $19,739   $ 10,818
                                                              =======   ========
Supplemental disclosure of noncash investing and financing
  activities:
  Service credits received as consideration from sale of
     assets.................................................  $    --   $  2,259
                                                              =======   ========
  Sale of common stock to officer for note receivable.......  $    --   $    722
                                                              =======   ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $    --   $     30
                                                              =======   ========
  Cash paid for income taxes................................  $   138   $     94
                                                              =======   ========



     See accompanying notes to condensed consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)



1.  UNAUDITED INTERIM FINANCIAL INFORMATION


     The management of Health Management Systems, Inc. (HMSY or the Company) is responsible for the accompanying unaudited interim condensed consolidated financial statements and the related information included in the notes to the condensed consolidated financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments, including normal recurring adjustments necessary for the fair presentation of the Company's financial position and results of operations and cash flows for the periods presented. Results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.


     These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2001 commencing on page F-12 of this proxy statement and prospectus, and the unaudited interim condensed consolidated financial statements as of and for the quarterly periods ended March 31, 2002 and June 30, 2002 included in the Company's Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (the SEC).



2.  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION


  (A) CHANGE IN FISCAL YEAR

     On October 30, 2001, the Board of Directors approved a change of the Company's fiscal year to December 31 from October 31. The change was retroactive to January 1, 2001. Accordingly, the Company changed its fiscal quarters to the calendar quarters.

  (B) DISCONTINUED OPERATIONS OF BUSINESS SEGMENTS


     During the year ended December 31, 2001, the Company sold its Decision Support Group (DSG) business unit and implemented a formal plan to proceed with an orderly closure of the Payor Systems Group (PSG) business unit. In prior periods, DSG and PSG had been separate reportable segments. The current and historical operating results of DSG and PSG have been reported as discontinued operations on the accompanying Condensed Consolidated Statements of Operations. The current and noncurrent assets and liabilities of PSG are presented on a net basis as discontinued operations on the Condensed Consolidated Balance Sheets for all periods presented.


  (C) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (D) RECLASSIFICATIONS

     Certain reclassifications were made to prior amounts to conform to the current presentation.


3.  RESTRUCTURINGS AND DISCONTINUED OPERATIONS


  (A) RESTRUCTURINGS


     In April 2001, the Company recognized a restructuring charge of $785,000. This charge was subsequently adjusted by $38,000 in November 2001, to a net charge of $747,000. This net charge related to the closure of the Company's Washington, D.C. office, consisting of $198,000 in employee costs (representing 4 employees), $299,000 in office lease and fixed asset costs, and $250,000 for the write-off of an initial fee paid for a third party liability recovery system which the Company had determined would not be put into use. Of the total

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


restructuring charges, $30,000 and $269,000 remained as accrued liabilities at September 30, 2002 and December 31, 2001, respectively.

     In December 2001, the Company recognized a restructuring charge of $1.8 million consisting of $1.3 million for facility costs associated with reducing the amount of space the Company occupies at its headquarters in New York City, and $500,000 for severance costs associated with reducing 20 employees in the information technology and facilities maintenance departments. Of the total restructuring charges, $1.3 million and $1.8 million remained as a liability at September 30, 2002 and December 31, 2001, respectively.

  (B) DISCONTINUED OPERATIONS OF BUSINESS SEGMENTS

  (i) Discontinuance of Payor Systems Group (PSG)

     On July 31, 2001, the Company implemented a formal plan to proceed with an orderly closing of PSG. As of July 31, 2001, the Company had estimated a pre-tax loss on disposal of $1.6 million. As a result of its success in exiting various business obligations, the Company reduced its estimated loss to $200,000 as of December 31, 2001. In the quarterly period ended June 30, 2002, the Company received a $2.7 million contract termination fee which was not included in the disposal estimate. In addition, during the quarterly period ended June 30, 2002, the Company reduced the estimated loss on disposal by $200,000, based on actual operating results through that period. Consequently, the Company recognized income from discontinued operations, in the accompanying condensed consolidated financial statements, of $2.9 million during the quarterly period ended June 30, 2002. The Company's estimated loss has remained unchanged as of September 30, 2002.

     The results of PSG's operations have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.

     In April 2001, the Company incurred a restructuring charge of $5.1 million related to PSG, resulting from the decision to discontinue development of its managed care system offering. The charge consisted of $3.5 million for the write-off of capitalized software development and equipment, $810,000 for employee severance and consulting costs associated with approximately 60 positions, $678,000 for lease termination costs, and $128,000 in miscellaneous costs. In July 2001, the Company recognized a net reduction to these restructuring charges of $315,000 resulting from a $635,000 negotiated settlement received from the development partner, and additional lease termination costs of $320,000. Of the total restructuring charges, zero and $422,000 in lease termination and related facility costs remain as liabilities at September 30, 2002 and December 31, 2001, respectively, and are reflected in the net liability of discontinued operations.

  (ii) Sale of Decision Support Group (DSG)

     On December 11, 2001, the Company sold its healthcare decision support software systems and services business, Health Care microsystems, Inc. (HCm), a wholly-owned subsidiary, which operated as the Company's DSG business segment, to HCm's executive management team for a total sale price of $9.8 million. As a result of the sale of this business segment, DSG has been reflected in the accompanying financial statements as a discontinued operation.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


  (iii) Discontinued Operations Information

     Results of operations from discontinued operations were as follows ($ in thousands):

                                     THREE MONTHS ENDED         THREE MONTHS ENDED
                                     SEPTEMBER 30, 2002         SEPTEMBER 30, 2001
                                   ----------------------   --------------------------
                                    PSG     DSG    TOTAL      PSG      DSG      TOTAL
                                   ------   ----   ------   -------   ------   -------
Revenue..........................  $   37   $ --   $   37   $ 1,748   $4,859   $ 6,607
                                   ------   ----   ------   -------   ------   -------
Loss before income taxes.........      --     --       --    (1,316)     (37)   (1,353)
Income tax benefit...............      --     --       --      (477)     (14)     (491)
                                   ------   ----   ------   -------   ------   -------
Loss from discontinued
  operations.....................  $   --   $ --   $   --   $  (839)  $  (23)  $  (862)
                                   ------   ----   ------   -------   ------   -------

                                   NINE MONTHS ENDED           NINE MONTHS ENDED
                                   SEPTEMBER 30, 2002          SEPTEMBER 30, 2001
                                 ----------------------   ----------------------------
                                  PSG     DSG    TOTAL      PSG        DSG      TOTAL
                                 ------   ----   ------   --------   -------   -------
Revenue........................  $3,960   $ --   $3,960   $  6,800   $17,021   $23,821
                                 ------   ----   ------   --------   -------   -------
Income (loss) before income
  taxes........................   2,900     --    2,900    (10,045)    2,557    (7,488)
Income tax expense (benefit)...      --     --       --     (3,639)      966    (2,673)
                                 ------   ----   ------   --------   -------   -------
Income (loss) from discontinued
  operations...................  $2,900   $ --   $2,900   $ (6,406)  $ 1,591   $(4,815)
                                 ------   ----   ------   --------   -------   -------

     Assets and liabilities of the discontinued operations of PSG were as follows ($ in thousands):

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
Current assets..............................................     $   --         $   852
Current liabilities.........................................       (354)         (1,379)
                                                                 ------         -------
     Net current liabilities................................     $ (354)        $  (527)
                                                                 ------         -------
Property and equipment......................................     $   --         $    78
Capitalized software costs..................................         --             191
                                                                 ------         -------
     Net noncurrent assets..................................     $   --         $   269
                                                                 ------         -------


4.  STOCK BASED COMPENSATION PLANS



     On June 4, 2002, as ratified by the shareholders at the Company's annual meeting, the Company granted 250,000 stock options at an exercise price of $2.48 per share to a member of the Board of Directors. All of the options were fully vested on the grant date, June 4, 2002. This grant represented 60,000 options for service as a board member consistent with a similar grant to the other board members in December 2001, and 190,000 options as an inducement to join the board.



     The Company immediately recognized a total of $525,000 in compensation expense consisting of $478,800 based on the fair value of the options using the Black-Scholes option pricing model for the 190,000 options and $46,200 for the 60,000 options based on the difference between the current market price of the stock on the grant date and the exercise price.



5.  SEGMENT INFORMATION


     The Company's Provider Services Division provides outsourced business office services to hospitals. The Company's Payor Services Division provides third party liability identification and recovery services to state

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


Medicaid agencies. The Company measures the performance of its operating segments utilizing operating income (loss), as reflected in the accompanying condensed consolidated statements of operations. Certain reclassifications were made to prior year amounts to conform to the current presentation. At December 31, 2001 and September 30, 2002, the Company had goodwill of $4.6 million attributable to its Provider Services Division and $1.1 million attributable to its Payor Services Division.


                                                           TOTAL      PROVIDER    PAYOR
                                                         CONTINUING   SERVICES   SERVICES
                                                         OPERATIONS   DIVISION   DIVISION
                                                         ----------   --------   --------
                                                                 ($ IN THOUSANDS)
THREE MONTHS ENDED SEPTEMBER 30, 2002
Revenue................................................   $ 17,024    $ 9,424    $ 7,600
Operating income (loss)................................   $    204    $  (923)   $ 1,127

THREE MONTHS ENDED SEPTEMBER 30, 2001
Revenue................................................   $ 14,267    $ 8,543    $ 5,724
Operating loss.........................................   $ (8,341)   $(7,380)   $  (961)

NINE MONTHS ENDED SEPTEMBER 30, 2002
Revenue................................................   $ 50,638    $26,692    $23,946
Operating income (loss)................................   $ (2,563)   $(6,355)   $ 3,792

NINE MONTHS ENDED SEPTEMBER 30, 2001
Revenue................................................   $ 44,427    $23,512    $20,915
Operating loss.........................................   $(10,446)   $(9,984)   $  (462)



6.  EARNINGS PER SHARE


     Basic earnings per share is calculated as net income divided by the weighted average common shares outstanding. Diluted earnings per share is calculated as net income divided by the weighted average common shares outstanding including the dilutive effects of potential common shares, which include the Company's stock options. For the three months ended September 30, 2002, the diluted earnings per share calculation includes common stock equivalents in the weighted average shares outstanding. For the three months ended September 30, 2001 and nine months ended September 30, 2002 and 2001, the diluted earnings per share calculation excludes common stock equivalents from the weighted average shares as it would be antidilutive to the loss per share from continuing operations. The diluted weighted average number of shares outstanding for the three months and nine months ended September 30, 2002 were 20,000,796 and 20,488,345, respectively. The diluted weighted average number of shares outstanding for the three months and nine months ended September 30, 2001 were 18,741,830 and 18,449,781, respectively.


7.  COMMITMENTS -- LEGAL PROCEEDINGS



     As more fully discussed in Note 17(b) of the Notes to the Consolidated Financial Statements on page F-34, the Company is subject to a lawsuit which commenced in June 1998. The lawsuit was filed by certain holders of promissory notes of HHL Financial Services, Inc. (HHL), alleging the defendants, including the Company, breached various fiduciary duties between 1990 and 1996, and that the defendants intentionally caused HHL's default under the promissory notes, and ultimately led to HHL's filing for bankruptcy protection in 1997. The plaintiffs are seeking damages for the unpaid promissory notes in the amount of $2.3 million, plus interest.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


     The lawsuit was filed simultaneously in the Bankruptcy Court in Delaware, and the New York Supreme Court Nassau County. By decision dated June 5, 2001, the District Court of Delaware dismissed one of the plaintiffs' two causes of action, deferring to the New York State courts to determine if the plaintiffs' remaining cause of action, alleging tortious interference with contract, stated a valid claim. The Company's (and the individual defendants') motion in Supreme Court to dismiss the remaining cause of action was denied by decision dated February 20, 2002. The Company has appealed the decision to the New York State Supreme Court-Appellate Division Second Department and has perfected its Appeal. In the interim, the Company has obtained a stay of all depositions pending a decision on the Appeal. The Appeal has not yet been fully briefed, and a decision is not expected for a number of months.

     The Company intends to continue its vigorous defense of this lawsuit. Management believes the risk of loss is not probable and accordingly has not recognized any accrued liability for this matter. Although the outcome of this matter cannot be predicted with certainty, the Company believes that any liability that may result will not, in the aggregate, have a material adverse effect on the Company's financial position or cash flows, although it could be material to the Company's operating results in any one accounting period.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In 2002, the Company adopted SFAS 142 and SFAS 144. SFAS 144 establishes a single model for the impairment of long-lived assets and broadens the definition of discontinued operations to include disposal of components of an individual business. SFAS 142 eliminates amortization of goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with finite lives and addresses impairment testing and recognition for goodwill and intangible assets. As a result of adoption, amortization ceased for goodwill. The Company completed its impairment review of goodwill in the second quarter and no impairment charge resulted from this impairment evaluation.


     The Company assesses goodwill for impairment annually unless events occur that require more frequent reviews. Long-lived assets are tested for impairment if impairment triggers occur. Undiscounted cash flow analyses are used to assess long-lived asset impairment. If an assessment indicates impairment, the impaired asset is written down to its fair market value based on the best information available. Estimated fair market value is generally measured with discounted estimated future cash flows.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


     The following reflects the impact that SFAS 142 would have had on prior year net income and earnings per common share if adopted in 2001 ($ in thousands except per share data):


                                                             THREE MONTHS ENDED   NINE MONTHS ENDED
                                                             SEPTEMBER 30, 2001   SEPTEMBER 30, 2001
                                                             ------------------   ------------------
Loss from continuing operations, as reported...............       $(4,211)             $(5,352)
Add back: goodwill amortization, net of tax................            56                  175
                                                                  -------              -------
Adjusted loss from continuing operations...................        (4,155)              (5,177)
                                                                  -------              -------
Loss from discontinued operations, as reported.............          (862)              (4,815)
Add back: goodwill amortization, net of tax................            --                   62
                                                                  -------              -------
Adjusted loss from discontinued operations.................          (862)              (4,753)
                                                                  -------              -------
Adjusted net loss..........................................       $(5,017)             $(9,930)
                                                                  =======              =======
Loss per share from continuing operations, as reported.....       $ (0.23)             $ (0.30)
Goodwill amortization......................................          0.00                 0.01
                                                                  -------              -------
Adjusted loss per share from continuing operations.........         (0.23)               (0.29)
Adjusted loss per share from discontinued operations.......         (0.05)               (0.27)
                                                                  -------              -------
Adjusted loss per share....................................       $ (0.28)             $ (0.56)
                                                                  =======              =======



9.  SUBSEQUENT EVENT



     On October 11, 2002, HMS Holdings Corp. (Holdings), a newly formed, wholly-owned subsidiary of the Company filed a Registration Statement on Form S-4 with the SEC for the purpose of creating a holding company structure. Under the holding company structure, shares of HMSY common stock would be exchanged on a one-for-one basis for shares of Holdings common stock. This exchange will occur pursuant to the terms of the Agreement and Plan of Merger, which has been approved by the Company's Board of Directors and is subject to the affirmative vote of the holders of two-thirds of the outstanding shares of the Company's common stock. The primary purpose for the adoption of a holding company structure is to allow for the separation of the Payor and Provider businesses into separate subsidiaries of Holdings. This will allow greater opportunity for the individual businesses to identify and promote themselves in their respective marketplaces, and will provide greater flexibility in terms of operations, expansion and diversification.



     As the merger and share exchange and the related business separation collectively constitute a reorganization with no change in ownership interests, the financial statements of Holdings will retain the former basis of accounting of HMSY and will be identical to HMSY's financial statements prior to the merger and share exchange and business separation. For federal income tax purposes, the merger and share exchange will be tax-free to the holders of HMSY common stock, to HMSY and to Holdings.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Health Management Systems, Inc.:

     We have audited the accompanying consolidated financial statements of Health Management Systems, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Management Systems, Inc. and subsidiaries as of December 31, 2001, December 31, 2000 and October 31, 2000, and the results of their operations and their cash flows for the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in notes 1 and 13 to the consolidated financial statements, the Company adopted the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements", in 2000.

                                          /s/ KPMG LLP

New York, New York
March 12, 2002

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                        DECEMBER 31,       DECEMBER 31,       OCTOBER 31,
                                                            2001               2000              2000
                                                       --------------     --------------     -------------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                  ASSETS
Current assets:
  Cash and cash equivalents..........................     $ 21,020            $ 6,187           $10,573
  Short-term investments.............................        4,022              7,387             6,167
  Accounts receivable, net...........................       12,720             18,579            19,286
  Deferred income taxes, net.........................           --              1,611             1,611
  Prepaid expenses and other current assets..........        2,420              4,776             5,344
                                                          --------            -------           -------
     Total current assets............................       40,182             38,540            42,981
Property and equipment, net..........................        4,228              5,051             5,509
Capitalized software costs, net......................          466              2,050             1,835
Goodwill, net........................................        5,679              7,366             7,425
Deferred income taxes, net...........................        8,920              7,309             6,643
Other assets.........................................          650                507               489
Net assets of discontinued operations................          269             14,814            14,681
                                                          --------            -------           -------
     Total assets....................................     $ 60,394            $75,637           $79,563
                                                          ========            =======           =======
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued expenses and other
     liabilities.....................................     $ 13,417            $ 9,244           $10,799
  Net liabilities of discontinued operations.........          527                241             1,620
                                                          --------            -------           -------
     Total current liabilities.......................       13,944              9,485            12,419
Other liabilities....................................          669              1,479             1,546
                                                          --------            -------           -------
     Total liabilities...............................       14,613             10,964            13,965
                                                          --------            -------           -------
Commitments and contingencies
Shareholders' equity:
  Preferred stock -- $.01 par value; 5,000,000 shares
     authorized; none issued.........................           --                 --                --
  Common stock -- $.01 par value; 45,000,000 shares
     authorized;
     19,332,089 shares issued and 18,015,073 shares
       outstanding at December 31, 2001;
     18,563,922 shares issued and 17,252,256 shares
       outstanding at December 31, 2000;
     18,563,922 shares issued and 17,252,256 shares
       outstanding at October 31, 2000...............          193                186               186
  Capital in excess of par value.....................       73,550             72,170            72,170
  Unearned stock compensation........................         (128)                --                --
  Retained earnings/(accumulated deficit)............      (18,755)               709             1,652
  Accumulated other comprehensive loss...............          (42)               (92)             (110)
  Treasury stock, at cost; 1,317,016 shares at
     December 31, 2001 and 1,311,666 shares at
     December 31 and October 31, 2000................       (8,315)            (8,300)           (8,300)
  Note receivable from officer for sale of stock.....         (722)                --                --
                                                          --------            -------           -------
     Total shareholders' equity......................       45,781             64,673            65,598
                                                          --------            -------           -------
       Total liabilities and shareholders' equity....     $ 60,394            $75,637           $79,563
                                                          ========            =======           =======

          See accompanying notes to consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   TWO MONTHS       YEAR          YEAR
                                                    YEAR ENDED       ENDED          ENDED         ENDED
                                                   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,   OCTOBER 31,
                                                       2001           2000          2000          1999
                                                   ------------   ------------   -----------   -----------
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenue..........................................    $ 58,748       $ 9,207       $ 64,849       $67,950
                                                     --------       -------       --------       -------
Cost of services:
  Compensation...................................      33,808         6,239         37,656        34,172
  Data processing................................       9,281         1,172          7,217         7,353
  Occupancy......................................       6,503         1,305          7,753         6,201
  Direct project costs...........................       9,593           737          9,931        10,533
  Other operating costs..........................      13,665         1,383         10,079         7,355
  Restructuring costs............................       2,280            --            821            --
  Impairment of assets...........................       1,335            --             --            --
  Other charges..................................          --            --          2,662            --
  Amortization of intangibles....................         353            59            401           291
                                                     --------       -------       --------       -------
     Total cost of services......................      76,818        10,895         76,520        65,905
                                                     --------       -------       --------       -------
  Operating income (loss)........................     (18,070)       (1,688)       (11,671)        2,045
Gain on sale of assets...........................       1,605            --             --            --
Net interest income..............................         667           138          1,024         1,206
                                                     --------       -------       --------       -------
  Income (Loss) from continuing operations before
     income taxes and cumulative effect of change
     in accounting principle.....................     (15,798)       (1,550)       (10,647)        3,251
Income tax expense (benefit).....................          --          (642)        (4,530)        1,149
                                                     --------       -------       --------       -------
  Income (Loss) from continuing operations before
     cumulative effect of change in accounting
     principle...................................     (15,798)         (908)        (6,117)        2,102
Discontinued operations:
  Income (Loss) from discontinued operations,
     net.........................................      (5,053)          (35)         2,656         5,381
  Estimated loss on disposal of discontinued
     operations, net.............................        (200)           --             --            --
  Gain on sale of discontinued operation, net....       1,587            --             --            --
                                                     --------       -------       --------       -------
     Discontinued operations.....................      (3,666)          (35)         2,656         5,381
       Income (Loss) before cumulative effect of
          change in accounting principle.........     (19,464)         (943)        (3,461)        7,483
Cumulative effect of change in accounting
  principle, net of tax benefit ("cumulative
  effect").......................................          --            --        (21,965)           --
                                                     --------       -------       --------       -------
     Net income (loss)...........................    $(19,464)      $  (943)      $(25,426)      $ 7,483
                                                     ========       =======       ========       =======
Basic and diluted earnings per share data:
  Income (Loss) per share from continuing
     operations before cumulative effect.........    $  (0.88)      $ (0.05)      $  (0.35)      $  0.12
  Income (Loss) per share from discontinued
     operations, net.............................       (0.21)        (0.00)          0.15          0.31
  Loss per share from cumulative effect, net.....          --            --          (1.26)           --
                                                     --------       -------       --------       -------
     Net income (loss) per share.................    $  (1.09)      $ (0.05)      $  (1.46)      $  0.43
                                                     ========       =======       ========       =======
  Weighted average common shares outstanding.....      17,857        17,252         17,467        17,357
                                                     ========       =======       ========       =======
  Pro forma net loss assuming new accounting
     principle is applied retroactively..........         N/A           N/A       $ (3,461)      $(1,297)
                                                                                  ========       =======
  Pro forma basic loss per share assuming new
     accounting principle is applied
     retroactively...............................         N/A           N/A       $  (0.20)      $ (0.07)
                                                                                  ========       =======

          See accompanying notes to consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        AND COMPREHENSIVE INCOME/(LOSS)

                              COMMON STOCK                                    RETAINED      ACCUMULATED
                           -------------------   CAPITAL IN     UNEARNED      EARNINGS/        OTHER
                           # OF SHARES    PAR    EXCESS OF       STOCK       ACCUMULATED   COMPREHENSIVE
                             ISSUED      VALUE   PAR VALUE    COMPENSATION     DEFICIT     INCOME/(LOSS)
                           -----------   -----   ----------   ------------   -----------   -------------
                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT OCTOBER 31,
 1998....................  18,332,367    $183     $71,134        $  --        $ 19,595         $ 107
 Comprehensive income:
   Net loss..............          --      --          --           --           7,483            --
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --      --          --           --              --          (101)
 Total comprehensive
   income................
 Shares issued under
   employee stock
   purchase plan.........      77,123       1         337           --              --            --
 Exercise of stock
   options...............      41,247      --         210           --              --            --
 Disqualifying
   disposition...........          --      --          33           --              --            --
                           ----------    ----     -------        -----        --------         -----
BALANCE AT OCTOBER 31,
 1999....................  18,450,737    $184     $71,714        $  --        $ 27,078         $   6
 Comprehensive loss:
   Net loss..............          --      --          --           --         (25,426)           --
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --      --          --           --              --          (116)
 Total comprehensive
   loss..................
 Shares issued under
   employee stock
   purchase plan.........      46,095       1         134           --              --            --
 Exercise of stock
   options...............      67,090       1         309           --              --            --
 Disqualifying
   disposition...........          --      --          13           --              --            --
 Purchase of treasury
   stock.................          --      --          --           --              --            --
                           ----------    ----     -------        -----        --------         -----
BALANCE AT OCTOBER 31,
 2000....................  18,563,922    $186     $72,170        $  --        $  1,652         $(110)
 Comprehensive loss:
   Net loss..............          --      --          --           --            (943)           --
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --      --          --           --              --            18
 Total comprehensive
   loss..................
                           ----------    ----     -------        -----        --------         -----
BALANCE AT DECEMBER 31,
 2000....................  18,563,922    $186     $72,170        $  --        $    709         $ (92)
 Comprehensive loss:
   Net loss..............          --      --          --           --         (19,464)           --
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --      --          --           --              --            50
 Total comprehensive
   loss..................
 Shares issued for note
   receivable............     550,000       5         717           --              --            --
 Shares issued under
   employee stock
   purchase plan.........     157,667       1         161           --              --            --
 Exercise of stock
   options...............      60,500       1          69           --              --            --
 Purchase of treasury
   stock.................          --      --          --           --              --            --
 Unearned stock
   compensation..........          --      --         433         (433)             --            --
 Stock compensation
   expense...............          --      --          --          305              --            --
                           ----------    ----     -------        -----        --------         -----
BALANCE AT DECEMBER 31,
 2001....................  19,332,089    $193     $73,550        $(128)       $(18,755)        $ (42)
                           ==========    ====     =======        =====        ========         =====

                                                      NOTE
                              TREASURY STOCK       RECEIVABLE       TOTAL
                           ---------------------   FROM SALE    SHAREHOLDERS'
                           # OF SHARES   AMOUNT     OF STOCK       EQUITY
                           -----------   -------   ----------   -------------
                                  (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT OCTOBER 31,
 1998....................   1,049,000    $(7,750)    $  --        $ 83,269
 Comprehensive income:
   Net loss..............          --         --        --           7,483
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --         --        --            (101)
                                                                  --------
 Total comprehensive
   income................                                            7,382
 Shares issued under
   employee stock
   purchase plan.........          --         --        --             338
 Exercise of stock
   options...............          --         --        --             210
 Disqualifying
   disposition...........          --         --        --              33
                            ---------    -------     -----        --------
BALANCE AT OCTOBER 31,
 1999....................   1,049,000    $(7,750)    $  --        $ 91,232
 Comprehensive loss:
   Net loss..............          --         --        --         (25,426)
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --         --        --            (116)
                                                                  --------
 Total comprehensive
   loss..................                                          (25,542)
 Shares issued under
   employee stock
   purchase plan.........          --         --        --             135
 Exercise of stock
   options...............          --         --        --             310
 Disqualifying
   disposition...........          --         --        --              13
 Purchase of treasury
   stock.................     262,666       (550)       --            (550)
                            ---------    -------     -----        --------
BALANCE AT OCTOBER 31,
 2000....................   1,311,666    $(8,300)    $  --        $ 65,598
 Comprehensive loss:
   Net loss..............          --         --        --            (943)
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --         --        --              18
                                                                  --------
 Total comprehensive
   loss..................                                             (925)
                            ---------    -------     -----        --------
BALANCE AT DECEMBER 31,
 2000....................   1,311,666    $(8,300)    $  --        $ 64,673
 Comprehensive loss:
   Net loss..............          --         --        --         (19,464)
   Change in net
     unrealized
     appreciation on
     short-term
     investments.........          --         --        --              50
                                                                  --------
 Total comprehensive
   loss..................                                          (19,414)
 Shares issued for note
   receivable............          --         --      (722)             --
 Shares issued under
   employee stock
   purchase plan.........          --         --        --             162
 Exercise of stock
   options...............          --         --        --              70
 Purchase of treasury
   stock.................       5,350        (15)       --             (15)
 Unearned stock
   compensation..........          --         --        --              --
 Stock compensation
   expense...............          --         --        --             305
                            ---------    -------     -----        --------
BALANCE AT DECEMBER 31,
 2001....................   1,317,016    $(8,315)    $(722)       $ 45,781
                            =========    =======     =====        ========

          See accompanying notes to consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              TWO MONTHS       YEAR          YEAR
                                                               YEAR ENDED       ENDED          ENDED         ENDED
                                                              DECEMBER 31,   DECEMBER 31,   OCTOBER 31,   OCTOBER 31,
                                                                  2001           2000          2000          1999
                                                              ------------   ------------   -----------   -----------
                                                                                  (IN THOUSANDS)
Operating activities:
  Net income (loss).........................................    $(19,464)      $  (943)      $(25,426)     $  7,483
    Adjustments to reconcile net income (loss) to net cash
      from operating activities:
      (Income) loss from discontinued operations............       3,666            35         (2,656)       (5,381)
      Depreciation and amortization.........................       2,197           393          2,189         1,945
      Amortization of intangibles...........................         353            59            401           291
      Loss on disposal and write-off of capitalized software
         costs and property and equipment...................       2,126            --             --            --
      Provision for doubtful accounts.......................       2,792            12             92           251
      Net gain on sale of assets, CDR operations and EDI
         operations.........................................      (1,605)           --             --            --
      Goodwill impairment...................................       1,335            --             --            --
      Stock compensation expense............................         305            --             --            --
      (Increase) decrease in deferred taxes.................          --          (666)        (2,247)        4,166
      Disqualifying disposition.............................          --            --             13            33
      Cumulative effect of change in accounting principle,
         net of tax.........................................          --            --         21,965            --
      Changes in assets and liabilities:
         (Increase) decrease in accounts receivable.........         793           695         (9,227)      (10,093)
         (Increase) decrease in other current assets........       2,339           569         (2,042)        1,906
         (Increase) decrease in other assets................        (171)          (18)           347          (838)
         Increase (decrease) in accounts payable, accrued
           expenses and other liabilities...................       5,267        (1,503)         1,063         4,298
                                                                --------       -------       --------      --------
           Net cash provided by (used in) operating
             activities.....................................         (67)       (1,367)       (15,528)        4,061
                                                                --------       -------       --------      --------
Investing activities:
  Purchases of property and equipment.......................      (2,246)          (54)        (2,096)       (1,716)
  Investment in software....................................      (1,198)         (215)        (1,267)         (568)
  Acquisition of net assets of HRM..........................          --            --             --        (4,024)
  Proceeds from sale of assets, EDI operations, net.........         661            --             --            --
  Proceeds from sale of assets, CDR operations, net.........       2,887            --             --            --
  Net proceeds from sales/(purchases) of short-term
    investments.............................................       3,415        (1,202)        11,224        (3,089)
                                                                --------       -------       --------      --------
           Net cash provided by (used in) investing
             activities.....................................       3,519        (1,471)         7,861        (9,397)
                                                                --------       -------       --------      --------
Financing activities:
  Proceeds from issuance of common stock, employee stock
    purchase plan...........................................         162            --            135           338
  Proceeds from exercise of stock options...................          70            --            310           210
  Net repayments (borrowings) to former officer.............          --            --            900          (150)
  Purchases of treasury stock...............................         (15)           --           (550)           --
                                                                --------       -------       --------      --------
           Net cash provided by financing activities........         217            --            795           398
                                                                --------       -------       --------      --------
      Net increase (decrease) in cash and cash
         equivalents........................................       3,669        (2,838)        (6,872)       (4,938)
Cash and cash equivalents at beginning of period............       6,187        10,573         16,310        13,883
Cash provided by (used in) discontinued operations..........      11,164        (1,548)         1,135         7,365
                                                                --------       -------       --------      --------
Cash and cash equivalents at end of period..................    $ 21,020       $ 6,187       $ 10,573      $ 16,310
                                                                ========       =======       ========      ========
Supplemental disclosure of noncash investing and financing
  activities:
  Service credits received as consideration from sale of
    assets..................................................    $  2,259       $    --       $     --      $     --
                                                                ========       =======       ========      ========
  Sale of common stock to officer for note receivable.......    $    722       $    --       $     --      $     --
                                                                ========       =======       ========      ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................    $     30       $    --       $     59      $    105
                                                                ========       =======       ========      ========
  Cash paid for income taxes................................    $    204       $     1       $    166      $    522
                                                                ========       =======       ========      ========

          See accompanying notes to consolidated financial statements.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) ORGANIZATION AND BUSINESS

     Health Management Systems, Inc. (the "Company") furnishes information-based revenue enhancement services to healthcare providers and payors. The Company's services benefit its clients by increasing revenue, accelerating cash flow, and reducing operating and administrative costs. The Company is organized into two business units, the Provider Services Division ("Provider") and the Payor Services Division ("Payor").

  (b) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

  (i) Change in Fiscal Year

     On October 30, 2001, the Board of Directors approved a change of the Company's fiscal year to December 31 from October 31. The change was retroactive to January 1, 2001. Accordingly, the Company changed its fiscal quarters to the calendar quarters. As a result of this change, the Company has presented the transition period of November 1 to December 31, 2000. All prior fiscal years are presented with an October 31 year-end date.

  (ii) Discontinued Operations of Business Segments

     During the year, the Company sold its Decision Support Group ("DSG") business unit and implemented a formal plan to proceed with an orderly closure of the Payor Systems Group ("PSG") business unit. In prior periods, DSG and PSG had been separate reportable segments. The current and historical operating results of DSG and PSG have been reported as discontinued operations on the accompanying Consolidated Statements of Operations. The current and noncurrent assets and liabilities of DSG and PSG are presented on a net basis as discontinued operations on the Consolidated Balance Sheets for all periods presented.

  (iii) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) CASH AND CASH EQUIVALENTS

     For purposes of financial reporting, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (d) SHORT-TERM INVESTMENTS

     Short-term investments are recorded at fair value. Debt securities that the Company does not have the intent and ability to hold to maturity are classified either as "available for sale" or as "trading" and are carried at fair value. All of the Company's short-term investments are available for sale and carried at fair value. Unrealized gains and losses on securities classified as available for sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are reported in earnings. Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date.

  (e) DEPRECIATION AND AMORTIZATION OF PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the property and equipment utilizing the straight-line method. Amortization of leasehold improvements is

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES provided over the estimated useful lives of the assets or the terms of the leases, whichever is shorter, using the straight-line method. The estimated useful lives are as follows:

Equipment...................................................    3-5 years
Leasehold improvements......................................   5-10 years
Furniture and fixtures......................................    5-7 years

  (f) SOFTWARE DEVELOPMENT COST

     The Company capitalizes software development costs incurred related to software developed for resale subsequent to the establishment of technological feasibility until the product is released for commercial use. Similarly, costs incurred to develop upgrades are capitalized until the upgrades are commercially released. Before technological feasibility has been established, the Company expenses all costs incurred for the product. Any cash received from a development partner is recorded first as an offset to any previously capitalized software development costs on the project before revenue is recognized.

     The Company also capitalizes certain software development costs related to software developed for internal use while in the application development stage. All other costs to develop software for internal use, either in the preliminary project stage or post implementation stage are expensed as incurred. Amortization of software development costs is calculated on a straight-line basis over the expected economic life of the product, generally estimated to be 36-48 months.

  (g) INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill, which are being amortized on a straight-line basis between ten and forty years.

  (h) IMPAIRMENT OF INTANGIBLES AND LONG-LIVED ASSETS

     The Company assesses the impairment of identifiable intangibles, enterprise level goodwill and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends, significant decline in the Company's stock price for a sustained period, and the Company's market capitalization relative to net book value. The Company determines the recoverability of the carrying value of its long-lived assets based on a projection of the estimated undiscounted future net cash flows expected to result from the use of the asset. When the Company determines that the carrying value of long-lived assets may not be recoverable, the Company measures any impairment by comparing the carrying amount of the asset with the fair value of the asset. For identifiable intangibles and enterprise level goodwill the Company determines fair value based on a projected discounted cash flow method using a discount rate reflective of the Company's cost of funds.

  (i) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits for net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES includes the enactment date. The Company provides a valuation allowance to reduce deferred tax assets to their estimated realizable value.

  (j) NET INCOME PER COMMON SHARE

     Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares and common stock equivalents outstanding during the period. The Company had weighted average common shares and common stock equivalents outstanding during the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999 of 17,857,000, 17,252,000, 17,467,000 and 17,357,000 respectively for weighted average common shares, and 748,000, 41,000, 10,000 and 62,000, respectively for common stock equivalents. The common stock equivalents for the year ended December 31, 2001, the two months ended December 31, 2000, and the year ended October 31, 2000 are excluded from the weighted average shares used to compute diluted net loss per share as they would be antidilutive to the per share calculation. Additionally, the dilutive effect of the common stock equivalents for the year ended October 31, 1999 was not material. The Company's common stock equivalents consist of stock options.

  (k) REVENUE RECOGNITION

     The Company recognizes revenue for its contingency fee based services when third party payors remit payments to the Company's customers and consequently the contingency is deemed to have been satisfied. This revenue recognition policy is specifically addressed in the SEC's "Frequently Asked Questions and Answers" bulletin released on October 12, 2000 pertaining to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB101"). The Company elected early adoption in the fourth quarter of its year ended October 31, 2000, implementing a change in accounting principle. The change in accounting principle was implemented effective November 1, 1999.

     Prior to November 1, 1999, the Company recognized revenue pertaining to clients seeking reimbursement from third-party payors when billings were submitted to clients or their third-party payors or intermediaries as a consequence of completion and acceptance of services performed by the Company for a client. Certain of these clients' contracts contain periodic fee limitations or fixed-fees. The fees allowable under these contracts are recognized once the cash is collected by the client on a straight-line basis over the fee limitation or fixed-fee period and amounts billed in excess in any one period are deferred.

     Transaction-related revenue is recognized based upon the completion of those transactions or services rendered during a given period.


     Revenue from consulting, technical and training services is recognized as the services are provided. Revenue from software products sold to customers under license agreements is deferred and recognized as revenue primarily upon software installation and satisfaction of significant Company obligations, if any, and when collection of the resulting receivable is reasonably assured. Revenue from ongoing maintenance agreements is deferred and recognized as revenue on a straight-line basis over the periods of the respective maintenance agreements. The revenue sources discussed in this paragraph relate solely to the businesses presented as discontinued operations on the Consolidated Statements of Operations.


  (l) STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has elected to continue following the provisions of Accounting Principles Board ("APB") Opinion No. 25. "Accounting for Stock Issued to Employees," and to adopt only the disclosure provision of SFAS No. 123.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

  (m) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for the Company's cash, cash equivalents, accounts receivable, and accounts payable approximate fair value. The fair market value for short-term securities is based on quoted market prices where available.

  (n) COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income (loss) recorded by the Company is comprised of unrealized gains and losses on short-term investments.

  (o) USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. The actual results could differ from those estimates.

  (p) RECLASSIFICATIONS

     Certain reclassifications were made to prior year amounts to conform to the current presentation.

  (q) NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Upon adoption of SFAS 142 the Company will cease to amortize approximately $8.4 million of goodwill; the Company would have recorded approximately $267,000 of amortization during 2002. In 2001, the Company recorded amortization of $353,000. Additionally, the Company will be required to perform an impairment review of its goodwill balance upon the initial adoption of SFAS No. 142. The impairment review will involve a two-step process as follows:

     - Step 1 -- The Company will compare the fair value of its reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit's fair value, the Company will apply step 2. If a unit's fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

     - Step 2 -- The Company will perform an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit's goodwill. The Company will then compare the implied fair value of the reporting unit's goodwill with the carrying amount of reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

     The Company expects to complete this review during the first quarter of 2002. The Company does not expect to record an impairment charge upon completion of the initial review. However, there can be no assurance that at the time the review is completed a material impairment charge may not be recorded.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and develops a single accounting method under which long-lived assets that are to be disposed of by sale are measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are to be applied prospectively. The Company does not expect any material impact to its financial position or results of operations upon adoption of this standard.

2.  SHORT-TERM INVESTMENTS

     The Company's holdings of financial instruments are comprised of federal, state and local government debt. All such instruments are classified as securities available for sale.

     The table below presents the historical cost basis, and the fair value for the Company's investment portfolio at December 31, 2001, and 2000, and at October 31, 2000 (in thousands):

                                                              HISTORICAL    FAIR
                                                                 COST      VALUE
                                                              ----------   ------
December 31, 2001: Fixed Income Governmental Securities (all
  securities mature in the year ended December 31, 2002)....    $3,972     $4,022
                                                                ======     ======
December 31, 2000: Fixed Income Governmental Securities.....    $7,456     $7,387
                                                                ======     ======
October 31, 2000: Fixed Income Governmental Securities......    $6,356     $6,167
                                                                ======     ======

3.  ACCOUNTS RECEIVABLE

  (A) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Accounts receivable are reflected net of an allowance for doubtful accounts of $3.3 million, $1.2 million and $1.2 million at December 31, 2001 and 2000, and October 31, 2000, respectively.

  (B) AMOUNTS DUE FROM THE DISTRICT OF COLUMBIA

     In July 2001, the Company recognized bad debt expense in the total amount of $2.7 million for the full amount of outstanding accounts receivable from the District of Columbia ("District" or "D.C."). This $2.7 million of accounts receivable consisted of $1.6 million for retroactive Disproportionate Share Hospital ("DSH") revenue recovery services for the D.C. Medicaid program, and $1.1 million for retroactive Medicaid rate adjustment services rendered to D.C. General Hospital. This bad debt expense is reflected in Other Operating Costs in the Consolidated Statements of Operations.

     With regard to the $1.6 million account receivable item, as a result of the Company's efforts in seeking payment, the Chief Contracting Officer of the District Department of Health informed the Company of the decision through a letter dated May 23, 2001, that the contract pursuant to which the Company rendered services in connection with the DSH revenue recovery project, including eight amendments to that contract, had been signed by a Contracting Officer of the Department of Human Services without the requisite contracting authority and therefore the contract was determined by the Chief Contracting Officer to be void ab

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES initio. The Company believes the decision of the Chief Contracting Officer is erroneous. Nonetheless, in light of the decision and the complex and prolonged administrative process that will accompany an effort to resolve this issue, the Company has determined to recognize bad debt expense for this receivable.

     With regard to the $1.1 million account receivable item, the Company had asserted a claim against the District of Columbia Public Benefit Corporation ("PBC") for services rendered to D.C. General Hospital. The Company received a letter dated April 6, 2001, from the Chief Executive Officer of the PBC stating why he believed no additional amounts were due the Company for the services rendered. The Company requested additional information and documentary support for the CEO's denial but these materials have not been provided. Effective April 30, 2001, the PBC was dissolved and responsibility for the Company's claim was transferred to the Executive Director of the D.C. Financial Responsibility and Management Assistance Authority. After the Company's further efforts to pursue collection with the Executive Director, the Company was informed by letter dated July 18, 2001 from the District's Corporation Counsel, that the matter was referred to the Department of Health for investigation. In light of the PBC CEO's denial, the subsequent correspondence between the parties, the unwillingness of the D.C. government to provide documentary support for the denial of payment, and the complex and prolonged administrative process that will accompany an effort to resolve this issue, the Company has determined to recognize bad debt expense for this receivable.

     In conjunction with the bad debt expense discussed above, the Company recognized a reduction in accrued subcontractor expense in the amount of $2.5 million, for the related contractual contingency based payment that would have been due to the main service provider to the Company in fulfillment of these projects for the District. This reduction in subcontractor expense is included in Direct Project Costs in the Consolidated Statements of Operations. Also, the Company has determined that an advance of $2.5 million it had made to this same subcontractor is uncollectible and has recognized expense in the amount of the advance. This additional expense is also included in Direct Project Costs in the Consolidated Statements of Operations and largely offsets the reduction above, in accrued subcontractor expense.

4.  PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 2001 and 2000, and October 31, 2000 consisted of the following (in thousands):

                                                   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                                       2001           2000          2000
                                                   ------------   ------------   -----------
Equipment........................................    $  9,002       $ 11,436      $ 11,569
Leasehold improvements...........................       4,905          5,783         5,764
Furniture and fixtures...........................       3,968          3,859         3,810
                                                     --------       --------      --------
                                                       17,875         21,078        21,143
Less accumulated depreciation and amortization...     (13,647)       (16,027)      (15,634)
                                                     --------       --------      --------
Property and equipment, net......................    $  4,228       $  5,051      $  5,509
                                                     ========       ========      ========

     Depreciation and amortization expense related to property and equipment charged to operations for the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999 was $2.0 million, $393,000, $2.2 million and $1.9 million, respectively.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

5.  CAPITALIZED SOFTWARE COSTS

     Capitalized software costs as of December 31, 2001 and 2000, and October 31, 2000 consisted of the following (in thousands):

                                                   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                                       2001           2000          2000
                                                   ------------   ------------   -----------
Capitalized software costs.......................     $ 658          $2,050        $1,835
Less accumulated amortization....................      (192)             --            --
                                                      -----          ------        ------
Capitalized software costs, net..................     $ 466          $2,050        $1,835
                                                      =====          ======        ======

     In January 2001, in conjunction with its sale of its EDI business, the Company sold capitalized software with a cost of $1.1 million see Note 16. During the year ended December 31, 2001, the Company wrote-off capitalized software costs of $1.5 million, of which $1.1 million were additions during the current year. These internal software initiatives were abandoned based on the Company's assessment of the projects' future prospects. Amortization expense for the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999 was $192,000, none, none, and none, respectively.

6.  GOODWILL

     Goodwill as of December 31, 2001 and 2000, and October 31, 2000 consisted of the following (in thousands):

                                                   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                                       2001           2000          2000
                                                   ------------   ------------   -----------
Goodwill.........................................    $ 8,366        $ 9,701        $ 9,701
Less accumulated amortization....................     (2,687)        (2,335)        (2,276)
                                                     -------        -------        -------
Goodwill, net....................................    $ 5,679        $ 7,366        $ 7,425
                                                     =======        =======        =======

     Amortization expense related to intangible assets charged to operations for the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999 was $353,000, $59,000, $401,000, and
$291,000, respectively.

     During the year ended December 31, 2001, the Company recognized an impairment charge of $1.3 million, the amount of the remaining unamortized goodwill related to its Global line of business which had been acquired in 1997. The impairment charge resulted from the Company's recoverability assessment which was triggered by the significant underperformance of the unit relative to the expected historical results and the current projections of future operating results. The impairment charge was measured based on the projected discounted future cash flows from the business unit over the remaining fifteen year amortization period of the goodwill using a discount rate reflective of the Company's cost of funds.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

7.  ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

     Accounts payable, accrued expenses and other liabilities as of December 31, 2001 and 2000, and October 31, 2000 consisted of the following (in thousands):

                                                   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                                       2001           2000          2000
                                                   ------------   ------------   -----------
Accounts payable.................................    $ 3,337         $1,980        $ 2,553
Accrued compensation.............................      2,349          1,908          2,621
Accrued direct project costs.....................      2,273          3,970          4,042
Accrued restructuring costs......................      2,087            648            754
Accrued software license obligations.............      1,426             --             --
Accrued other expenses...........................      1,945            738            829
                                                     -------         ------        -------
                                                     $13,417         $9,244        $10,799
                                                     =======         ======        =======

8.  CREDIT FACILITY

     The Company's credit facility, consisting of a $10 million committed revolver and $20 million advised line of credit, expired on February 13, 2001. The Company had not drawn and did not intend to draw on this facility, and therefore the Company did not renew the facility.

9.  INCOME TAXES

     The income tax expense (benefit) was allocated as follows (in thousands):

                                                        TWO MONTHS           YEARS ENDED
                                         YEAR ENDED       ENDED       -------------------------
                                        DECEMBER 31,   DECEMBER 31,   OCTOBER 31,   OCTOBER 31,
                                            2001           2000          2000          1999
                                        ------------   ------------   -----------   -----------
Income (loss) from continuing
  operations..........................      $ --          $(642)        $(4,530)      $1,149
Discontinued operations:
  Income (loss) from discontinued
     operations.......................        --            (24)          1,967        2,942
  Estimated loss on disposal..........        --             --              --           --
  Gain on sale........................       312             --              --           --
                                            ----          -----         -------       ------
  Total tax expense (benefit).........      $312          $(666)        $(2,563)      $4,091
                                            ====          =====         =======       ======

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

     Income tax expense (benefit) from continuing operations was comprised of the following (in thousands):

                                                        TWO MONTHS           YEARS ENDED
                                         YEAR ENDED       ENDED       -------------------------
                                        DECEMBER 31,   DECEMBER 31,   OCTOBER 31,   OCTOBER 31,
                                            2001           2000          2000          1999
                                        ------------   ------------   -----------   -----------
Current tax expense (benefit)
  Federal.............................     $  --          $  --         $(1,075)      $  (41)
  State and local.....................        --             --             516           20
                                           -----          -----         -------       ------
                                           $  --          $  --         $  (559)      $  (21)
                                           -----          -----         -------       ------
Deferred tax expense (benefit):
  Federal.............................     $  --          $(506)        $(2,517)      $  914
  State and local.....................        --           (136)         (1,454)         256
                                           -----          -----         -------       ------
                                           $  --          $(642)        $(3,971)      $1,170
                                           -----          -----         -------       ------
Income tax expense (benefit)..........     $  --          $(642)        $(4,530)      $1,149
                                           =====          =====         =======       ======

     A reconciliation of the income tax expense (benefit) from continuing operations to the applicable federal statutory rates follows (in thousands):

                                               TWO MONTHS                           YEARS ENDED
                        YEAR ENDED               ENDED                ----------------------------------------
                       DECEMBER 31,           DECEMBER 31,            OCTOBER 31,           OCTOBER 31,
                           2001         %         2000         %         2000         %        1999        %
                       ------------   -----   ------------   ------   -----------   -----   -----------   ----
Income tax expense
  (benefit):
Computed at federal
  statutory rate.....    $(5,529)     (35.0)     $(527)       (34.0)    $(3,620)    (34.0)    $1,105      34.0
State and local tax
  expense, net of
  federal benefit....       (950)      (6.0)       (89)        (5.7)       (610)     (5.7)       182       5.6
Amortization of
  goodwill...........         46        0.3          9          0.6          99       0.9         16       0.5
Municipal interest...        (82)      (0.5)        (9)        (0.6)       (329)     (3.1)       (56)     (1.7)
Increase (decrease)
  in valuation
  allowance..........      6,239       39.5         --           --        (164)     (1.5)      (104)     (3.2)
Other, net...........        276        1.7        (26)        (1.7)         94       0.9          6       0.1
                         -------      -----      -----       ------     -------     -----     ------      ----
Total income tax
  expense (benefit)..    $    --         --%     $(642)      (41.40)%   $(4,530)    (42.5)%   $1,149      35.3
                         =======      =====      =====       ======     =======     =====     ======      ====

     Deferred income taxes are recognized for the future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences that give

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES rise to a significant portion of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 and October 31, 2000 were as follows (in thousands):

                                                   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                                       2001           2000          2000
                                                   ------------   ------------   -----------
Deferred tax assets:
  Deferred income................................    $    --        $ 1,109        $   948
  Allowance for doubtful accounts................      1,491            931            887
  Property and equipment.........................      1,192          1,655          2,238
  Restructuring cost.............................      2,388            412            915
  Goodwill and other intangibles.................      1,657             --             --
  Software.......................................        712          1,100          1,123
  Federal and state net operating loss
     carryforward................................     13,134         12,187         10,358
  Other..........................................        508          1,091          1,098
                                                     -------        -------        -------
Total deferred tax assets before valuation
  allowance......................................     21,082         18,485         17,567
  Less valuation allowance.......................     (8,493)          (931)          (931)
                                                     -------        -------        -------
Total deferred tax assets after valuation
  allowance......................................     12,589         17,554         16,636
                                                     -------        -------        -------
Deferred tax liabilities:
  Capitalized research & development cost........        280          5,148          4,909
  Federal impact of states net operating
     losses......................................      1,902          1,565          1,537
  Other..........................................      1,487          1,921          1,936
                                                     -------        -------        -------
Total deferred tax liabilities...................      3,669          8,634          8,382
                                                     -------        -------        -------
Total net deferred tax assets....................    $ 8,920        $ 8,920        $ 8,254
                                                     =======        =======        =======
Net current deferred tax assets..................    $    --        $ 1,611        $ 1,611
Net non-current deferred tax assets..............      8,920          7,309          6,643
                                                     -------        -------        -------
Total net deferred tax assets....................    $ 8,920        $ 8,920        $ 8,254
                                                     =======        =======        =======

     At December 31, 2001, the Company had net operating loss carryforwards of $21.0 million and $27.0 million, which are available to offset future federal and state/local taxable income, respectively. Of the federal amount, $4.0 million is subject to annual limitation of $266,000 under Internal Revenue Code
Section 382. The federal and state/local net operating loss carryforwards expire between years 2012 through 2021, and years 2012 through 2021, respectively.

     During the year ended December 31, 2001 the Company recognized an increase in the valuation allowance related to the realizability of its deferred tax assets in the amount of $7.5 million. The valuation allowance was specifically associated with the Company's net operating loss carryforwards ("NOLs"), which account for the majority of the Company's deferred tax assets. The Company believes the available objective evidence, principally its recent taxable losses, creates sufficient uncertainty regarding the realizability of its NOLs, that it is more likely than not, that some of the NOLs are not realizable. The Company determined the amount of the valuation allowance based on its assessment of the recoverability of the deferred tax assets by projecting future taxable income. The projection included the reversal of known temporary differences, and reflected managements' estimates of future results of operations after considering the significant changes in the Company's business represented by the business divestitures, sales of assets, and operational and infrastructure restructurings as discussed in Note 16. The realizability of the Company's deferred tax assets and the corresponding valuation allowance will be adjusted in the future based on the Company's actual

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES taxable income results and updated estimates of future taxable income. The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets, net of valuation allowance, based on its projection of future operating results.

     The tax benefit derived from disqualifying dispositions increased shareholders' equity by none, none, $13,000 and $33,000 during the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999, respectively.

10.  EQUITY

  (a) TREASURY STOCK

     On May 28, 1997, the Board of Directors authorized the Company to repurchase such number of shares of its common stock that have an aggregate purchase price not in excess of $10 million. The Company is authorized to repurchase these shares from time to time on the open market or in negotiated transactions at prices deemed appropriate by the Company. Repurchased shares are deposited in the Company's treasury and used for general corporate purposes. During the year ended December 31, 2001, the Company repurchased a total of 5,350 shares of common stock for $15,000 at an average price of $2.80 per share. In fiscal year 2000, the Company repurchased a total of 262,666 shares of common stock for $550,000, or $2.09 per share. These shares were purchased from the Company's former Chief Executive Officer. Since the inception of the repurchase program in June 1997, the Company has repurchased 1,317,016 shares of common stock at an average price of $6.31 per share having an aggregate purchase price of $8.3 million.

  (b) PREFERRED STOCK

     The Company's certificate of incorporation, as amended, authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined by the Company's Board of Directors. As of December 31, 2001 no preferred stock has been issued.

11.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a benefit plan to provide retirement benefits for its employees known as Health Management Systems, Inc. 401(k) Plan (the "Plan"). Participants may make voluntary contributions to the Plan of up to 15% of their annual base pre-tax compensation not to exceed the federally determined maximum allowable contribution. The Plan permits discretionary Company contributions. The Company contributions are not in the form of the Company's common stock. Further, participants are not permitted to invest their contributions in the Company's stock. For the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999, the Company contributions to the Plan were $264,000, $95,000, $653,000, and $506,000, respectively.

12.  STOCK-BASED COMPENSATION PLANS

  (a) 1999 LONG-TERM INCENTIVE PLAN

     The Company's 1999 Long-Term Incentive Stock Plan (the "Plan"), which replaced the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan terminated in May 1999, was approved by its shareholders at the Annual Meeting of Shareholders held on March 9, 1999. The primary purposes of the Plan are (i) to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain highly competent individuals to serve as Directors, officers and other key employees and (ii) to provide a means to encourage stock ownership and proprietary interest by such persons. The Plan provides for the grant of (a) options to purchase shares of the Company's common stock at an exercise price no less than 100% of the estimated fair market value of the Company's common stock; (b) stock appreciation rights ("SAR") representing the right to receive a payment, in cash, shares of common

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES stock, or a combination thereof, equal to the excess of the fair market value of a specified number of shares of the Company's common stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted; or (c) stock awards made or valued, in whole or in part, by reference to shares of common stock. Options are granted under the Plan with various vesting provisions up to five years, including time based and/or performance based vesting periods. Stock options currently outstanding become exercisable and expire at various dates through October 2011. Options expire ten years after the date of grant. As of December 31, 2001, no SAR's or stock purchase awards had been granted. The Plan authorizes the issuance of up to 4,751,356 shares of common stock. The Plan expires in January 2009.

     On December 15, 2000 all non-employee members of the Board of Directors were granted options under the Plan to purchase shares of common stock. Three members were granted options to purchase 25,000 shares at an exercise price of $1.07 per share, the then current market price. These options vested as to 33% on the grant date and the remaining 67% in two equal installments, commencing one year after the date of grant.

     Two members of the Board of Directors were each granted options under the Plan to purchase 150,000 shares of common stock, at an exercise price of $1.07 per share, the then current market price. The options vest as follows: 30,000 shares on the date of grant, 45,000 shares on the first anniversary, and the remaining 75,000 shares thereafter in eight equal quarterly installments. This grant represented 25,000 options for service as board members consistent with the grant above made to the other non-employee directors, 25,000 options for additional board member service for participation in the Company's strategic review, divestiture assessment and operational re-engineering and 100,000 options for additional consulting service beyond their status as board members for participation in the Company's strategic review, divestiture assessment and operational re-engineering. The Company therefore recognizes compensation expense for 100,000 shares of each option grant using variable stock option accounting.

     Based on the fair value of the options using the Black-Scholes option pricing model, the Company recorded stock compensation expense totaling $305,000 for the year ended December 31, 2001 as a component of other operating costs in the accompanying Consolidated Statements of Operations and unearned stock compensation of $128,000 as a component of shareholders' equity in the accompanying Consolidated Balance Sheet. The fair value of the remaining non-vested compensatory options at December 31, 2001 was $2.75 per option, based on the Black-Scholes option-pricing model with the following assumptions; expected volatility of 59%, a risk free interest rate of 4.00%, and an expected life of 10 years. These options are subject to re-measurement at the end of each reporting period based on changes in the fair value of the common stock until vesting is complete pursuant to each option agreement.

  (b) 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Company's 1995 Non-Employee Director Stock Option Plan (the "NEDP") was adopted by the Board of Directors on November 30, 1994. Under the NEDP, directors of the Company who are not employees of the Company or its subsidiaries are granted options to purchase 1,500 shares of common stock of the Company during the fourth quarter of each year commencing with fiscal year 1995. Options for the purchase of up to 112,500 shares of common stock may be granted under the NEDP and the Company will reserve the same number of shares for issuance. The options available for grant are automatically increased to the extent any granted options expire or terminate unexercised. The last awards under the NEDP were in October 2000. As of December 31, 2001, 39,750 options were outstanding.

  (c) OPTIONS ISSUED OUTSIDE THE PLANS

     During the year 2001, the Company issued options outside its stock plans. In January 2001, in conjunction with his joining the Company, the Chairman and Chief Executive Officer was granted options to purchase 750,000 shares of common stock at $1.31 per share, the then current market price. The options vest as follows: 100,000 on January 10, 2002 and the remaining 650,000 options vest ratably in eight equal quarterly

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES installments, commencing June 30, 2002. In March 2001, in conjunction with his joining the Company, the President and Chief Operating Officer was granted options to purchase 700,000 shares of the Company's common stock at $1.19 per share, the then current market price. The options vest as follows: 100,000 on March 30, 2002 and the remaining 600,000 options vest ratably in eight equal quarterly installments, commencing June 30, 2002. As of December 31, 2001 none of these options were exercisable.

  (d) SUMMARY OF OPTIONS

     Presented below is a summary of the Company's options for the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999 (in thousands):

                                                                                YEARS ENDED OCTOBER 31,
                                    YEAR ENDED       TWO MONTHS ENDED    -------------------------------------
                                DECEMBER 31, 2001    DECEMBER 31, 2000         2000                1999
                                ------------------   -----------------   -----------------   -----------------
                                          WEIGHTED            WEIGHTED            WEIGHTED            WEIGHTED
                                          AVERAGE             AVERAGE             AVERAGE             AVERAGE
                                          EXERCISE            EXERCISE            EXERCISE            EXERCISE
                                SHARES     PRICE     SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                -------   --------   ------   --------   ------   --------   ------   --------
Outstanding at beginning of
  period......................    3,686    $4.81      2,869    $6.06      3,336    $6.85      1,801    $7.50
  Granted.....................    3,376     1.68        925     1.07        536     4.79      1,965     6.16
  Exercised...................      (61)    1.15         --       --        (67)    4.59        (41)    5.09
  Cancelled...................   (1,219)    6.07       (108)    5.95       (936)    8.22       (389)    6.58
                                -------    -----     ------    -----     ------    -----     ------    -----
Outstanding at end of
  period......................    5,782    $2.76      3,686    $4.81      2,869    $6.06      3,336    $6.85
                                =======    =====     ======    =====     ======    =====     ======    =====
Weighted average fair value of
  options granted
  (Black-scholes).............             $0.89               $0.56               $4.74               $2.30
                                =======    =====     ======    =====     ======    =====     ======    =====

     The following table summarizes information for stock options outstanding at December 31, 2001 (in thousands):

                                         WEIGHTED
                      NUMBER             AVERAGE        WEIGHTED                 WEIGHTED
                  OUTSTANDING AS        REMAINING       AVERAGE                  AVERAGE
   RANGE OF       OF DECEMBER 31,      CONTRACTUAL      EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES        2001                LIFE          PRICE     EXERCISABLE    PRICE
---------------  -----------------   ----------------   --------   -----------   --------
    $1.07                869               8.96          $ 1.07         694       $ 1.07
    1.19                 700               9.24            1.19          --           --
  1.27-1.30              328               8.78            1.27         198         1.27
    1.31                 750               9.03            1.31          --           --
  1.50-1.74              536               9.63            1.68         114         1.65
  1.92-2.48            1,057               9.89            2.41         307         2.47
  4.04-4.70              383               7.27            4.57         226         4.56
  4.76-6.32              604               5.90            5.97         555         6.06
    6.44                 467               6.87            6.44         196         6.44
 6.97-70.51               88               3.49           11.04          88        11.04
 ------------          -----               ----          ------       -----       ------
$1.07-$70.51           5,782               8.54          $ 2.76       2,378       $ 3.60
 ============          =====               ====          ======       =====       ======

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

  (e) PRO FORMA STOCK-BASED COMPENSATION INFORMATION

     The Company has adopted the disclosure-only provisions of SFAS 123 and applies APB Opinion No. 25 and related Interpretations in accounting for its stock-based compensation. Accordingly, no employee compensation costs have been recognized for its stock purchase plan and stock option plans, except as described in (a) above. Had compensation costs for the Company's stock options been determined consistent with the fair value method prescribed by SFAS 123, the Company's net income (loss) and related per share amounts would have been adjusted to the pro forma amounts indicated below:

                                       YEAR ENDED    TWO MONTHS ENDED   YEARS ENDED OCTOBER 31,
                                      DECEMBER 31,     DECEMBER 31,     -----------------------
                                          2001             2000            2000          1999
                                      ------------   ----------------   ----------     --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss)       As reported     $(19,464)        $  (943)        $(25,426)      $7,483
                          Pro forma     $(19,939)        $(1,137)        $(27,759)      $6,325
Net income (loss) per
  basic and diluted
  share                 As reported     $  (1.09)        $ (0.05)        $  (1.46)      $ 0.43
                          Pro forma     $  (1.12)        $ (0.07)        $  (1.59)      $ 0.36

     The effect presented above by applying the disclosure-only provisions of SFAS 123 may not be representative of the pro forma effect in future years.

     The fair value of the stock options granted in the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999 is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0% (the Company does not pay dividends); expected volatility of 69.1%, 65.2%, 271.3% and 58.3%; a risk-free interest rate of 3.6%, 5.3%, 6.1% and 4.7%; and expected lives of 3.77, 3.70, 3.70 and 4.76 years, respectively.

  (f) EMPLOYEE STOCK PURCHASE PLAN

     On May 28, 1993, the Board of Directors adopted the Health Management Systems, Inc. Employee Stock Purchase Plan (the "ESPP"). The purpose of the ESPP is to provide a method whereby all eligible employees of the Company may acquire a proprietary interest in the Company through the purchase of shares of common stock. Under the ESPP, employees may purchase the Company's common stock through payroll deductions. The Company has reserved for issuance up to 1,125,000 shares of common stock pursuant to the ESPP.

     At the beginning of each year, participants are granted an option to purchase shares of the Company's common stock at an option price equal to 85% of the fair market value of the Company's common stock on the lower of either the first business day of the plan year or any day within 10 days of the end of each quarter.

     For the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999, employees purchased 157,767, none, 46,095 and 77,123 shares, respectively, of common stock pursuant to the ESPP for aggregate consideration of $162,000, none, $135,000 and $338,000, respectively.

13.  CHANGE IN ACCOUNTING PRINCIPLE FOR REVENUE RECOGNITION

     After analyzing the SEC's "Frequently Asked Questions and Answers" bulletin released on October 12, 2000 pertaining to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), the Company elected early adoption in the fourth quarter of its fiscal year ended October 31, 2000, implementing a change in accounting principle with regard to revenue generated from clients seeking reimbursement from third party payors where the Company's fees are contingent upon the client's collections

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES from third parties. The Company now recognizes revenue pertaining to such clients once the third party payor has remitted payment to the Company's client. This change eliminated unbilled accounts receivable and substantially reduced deferred income tax liabilities. The cumulative effect of this change in accounting principle as of the beginning of the Company's fiscal year 2000 was $22.0 million, net of income tax benefit of $18.2 million.

     As of October 31, 1999, the Company had unbilled accounts receivable of $41.7 million under its historic accounting policy, pre-dating the SEC release of SAB 101. Of this amount, a total of $40.3 million has subsequently completed its cycle and has been included in the Company's revenue and operating results through December 31, 2001, of which $12.4 million, $3.3 million and $24.6 million occurred during the year ended December 31, 2001, the two months ended December 31, 2000 and the year ended October 31, 2000, respectively. The remaining $1.4 million of receivables is for services the Company performed associated with claims for uncollectible bad debts and disproportionate share credits that are in process of settlement through the Medicare cost report appeal procedure. These items have been filed and accepted for processing and are currently pending before the Provider Reimbursement Review Board, one of the final administrative steps in the Medicare cost report appeal process. This process can routinely take several years to complete. These receivables will be invoiced when the Company's clients receive settlements.

     The Consolidated Statements of Operations for the year ended October 31, 2000 and thereafter have been presented in the accompanying financial statements based on this newly adopted revenue recognition policy. As a result of this change in accounting principle, the first, second, and third quarters ended January 31, 2000, April 30, 2000, and July 31, 2000, respectively, were restated to reflect the new policy. The change reduced revenue by $3.0 million and increased net loss by $503,000 for the year ended October 31, 2000, excluding the cumulative effect of the change. The cumulative effect pertaining to this change as of the beginning of the Company's year ended October 31, 2000 is $22.0 million, net of tax benefit. The $22.0 million cumulative effect reflects $41.7 million of unbilled accounts receivable offset by $1.5 million of related direct costs and $18.2 million of income tax benefit.

14.  TRANSACTIONS WITH OFFICERS

  (a) TRANSACTIONS WITH CHIEF EXECUTIVE OFFICER

     As a condition of joining the Company, the new Chief Executive Officer was provided financing to acquire 550,000 common shares directly from the Company at $1.31 per share, the then current market price. In January 2001, the Company's Accelerated Claims Processing, Inc. subsidiary, a Delaware corporation, provided this financing, in the form of a full recourse note in the amount of $722,000, bearing interest at the rate of 6.5% per annum, payable in two equal annual installments commencing January 2002. The first installment of $361,000 in principal and $47,000 in interest was received in January 2002. The sale of common stock was exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) of that Act relating to transactions not involving a public offering. Additionally, the Company granted the new Chief Executive Officer stock options to purchase 750,000 shares at $1.31 per share (see Note 12).

  (b) SEPARATION AGREEMENT WITH FORMER CHIEF EXECUTIVE OFFICER

     Pursuant to the terms of a Separation Agreement executed in October 2000, the Company provided separation compensation to the former Chief Executive Officer of $1.5 million and an additional payment of $150,000 in exchange for his non-compete through April 2006. The agreement also provides for full salary continuation for two years at an annual rate of $364,000, a consulting arrangement for $50,000 per year thereafter until April 2006, and health insurance coverage for the related periods. The total charge of $2.7 million related to the separation agreement is presented as Other Charges on the Consolidated Statement of Operations for the year ended October 31, 2000. As of December 31, 2001, $550,000 remains as a liability pursuant to the terms of the agreement.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

     In conjunction with the separation agreement, the former Chief Executive Officer repaid his entire outstanding loan balance to the Company in the amount of $1.5 million in October 2000. Also in conjunction with the separation agreement, the Company purchased 262,666 shares of common stock from the former Chief Executive Officer at $2.09 per share, the then fair market value.

15.  BUSINESS COMBINATIONS

  ACQUISITION OF HEALTH RECEIVABLES MANAGEMENT, INC.

     In June 1999, the Company's Quality Standards in Medicine, Inc. ("QSM") subsidiary acquired substantially all of the assets and assumed specified liabilities of Health Receivables Management, Inc. for $4.0 million, net of cash acquired and subject to certain purchase price adjustments. In connection with the transaction, QSM changed its name to Health Receivables Management, Inc. ("HRM"). HRM furnishes Medicaid application services, electronic billing, eligibility verification, accounts receivable management and collection services to healthcare providers, principally in the State of Illinois.

     The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of HRM from the date of acquisition are included in the accompanying consolidated financial statements. Its results are included in the Provider Services Division. The $1.6 million excess of the purchase price over the fair market value of the identifiable assets acquired was recorded as goodwill and is being amortized over a period not to exceed 15 years.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and HRM as if the acquisition had occurred as of the beginning of the year ended October 31, 1999, after giving effect to certain adjustments. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and HRM constituted a single entity during such periods.

                                                                  YEAR ENDED
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                        OCTOBER 31, 1999
---------------------------------------                        ----------------
                                                                 (UNAUDITED)
Revenue.....................................................       $73,104
Net income..................................................         7,556
Basic earnings per share....................................          0.41
Diluted earnings per share..................................       $  0.40
                                                                   =======

16.  RESTRUCTURINGS, DISCONTINUED OPERATIONS AND DIVESTITURES

  STRATEGIC REVIEW

     In late fiscal year 2000, the Company began a strategic examination of its operating businesses and general infrastructure. During the 1990's, the Company's business plan focused on growth through mergers with and purchases of several businesses, such that at the beginning of 2001, the Company was operating two divisions, each containing two business units (or groups). The Revenue Services Division included the Provider Revenue Services Group and the Payor Revenue Services Group. The Software Division included the Decision Support Group and the Payor Systems Group. The Company was incurring operating losses and had not achieved operational synergies or effective marketing and selling opportunities across its operating units. The strategic review was undertaken to implement a focused business plan, divest non-strategic assets and reduce infrastructure and overhead costs.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

     As a result of the above, the Company incurred restructuring charges, discontinued operations of two business segments, one through closure and one through sale, and divested certain non-strategic assets as follows:

  (a) RESTRUCTURINGS

     In October 2000, the Company recorded a restructuring charge of $821,000. This charge was subsequently adjusted by $327,000 in October 2001, to a net charge of $494,000. The net charge consisted of severance costs associated with a reduction in the Company's operations support information technology group (16 employees representing $375,000) and facility costs associated with the consolidation of certain office space ($119,000). As a result of a change in the original estimate regarding the occupancy portion, there remained no liability at December 31, 2001 compared to $442,000 at each of December 31, 2000, and October 31, 2000. Of the $375,000 restructuring charge relating to compensation, no liability remained at December 31, 2001 compared to $206,000 and $312,000 at December 31, 2000 and October 31, 2000, respectively.

     In April 2001, the Company recognized a restructuring charge of $785,000. This charge was subsequently adjusted by $38,000 in November 2001, to a net charge of $747,000. This net charge related to the closure of the Washington, D.C. office, consisting of $198,000 in employee costs (representing 4 employees), $299,000 in office lease and fixed asset costs, and $250,000 for the write-off of an initial fee paid for a third party liability recovery system which the Company had determined would not be put into use. Of the total restructuring charges, $269,000 remain as accrued liabilities at December 31, 2001.

     In December 2001, the Company recognized a restructuring charge of $1.8 million consisting of $1.3 million for facility costs associated with reducing the amount of space the Company occupies at its headquarters in New York City, and $500,000 for severance costs associated with reducing 20 employees in the information technology and facilities maintenance departments. The employee related items are expected to be completed in the first quarter of 2002 and the facility related matter is expected to be completed in the fourth quarter of 2002. Of the total restructuring charges, all $1.8 million remained as a liability at December 31, 2001.

  (b) DISCONTINUED OPERATIONS OF BUSINESS SEGMENTS

  (i) Discontinuance of Payor Systems Group

     On July 31, 2001, the Company implemented a formal plan to proceed with an orderly closing of its Payor Systems Group ("PSG"). This decision followed from the notice of contract termination the Company received from the largest customer of PSG, which accounted for 56% of the total revenue in PSG at that time. The Company's formal plan of discontinuance is expected to be substantially executed by June 2002, and includes provisions for on-going service to existing clients according to the current contract terms while pursuing early release from existing contract relationships or opportunities to assign the contracts to other service providers. As of July 31, 2001 the Company had estimated a pre-tax loss on disposal of $1.6 million, as an estimate of the future results of operations for PSG until the final cessation of operations, largely reflective of employee severance costs and a general deterioration in operating results as the revenue base declines. As a result of experiencing significant success in exiting various business obligations, the Company has reduced its estimated loss to $200,000 as of December 31, 2001. The remaining net liabilities of PSG at July 31, 2001 include total assets of $2.5 million consisting of trade accounts receivable, property and equipment, and software development costs, and total liabilities of $3.3 million consisting of trade accounts payable and accrued expenses, and accrued operating losses and restructuring charges as described below.

     The results of PSG's operations have been reported as discontinued operations in the Consolidated Statements of Operations for all periods presented.

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

     In April 2001, the Company incurred a restructuring charge of $5.1 million related to PSG, resulting from the decision to discontinue development of its managed care system offering, after considering alternatives to its development partner's notification that it neither wished to purchase PSG nor continue to financially participate in the development of the system. The charge consisted of $3.5 million for the write-off of capitalized software development and equipment, $810,000 for employee severance and consulting costs associated with approximately 60 positions, $678,000 for lease termination costs and leasehold improvement write-offs, and $128,000 in other miscellaneous costs. In July 2001, the Company recognized a net reduction to these restructuring charges resulting from a $635,000 negotiated settlement received from the development partner, and additional lease termination costs of $320,000. Of the total restructuring charges, only $422,000 in lease termination and related facility costs remain as liabilities at December 31, 2001 and are reflected in the net liability of discontinued operations.

     Also, during April 2001, as a result of the events leading to the restructuring charge discussed above, the Company recognized an asset impairment charge of $4.6 million relating to the write-off of the goodwill and other intangible assets associated with the Company's prior acquisition of PSG.

  (ii) Sale of Decision Support Group

     On December 11, 2001, the Company sold its healthcare decision support software systems and services business, Health Care microsystems, Inc. ("HCm"), a wholly owned subsidiary, which operated as the Company's Decision Support Group ("DSG") business segment, to HCm's executive management team ("Purchaser"). The total sale price of $9.8 million consisted of $9.2 million in cash and the assumption of $600,000 of the Company's liabilities by the Purchaser. The net assets sold of $7.0 million, post closing price adjustments of $500,000 and related transaction costs of $400,000 totaled $7.9 million, resulting in a gain of $1.9 million. This gain of $1.9 million is reflected net of income taxes of $312,000, resulting in net gain on sale of discontinued operations of $1.6 million.

     As a result of the sale of this business segment, DSG has been reflected in the accompanying financial statements as a discontinued operation.

  (iii) Discontinued Operations Information

     Results of operations from discontinued operations were as follows (in thousands):

                                         YEAR ENDED                TWO MONTHS ENDED
                                      DECEMBER 31, 2001           DECEMBER 31, 2000
                                 ---------------------------   ------------------------
                                   PSG       DSG      TOTAL     PSG      DSG     TOTAL
                                 -------   -------   -------   ------   ------   ------
Revenue........................  $ 8,228   $20,727   $28,955   $1,361   $3,186   $4,547
                                 =======   =======   =======   ======   ======   ======
Income (loss) before income
  taxes........................  $(8,443)  $ 3,390   $(5,053)  $ (148)  $   89   $  (59)
Income tax expense (benefit)...       --        --        --      (60)      36      (24)
                                 -------   -------   -------   ------   ------   ------
Income (loss) from discontinued
  operations...................  $(8,443)  $ 3,390   $(5,053)  $  (88)  $   53   $  (35)
                                 =======   =======   =======   ======   ======   ======

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                                      YEAR ENDED                    YEAR ENDED
                                   OCTOBER 31, 2000              OCTOBER 31, 1999
                              ---------------------------   ---------------------------
                                PSG       DSG      TOTAL      PSG       DSG      TOTAL
                              -------   -------   -------   -------   -------   -------
Revenue.....................  $11,457   $21,781   $33,238   $23,562   $22,543   $46,105
                              -------   -------   -------   -------   -------   -------
Income before income
  taxes.....................  $ 1,288   $ 3,335   $ 4,623   $ 5,522   $ 2,801   $ 8,323
Income tax expense..........      548     1,419     1,967     1,952       990     2,942
                              -------   -------   -------   -------   -------   -------
Income from discontinued
  operations................  $   740   $ 1,916   $ 2,656   $ 3,570   $ 1,811   $ 5,381
                              =======   =======   =======   =======   =======   =======

     Assets and liabilities of the discontinued operations were as follows (in thousands):

                                 DECEMBER 31, 2001           DECEMBER 31, 2000             OCTOBER 31, 2000
                              -----------------------   ---------------------------   ---------------------------
                                PSG     DSG    TOTAL      PSG       DSG      TOTAL      PSG       DSG      TOTAL
                              -------   ---   -------   -------   -------   -------   -------   -------   -------
Current assets..............  $   852   $--   $   852   $ 1,704   $ 4,552   $ 6,256   $ 1,784   $ 3,986   $ 5,770
Current liabilities.........   (1,379)  --     (1,379)   (1,330)   (5,167)   (6,497)   (1,349)   (6,041)   (7,390)
                              -------   --    -------   -------   -------   -------   -------   -------   -------
    Net current assets
      (liabilities).........  $  (527)  $0    $  (527)  $   374   $  (615)  $  (241)  $   435   $(2,055)  $(1,620)
                              =======   ==    =======   =======   =======   =======   =======   =======   =======
Property and equipment......  $    78   $--   $    78   $   856   $   821   $ 1,677   $   806   $   901   $ 1,707
Capitalized software
  costs.....................      191   --        191     2,887     5,458     8,345     2,579     5,508     8,087
Goodwill....................       --   --         --     4,579        --     4,579     4,630        --     4,630
Other assets................       --   --         --       192        21       213       236        21       257
                              -------   --    -------   -------   -------   -------   -------   -------   -------
    Net noncurrent assets...  $   269   $0    $   269   $ 8,514   $ 6,300   $14,814   $ 8,251   $ 6,430   $14,681
                              =======   ==    =======   =======   =======   =======   =======   =======   =======

  (b) DIVESTITURES

  (i) Sale of Electronic Transaction Processing Business

     Effective January 1, 2001, the Company sold its electronic transaction processing ("EDI") business, consisting of substantially all of the assets of the Company's wholly owned subsidiary, Quality Medi-Cal Adjudication, Incorporated, and certain of the assets of its wholly owned subsidiary, Health Receivables Management, Inc., to Medi, Inc. ("Medi"), a privately held entity. The total sale price of $3.0 million consisted of: (i) $450,000 in cash at closing, (ii) a one-year secured promissory note in the principal amount of $275,000 and, (iii) $2.3 million of service credits. The Company applies these service credits against invoices for services rendered by Medi to the Company pursuant to a services agreement entered into between the parties at the time of closing. Through December 31, 2001, the Company has utilized $1.2 million in service credits. The Company's EDI business generated revenue and net loss of $4.0 million and $200,000, respectively, during the year ended December 31, 2000. The net assets sold and related transaction costs totaled $3.1 million, resulting in a loss on sale of assets of $61,000.

  (ii) Sale of CDR Associates, Inc.

     In July 2001, the Company sold substantially all of the assets of CDR Associates, Inc. ("CDR"), a wholly owned subsidiary, to CDR Associates, L.L.C., a Delaware limited liability corporation, principally owned by the former management team of CDR. The total sales price of $3.2 million consisted of $2.9 million in cash at closing and $280,000 in four scheduled payments to be made over the next seven months. The net assets sold of $1.3 million and related transaction costs of $200,000, totaled $1.5 million, resulting in a gain on the sale of assets of $1.7 million. The Company's CDR business generated revenue and net income of $2.3 million and $500,000, respectively, during the year ended December 31, 2001, through the date of sale. During the year ended October 31, 2000, the Company's CDR business generated revenue and net income of

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

$2.8 million and $400,000, respectively. During the two months ended December 31, 2000, the Company's CDR business generated revenue and net loss of $500,000 and $100,000, respectively.

17.  COMMITMENTS

  (a) LEASE COMMITMENTS

     The Company leases office space and data processing equipment under operating leases that expire at various dates through 2013. The lease agreements provide for rent escalations. Rent expense, net of sublease income, for the year ended December 31, 2001, the two months ended December 31, 2000 and the years ended October 31, 2000 and 1999 was $4.5 million, $986,000, $7.9 million, and $6.8 million, respectively. Sublease income was $1.0 million, $175,000, $826,000 and $1.4 million for the year ended December 31, 2001, the two months ended December 31, 2000, and the years ended October 31, 2000 and 1999, respectively. Minimum annual lease payments to be made and sublease payments to be received for each of the next five years ending December 31 and thereafter are as follows (in thousands):

                                                                         SUBLEASE
YEAR                                                          PAYMENTS   RECEIPTS
----                                                          --------   --------
2002........................................................  $ 5,967     $1,716
2003........................................................    4,331      1,716
2004........................................................    3,885      1,693
2005........................................................    2,970      1,735
2006........................................................    2,147        902
Thereafter..................................................    7,781        392
                                                              -------     ------
Total.......................................................  $27,081     $8,154
                                                              =======     ======

  (b) LEGAL

     On June 28, 1998, eight holders of promissory notes (the "Notes") of HHL Financial Services, Inc. ("HHL") commenced a lawsuit against the Company and others in the Supreme Court of the State of New York, County of Nassau, alleging various breaches of fiduciary duty between 1990 and 1996, on the part of the defendants against HHL (the first cause of action) and that defendants intentionally caused HHL's default under the Notes in 1996 (the second cause of action). The complaint alleges that, as a result of the alleged breaches of fiduciary duty, HHL was caused to make substantial unjustified payments to the Company which, ultimately, led to defaults on the Notes and to HHL's filing for Chapter 11 bankruptcy protection in 1997. On June 30, 1998, the same Note holders commenced a virtually identical action (the "Adversary Proceeding") in the United States Bankruptcy Court for the District of Delaware, where HHL's Chapter 11 proceeding is pending. The Adversary Proceeding alleges the same wrongdoing as the New York State Court proceeding and seeks the same damages, i.e., $2.3 million (the unpaid amount of the Notes) plus interest. Plaintiffs moved in the Bankruptcy Court to have the Court abstain from hearing the Adversary Proceeding in deference to the New York State Court action. The Company opposed plaintiffs' motion for abstention and on September 15, 1998 filed a motion in the Bankruptcy Court to dismiss the entire Adversary Proceeding. The Bankruptcy Court in June 2001, rendered its decision holding that the basic claim was a derivative one that could only be asserted by HHL, and therefore denied in part the motion to abstain. The Court however did not rule on whether the claim asserted by these plaintiffs against the defendants, including the Company, that they tortuously interfered with plaintiffs contractual rights (i.e. the Notes), stated a viable state cause of action. Defendants then renewed their motion in the Supreme Court. That issue was argued before the New York State Supreme Court in January 2002, and the Court at that time denied the defendants' motion to dismiss the Complaint. The Company intends to appeal that decision. The Company intends to continue its vigorous defense of this lawsuit. Management believes the risk of loss is not probable and accordingly has not

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES recognized any accrued liability for this matter. Although the outcome of this matter cannot be predicted with certainty, the Company believes that any liability that may result will not, in the aggregate, have a material adverse effect on the Company's financial position or cash flows, although it could be material to the Company's operating results in any one accounting period.

     The settlement of the following litigation became final in August 2000. In April and May 1997, five purported class action lawsuits were commenced in the United States District Court for the Southern District of New York against the Company and certain of its present and former officers and directors alleging violations of the Securities Exchange Act of 1934 in connection with certain allegedly false and misleading statements. These lawsuits, which sought damages in an unspecified amount, were consolidated into a single proceeding captioned In re Health Management Systems, Inc. Securities Litigation (97 CIV-1965 (HB)) and a Consolidated Amended Complaint was filed. Defendants made a motion to dismiss the Consolidated Amended Complaint, which was submitted to the Court on December 18, 1997 following oral argument. On May 27, 1998, the Consolidated Amended Complaint was dismissed by the Court for failure to state a claim under the federal securities laws, with leave for the plaintiffs to replead. On July 17, 1998, a Second Consolidated Amended Complaint was filed in the United States District Court for the Southern District of New York, which reiterated plaintiffs' allegations in their prior Complaint. On September 11, 1998, the Company and the other defendants filed a motion to dismiss the Second Consolidated Amended Complaint. The motion was fully briefed in late November 1998, at which time the motion was submitted to the Court. The consolidated proceeding was reassigned to another Judge. The Court heard oral argument on the motion to dismiss on June 11, 1999. Prior to rendering its decision on the motion to dismiss, the Court ordered the parties to attempt to settle the case, and meetings toward that end were conducted. On December 20, 1999, the parties reached a tentative agreement on the principal terms of settlement of the litigation against all defendants. Pursuant to the settlement understanding, without admitting any wrongdoing, certain of the defendants agreed to pay, in complete settlement of this lawsuit, the sum of $4,500,000, not less than 75 percent of which was to be paid by the Company's insurance carriers. For the fiscal year ended October 31, 1999, the Company has recorded a charge of $845,000 related to this settlement. As noted, on August 14, 2000, the Court signed an Order and Final Judgment approving the settlement.

     Other legal proceedings to which the Company is a party, in the opinion of the Company's management, are not expected to have a material adverse effect on the Company's financial position, results of operations, or liquidity.

18.  SEGMENT AND GEOGRAPHICAL INFORMATION

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information." SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to stockholders.

  (a) SEGMENT INFORMATION

     The Company's Provider Services Division offers hospitals and other healthcare providers Extended Business Office and Reimbursement services. The Company's Payor Services Division offers Third Party Liability Recovery services to governmental agencies that administer health care entitlement programs, most notably Medicaid agencies. The Company measures the performance of its operating segments through "Operating Income" as defined in the accompanying Consolidated Statements of Operations (1999 reflects the previously noted historic accounting policy related to revenue recognition, pre-dating the SEC release of SAB 101).

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

                                              TOTAL HMS,
                                              EXCLUDING     PROVIDER    PAYOR
                                             DISCONTINUED   SERVICES   SERVICES
                                              OPERATIONS    DIVISION   DIVISION   CORPORATE
                                             ------------   --------   --------   ---------
                                                             (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2001
Revenue....................................    $ 58,748     $ 31,329   $27,419     $    --
Operating loss.............................     (18,070)     (14,491)   (3,420)       (159)
Total assets...............................      60,125       13,375     8,456      38,294
Depreciation and amortization..............       2,550        1,337     1,054         159
Capital expenditures and software
  capitalization...........................       3,444        2,564       880          --
TWO MONTHS ENDED DECEMBER 31, 2000
Revenue....................................       9,207        5,474     3,733          --
Operating loss.............................      (1,688)      (1,388)     (273)        (27)
Total assets...............................      60,823       22,040    11,737      27,046
Depreciation and amortization..............         452          251       174          27
Capital expenditures and software
  capitalization...........................         269          194        75          --
YEAR ENDED OCTOBER 31, 2000
Revenue....................................      64,849       42,562    22,287          --
Operating loss.............................     (11,671)      (7,810)   (3,702)       (159)
Total assets...............................      64,882       21,862    12,681      30,339
Depreciation and amortization..............       2,590        1,758       673         159
Capital expenditures and software
  capitalization...........................       3,363        2,082     1,281          --
YEAR ENDED OCTOBER 31, 1999
Revenue....................................      67,950       39,195    28,755          --
Operating income (loss)....................       2,045       (2,450)    4,654        (159)
Total assets...............................     108,970       26,871    35,320      46,779
Depreciation and amortization..............       2,236        1,242       835         159
Capital expenditures and software
  capitalization...........................    $  2,284     $  1,516   $   768     $    --

     Total HMS assets presented above, do not include the assets of the discontinued operations which are separately disclosed on the face of the accompanying Consolidated Balance Sheets.

     Company assets, including prepaid expenses, property and equipment and goodwill arising from acquisitions have been allocated to identified segments based upon actual usage, occupancy or other correlations with operating metrics. Other corporate assets, including all cash, all net deferred tax assets, and goodwill arising from the Company's 1989 recapitalization are shown in the corporate category. Fiscal 1999 and 2000 amounts include reclassifications to conform to the Company's current methodology.

  (b) GEOGRAPHIC INFORMATION

     The Company operates within the continental United States.

  (c) MAJOR CUSTOMERS

     The Company's largest client is the Los Angeles County Department of Health Services, in California, which receives services from the Company's Provider Services Division. This client accounted for 12%, 7%, 11% and 12% of the Company's total revenue in the fiscal year ended December 31, 2001, the two months

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES ended December 31, 2000 and the fiscal years ended October 31, 2000 and 1999. The Company provides services to this client pursuant to a contract awarded in June 1999 for a one year period with three annual automatic renewals through June 2003. Although there can be no assurance the contract will be renewed, the Company has been providing services to this client since 1982.

  (d) CONCENTRATION OF REVENUE

     The clients constituting the Company's ten largest clients change periodically. The concentration of revenue for such clients accounts for approximately 51%, 57%, 51% and 48% of the Company's revenue in the year ended December 31, 2001, the two months ended December 31, 2000 and the years ended October 31, 2000 and 1999, respectively. In many instances, including governmental clients, the Company provides its services pursuant to agreements subject to competitive re-procurement. All of these agreements expire between the year 2002 and the year 2004. There is no assurance that any of these agreements will be renewed and, if renewed, that the fee rates will be equal to those currently in effect.

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The table below summarizes the Company's unaudited quarterly operating results for its last two fiscal years. Fiscal year 2001 data reflects the four calendar quarters for the year ended December 31, 2001. Fiscal year 2000 reflects the restated first three quarters in accordance with the early adoption of SAB 101 implemented in the Company's fourth quarter, as described in Note 13.

                                                          FIRST      SECOND     THIRD      FOURTH
                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                        ---------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 2001
Revenue...............................................  $ 14,515    $15,645    $14,267    $14,321
Operating loss........................................      (756)    (1,349)    (8,341)    (7,624)
Discontinued operations, net..........................       956     (4,880)      (862)     1,120
Net income/(loss).....................................       553     (5,618)    (5,073)    (9,326)
Basic and diluted earnings/(loss) per share...........  $   0.03    $ (0.31)   $ (0.28)   $ (0.53)
                                                        --------    -------    -------    -------
YEAR ENDED OCTOBER 31, 2000
Revenue...............................................  $ 15,527    $15,962    $14,163    $19,197
Operating loss........................................    (2,976)    (3,464)    (2,468)    (2,763)
Discontinued operations, net..........................      (975)      (556)      (615)      (510)
Net loss..............................................   (22,556)    (1,335)      (675)      (860)
Basic and diluted loss per share......................  $  (1.29)   $ (0.08)   $ (0.04)   $ (0.05)
                                                        --------    -------    -------    -------

---------------

 (a) In the fourth quarter of 2000, the Company recorded (i) a restructuring charge of $821,000, see Note 16, and (ii) recorded Other Charges of $2.7 million relating to the separation agreement with its former Chief Executive Officer, see Note 14.

 (b) In the second quarter of 2001, the Company recorded a restructuring charge of $785,000, see Note 16. Additionally, in the second quarter, the Company's discontinued operation, PSG, incurred a restructuring charge of $5.1 million and recognized an asset impairment charge of $4.6 million. PSG's operating results are presented as discontinued operations for all periods presented, see Note 16.

 (c) In the third quarter of 2001, the Company discontinued the PSG business segment and recorded an estimated pre-tax loss on disposal of $1.6 million. This amount was subsequently reduced in the fourth quarter to $200,000. PSG's operating results are presented as discontinued operations for all periods

                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES presented, see Note 16. Additionally, the Company (i) sold its CDR business, resulting in a gain on sale of assets of $1.7 million, see Note 16, (ii) recorded bad debt expense of $2.7 million related to accounts receivable from the District of Columbia, see Note 3, (iii) recorded a write-off of capitalized software costs of $1.5 million, (iv) incurred a charge of $1.6 million for external software commitments that were no longer of value to the Company.

 (d) In the fourth quarter of 2001, the Company (i) recorded a restructuring charge of $1.8 million, see Note 16, (ii) recorded a goodwill impairment charge of $1.3 million related to its Global line of business, see Note 6 and (iii) disposed of the DSG business segment, resulting in a gain on sale of discontinued operation of $1.6 million, net of tax. DSG's operating results are presented as discontinued operations for all periods presented, see Note 16.

     The table below reflects the effect of the change in accounting principle on each of the fiscal year 2000 unaudited Quarterly Reports on Form 10-Q.

                                                  FIRST      SECOND     THIRD      FOURTH
                                                 QUARTER    QUARTER    QUARTER    QUARTER
                                                ---------   --------   --------   --------
                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net income (loss) under historical accounting
  principle...................................  $    299    $   709    $   497    $(4,463)
Effect of change in accounting principle......      (890)    (2,044)    (1,172)     3,603
Cumulative effect of change in accounting
  principle, net of tax.......................   (21,965)        --         --         --
Net loss after effect of change in accounting
  principle...................................  $(22,556)   $(1,335)   $  (675)   $  (860)
Basic and diluted earnings per share:
Earnings (loss) per share, under historical
  accounting principle........................  $   0.02    $  0.04    $  0.03    $ (0.26)
Effect of change in accounting principle......     (0.05)     (0.12)     (0.07)      0.21
Cumulative effect of change in accounting
  principle, net of tax.......................     (1.26)        --         --         --
Loss per share after effect of change in
  accounting principle........................  $  (1.29)   $ (0.08)   $ (0.04)   $ (0.05)

                HEALTH MANAGEMENT SYSTEMS, INC AND SUBSIDIARIES

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

                                                              (IN THOUSANDS)
                                                              --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
BALANCE, OCTOBER 31, 1998...................................      $1,274
     Provision..............................................         251
     Recoveries.............................................          --
     Charge-offs............................................        (180)
                                                                  ------
BALANCE, OCTOBER 31, 1999...................................       1,345
     Provision..............................................          92
     Recoveries.............................................          --
     Charge-offs............................................        (277)
                                                                  ------
BALANCE, OCTOBER 31, 2000...................................       1,160
     Provision..............................................          12
     Recoveries.............................................          --
     Charge-offs............................................          --
                                                                  ------
BALANCE, DECEMBER 31, 2000..................................       1,172
     Provision..............................................       2,792
     Recoveries.............................................          --
     Charge-offs............................................        (623)
                                                                  ------
BALANCE, DECEMBER 31, 2001..................................      $3,341
                                                                  ======

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of December 16, 2002, among HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation ("HMS"), HMS Holdings Corp., a newly-formed New York corporation and a wholly-owned subsidiary of HMS ("Holdings"), and HMS Acquisition Corp., a newly-formed New York corporation and a wholly-owned subsidiary of Holdings.


                                    RECITALS

     WHEREAS, the Board of Directors of HMS has determined that it is advisable and in the best interests of HMS' shareholders to organize Holdings and HMS Acquisition Corp. and to enter into the merger referred to herein (the "Merger") in order to permit HMS to adopt a holding company structure to provide greater flexibility in terms of operations, expansion and diversification; and

     WHEREAS, the parties wish to provide for the Merger of HMS with and into HMS Acquisition Corp., with HMS being the surviving corporation, whereby it is contemplated that each issued and outstanding share of HMS' common stock, $.01 par value per share, will be converted, without any action by the holder thereof, into one share of common stock, $.01 par value per share, of Holdings, in accordance with the terms set forth in this Agreement; and

     WHEREAS, the Boards of Directors of HMS, Holdings, and HMS Acquisition Corp. have approved and adopted this Agreement and the Merger as a "contribution" under the provisions of Section 351 of the Internal Revenue Code of 1984, as amended (the "Code"); and

     WHEREAS, the parties hereto desire to set forth certain covenants and agreements made by and among them relating to the subject matter hereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, the parties hereby agree as follows:


                                   ARTICLE 1



                 OUTSTANDING SHARES OF CONSTITUENT CORPORATIONS



     1.1 As to HMS, the designation and number of outstanding shares of each class and series are: 18,221,674 shares of common stock, $0.01 par value per share, which is the only class and series entitled to vote. The number of outstanding shares of HMS common stock is subject to change prior to the Effective Time, as hereinafter defined, of the Merger upon (i) the exercise of options granted under HMS' Stock Benefit Plans, as hereinafter defined, and (ii) the purchase of shares of common stock by HMS pursuant to its stock repurchase plan.



     1.2 As to HMS Acquisition Corp., the designation and number of outstanding shares of each class and series are: 200 shares of common stock, no par value per share, which is the only class entitled to vote.



     1.3 As to Holdings, the designation and number of outstanding shares of each class and series are: 200 shares of common stock, $.01 par value per share, which is the only class entitled to vote.



                                   ARTICLE 2


                                   THE MERGER


     2.1 In accordance with Sections 901, 902 and 905 of the New York Business Corporation Law ("NYBCL") and subject to and upon the terms and conditions of this Agreement, at the Effective Time of the Merger, HMS shall be merged with and into HMS Acquisition Corp., with HMS being the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

     2.2 Each share of HMS common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted as of the Effective Time into one share of Holdings common stock.



     2.3 Each outstanding share of HMS common stock held as treasury stock by HMS shall, by virtue of the Merger and without any action by HMS, be converted into one share of Holdings common stock.



     2.4 Each outstanding stock option, convertible debenture, warrant or any other right to acquire shares of HMS outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into a common stock option, convertible debenture, warrant or other right to acquire the shares of Holdings common stock, giving the holder the same rights with respect to the same number of shares of Holdings common stock that the holder had with respect to the same number of shares under such outstanding stock option, convertible debenture, security, warrant or other right.



     2.5 Each outstanding share of HMS Acquisition Corp. common stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action by the holder thereof shall be converted as of the Effective Time into one share of common stock of the Surviving Corporation.



     2.6 Each outstanding certificate which immediately prior to the Effective Time represented shares of HMS common stock shall be deemed for all purposes to evidence ownership of an equal number of shares of Holdings common stock. No exchange of such certificates will be required in order to evidence such ownership.



     2.7 If any certificate representing Holdings common stock is to be issued in or to a name other than that in which a surrendered certificate theretofore representing HMS common stock is registered, it shall be a condition of such issuance that the surrendered certificate shall be properly endorsed or otherwise in proper form for transfer, and that the person requesting such issuance shall either pay to Holdings or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate or certificates representing Holdings common stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of holdings or its transfer agent that such tax has been paid or is not applicable.



     2.8 Unless otherwise provided for by the parties to this Agreement, upon and after the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of HMS; all rights, privileges, powers and franchises of HMS, and all property, real, personal and mixed, and all debts due to HMS shall be vested in and be the property of the Surviving Corporation; and all debts, liabilities and duties of HMS shall thenceforth attach to the Surviving Corporation and may be enforced against it.



     2.9 Upon and after the Effective Time of the Merger, the Surviving Corporation shall be liable for all the obligations of HMS Acquisition Corp. outstanding as of the Effective Time and hereby expressly assumes all such obligations as of the Effective Time.



     2.10 The directors and executive officers of HMS in office immediately prior to the Effective Time shall be the directors and executive officers of Holdings and will continue to hold office from the Effective Time until the expiration of their current terms and the election and due qualification of their successors, or their prior resignation, removal or death.



                                   ARTICLE 3


                                 EFFECTIVE TIME


     3.1 Subsequent to the execution of this Agreement, HMS shall submit this Agreement to its shareholders for their approval pursuant to the applicable provisions of the NYBCL.



     3.2 Following the approval of the Merger by the shareholders of HMS and upon fulfillment or waiver of the conditions specified in Section 6.1 hereof, and provided that this Agreement has not been terminated and abandoned pursuant to Section 6.2 hereof, the parties will cause a Certificate of Merger to be executed and filed with the Department of State of the State of New York and as otherwise provided in Section 904 of the NYBCL.


     3.3 The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Department of State of the State of New York (the date and time of such filing being herein sometimes referred to as the "Effective Time").



                                   ARTICLE 4


            ACTIONS TO BE TAKEN IN CONNECTION WITH THE RESTRUCTURING


     4.1 HMS shall: (i) present this Agreement for adoption or rejection by vote of the shareholders of HMS at a Special Meeting (the "Meeting") of shareholders of HMS; (ii) furnish to such holders such documents and information in connection therewith as is required by law; and (iii) recommend approval of this Agreement by such holders.



     4.2 Holdings and HMS shall, as of the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the "Assumption Agreement") pursuant to which Holdings will, from and after the Effective Time, assume and agree to perform all obligations of HMS pursuant to HMS' 1999 Long-Term Incentive Stock Plan, Non-Employee Director Stock Option Plan and Employee Stock Purchase Plan (collectively, "Stock Benefit Plans").



     4.3 On or prior to the Effective Time, Holdings shall reserve sufficient authorized but unissued shares of Holdings common stock to provide for the issuance of Holdings common stock upon the exercise of options or rights to purchase shares of HMS common stock outstanding under the Stock Benefit Plans or which may be granted under such Plans in the future.



                                   ARTICLE 5


    CERTIFICATE OF INCORPORATION, BYLAWS AND BOARD OF DIRECTORS OF SURVIVING
                                  CORPORATION


     5.1 The Certificate of Incorporation of HMS as constituted at the Effective Time shall thereafter be the Certificate of Incorporation of the Surviving Corporation, until it shall be amended as provided by law.



     5.2 The By-laws of HMS as constituted at the Effective Time shall thereafter be the By-laws of the Surviving Corporation, until they shall be amended.



     5.3 From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of those persons listed on
Schedule 5.3 to this Agreement, such persons to hold office until the expiration of their current terms and the election and due qualification of their successors, or their prior resignation, removal or death.



     5.4 From and after the Effective Time, the officers of the Surviving Corporation shall consist of those persons listed on Schedule 5.4 to this Agreement, such persons to hold office until their successors are duly elected and qualified, or their prior resignation, removal or death.



                                   ARTICLE 6


                            CONDITIONS, AMENDMENTS,
                         TERMINATION AND MISCELLANEOUS


     6.1 The respective obligations of HMS and HMS Acquisition Corp. to consummate the Merger contemplated by this Agreement are subject to the following conditions, any and all of which (other than the conditions set forth in Section 6.1(a), (c), (d), (e) and (f)), may be waived by HMS and HMS Acquisition Corp.:



          (a) The Registration Statement on Form S-4 (File No. 333-100521) (the "Registration Statement") relating to the Meeting, the Merger and Holdings common stock to be issued in connection therewith shall have been declared effective by the Securities and Exchange Commission, and no stop order shall be in effect with respect thereto;

          (b) All other third party consents which are required in order to consummate the Merger and shall have been obtained;

          (c) HMS shall have received an opinion of Brown Rudnick Berlack Israels LLP, counsel to HMS, in form and substance satisfactory to HMS, with respect to the validity of the shares of Holdings common stock to be issued in the Merger;


          (d) HMS shall have received an opinion from Brown Rudnick Berlack Israels LLP, in form and substance satisfactory to HMS, with respect to the tax consequences of the Merger;


          (e) The shareholders of HMS shall have adopted and approved this Agreement, as shall Holdings as the sole shareholder of HMS Acquisition Corp. and HMS as the sole shareholder of Holdings;

          (f) Prior to the Effective Time, Holdings common stock to be issued pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the Nasdaq National Market; and

          (g) Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger.


     6.2 This Agreement may be terminated and the Merger may be terminated and abandoned for any reason by resolution adopted by either of the respective Boards of Directors of HMS and HMS Acquisition Corp. at any time prior to the Effective Time, even though this Agreement shall have been approved by the shareholders of either or both of HMS and HMS Acquisition Corp. In the event of such termination and abandonment, this Agreement shall become void and neither HMS, Holdings nor HMS Acquisition Corp. nor their respective shareholders, directors or officers shall have any liability with respect to such termination and abandonment.



     6.3 This Agreement may be supplemented, amended or modified by the mutual consent of the boards of directors of the parties hereto; provided, however, that (i) any supplement, amendment or modification effected subsequent to shareholder approval shall be subject to the restrictions contained in the NYBCL and (ii) the parties shall take all actions with respect to any such supplement, amendment or modification as may be required by any other applicable law or regulation, including but not limited to the federal securities laws and the rules and regulations of the Nasdaq Stock Market. No supplement, amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.



     6.4 Each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions as may be necessary or desirable to consummate the Merger provided for herein.



     6.5 This Agreement shall be construed under and in accordance with the laws of the State of New York.



     6.6 This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.



     6.7 This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original, and all such counterparts when taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed all as of the date first written.

                                          HEALTH MANAGEMENT SYSTEMS, INC.


                                          By:     /s/ PHILIP RYDZEWSKI

                                            ------------------------------------

                                            Name: Philip Rydzewski


                                            Title Senior Vice President


                                          HMS HOLDINGS CORP.


                                          By:     /s/ PHILIP RYDZEWSKI

                                            ------------------------------------

                                            Name: Philip Rydzewski


                                            Title Senior Vice President


                                          HMS ACQUISITION CORP.


                                          By:     /s/ PHILIP RYDZEWSKI

                                            ------------------------------------

                                            Name: Philip Rydzewski


                                            Title Vice President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, stockholder vote, agreement or otherwise. Article VIII, Section 7, of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

     Article VIII, Section 2, of the Registrant's by-laws provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.


     In addition, the Registrant maintains directors' and officers' liability insurance policies.



ITEM 21. EXHIBITS.



EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
     2.1    Agreement and Plan of Merger (included as Exhibit A to the proxy statement and prospectus)
     3.1    Restated Certificate of Incorporation of HMS Holdings Corp.
     3.2    By-laws of HMS Holdings Corp.*
     5.1    Opinion of Brown Rudnick Berlack Israels LLP re legality
     8.1    Opinion of Brown Rudnick Berlack Israels LLP re tax matters
    10.1    Health Management Systems, Inc. Employee Stock Purchase
            Plan, as amended (Incorporated by reference to Exhibit 10.2 to the January 1994 Form 10-Q and to Exhibit 10.1 to the
            Company's Quarterly Report on Form 10-Q for the quarter
            ended January 31, 1995 (the "January 1995 Form 10-Q"))
    10.2    Health Management Systems, Inc. 1995 Non-Employee Director
            Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the January 1995 Form 10-Q)
    10.3    Health Management Systems, Inc. Profit Sharing Plan
            (Incorporated by reference to Exhibit 10.3(iv) to the
            Company's Annual Report on Form 10-K for the year ended
            October 31, 1995 (the "1995 Form 10-K"))
    10.4    Health Management Systems, Inc. Profit Sharing Plan, as
            amended (Incorporated by reference to Exhibit 10.3(vi) to
            the 1995 Form 10-K)

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
    10.5    Health Management Systems, Inc. 1999 Long-Term Incentive
            Stock Plan (Incorporated by reference to Exhibit 4 to the
            Company's Registration Statement on Form S-8, File No. 333-
            77121)
    10.6    Employment Agreement, dated as of October 2, 2000, between
            Health Management Systems, Inc. and William F. Miller III
            (Incorporated by reference to Exhibit 10.17(i) to the
            Company's Annual Report on Form 10-K for the year ended
            October 31, 2000 (the "2000 Form 10-K"))
    10.7    Restricted Stock Purchase Agreement for 550,000 Common
            Shares dated January 10, 2001, between Health Management
            Systems, Inc. and William F. Miller III (Incorporated by
            reference to Exhibit 10.17(ii) to the 2000 Form 10-K)
    10.8    Pledge Agreement, dated January 10, 2001, between
            Accelerated Claims Processing, Inc. and William F. Miller
            III (Incorporated by reference to Exhibit 10.17(iii) to the
            2000 Form 10-K)
    10.9    Promissory note, dated January 10, 2001, in the principal
            amount of $721,875 between William F. Miller III and
            Accelerated Claims Processing, Inc. (Incorporated by
            reference to Exhibit 10.17(iv) to the 2000 Form 10-K)
    10.10   Employment Agreement dated as of March 30, 2001 by and
            between Health Management Systems, Inc. and Robert M.
            Holster (Incorporated by reference to Exhibit 10.2(i) to the
            Company's Quarterly Report on Form 10-Q for the quarter
            ended April 30, 2001 (the "April 2001 Form 10-Q"))
    10.11   Stock Option Agreement dated as of March 30, 2001 by and
            between Health Management Systems, Inc. and Robert M.
            Holster (Incorporated by reference to Exhibit 10.2(ii) to
            the April 2001 Form 10-Q)
    10.12   Stay in Place/Separation Agreement, dated October 31, 2000, between Health Management Systems, Inc. and William Lucia
    10.13   Agreement for Financial Management Services, dated June 1,
            1999, between Health Management Systems, Inc. and the County of Los Angeles
    10.14(i) Leases, dated February 1, 1980, September 24, 1981,
            September 24,1982, and January 6, 1986, as amended, between
            401 Park Avenue South Associates and Health Management
            Systems, Inc. (Incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-1, File No.
            33-46446, dated June 9, 1992 and to Exhibit 10.5 to the
            Company's Quarterly Report on Form 10-Q for the quarter
            ended January 31, 1994)
    10.14(ii) Lease, dated as of March 15, 1996, by and between 387 PAS
            Enterprises, as Landlord, and Health Management Systems,
            Inc., as Tenant (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the
            quarter ended July 31, 1996 (the "July 1996 Form 10-Q"))
    10.14(iii) Fifth Amendment, dated May 30, 2000 to the lease for the entire eighth, ninth, and tenth floors and part of the
            eleventh and twelfth floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.1 to Company's
            Quarterly Report on Form 10-Q for the quarter ended July 31,
            2000 (the "July 2000 Form 10-Q"))
    10.14(iv) Sixth Amendment, dated May 1, 2000 to the lease for the entire eighth, ninth, and tenth floors and part of the
            eleventh and twelfth floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc. Tenant
            (Incorporated by reference to Exhibit 10.2 to the July 2000
            Form 10-Q)
    10.14(v) Seventh Amendment, dated April 1, 2001 to the lease for the entire eighth, ninth, and tenth floors and part of the
            eleventh and twelfth floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc. Tenant
            (Incorporated by reference to Exhibit 10.1(v) to the April
            2001 Form 10-Q)
    10.14(vi) Third Amendment, dated May 30, 2000 to the lease for a portion of the eleventh floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.3 to the July 2000
            Form 10-Q)

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
    10.14(vii) Fourth Amendment, dated May 1, 2000 to the lease for a portion of the eleventh floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.4 to the July 2000
            Form 10-Q)
    10.14(viii) Fifth Amendment, dated May 1, 2003 to the lease for a portion of the eleventh floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.1(vi) to the April
            2001 Form 10-Q)
    10.14(ix) Sixth Amendment, dated May 30, 2000 to the lease for a portion of the twelfth floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.5 to the July 2000
            Form 10-Q)
    10.14(x) Seventh Amendment, dated May 1, 2000 to the lease for a portion of the twelfth floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.6 to the July 2000
            Form 10-Q)
    10.14(xi) Surrender Agreement, dated March 23, 2001 for a portion of the twelfth floor between 401 Park Avenue South Associates,
            LLC and Health Management Systems, Inc. (Incorporated by
            reference to Exhibit 10.1(i) to the April 2001 Form 10-Q)
    10.14(xii) Guaranty and Compensation Agreement, dated March 23, 2001 for the lease of the twelfth floor between 401 Park Avenue
            South Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.1(ii) to the April
            2001 Form 10-Q)
    10.14(xiii) Agreement of Lease, dated as of March 23, 2001 for the entire twelfth floor between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.1(iii) to the April
            2001 Form 10-Q)
    10.14(xiv) Fifth Amendment, dated May 30, 2000 to the lease for the fourth floor and the penthouse between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.7 to the July 2000
            Form 10-Q)
    10.14(xv) Sixth Amendment, dated May 1, 2000 to the lease for the fourth floor and the penthouse between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.8 to the July 2000
            Form 10-Q)
    10.14(xvi) Seventh Amendment, dated March 1, 2001 to the lease for the fourth floor and the penthouse between 401 Park Avenue South
            Associates, LLC and Health Management Systems, Inc.
            (Incorporated by reference to Exhibit 10.1(iv) to the April
            2001 Form 10-Q)
    10.15(i) Sublease Agreement, dated December 23, 1997, between Health
            Management Systems, Inc. and Shandwick USA, Inc.
            (Incorporated by reference to Exhibit 10.1 to the company's
            Quarterly Report on Form 10-Q for the quarter ended January
            31, 1998 (the "January 1998 Form 10-Q"))
    10.15(ii) Consent to Sublease, dated December 23, 1997, by 387 P.A.S.
            Enterprises to the subletting by Health Management Systems,
            Inc. to Shandwick USA, Inc. (Incorporated by reference to
            Exhibit 10.2 to the January 1998 Form 10-Q)
    23.1    Independent Auditors' Consent
    23.2    Consent of Brown Rudnick Berlack Israels LLP (included in
            Exhibits 5.1 and 8.1)
    24.1    Powers of Attorney*
    99.1    Form of Proxy*


---------------


* Previously filed


ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement and prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of December, 2002.


                                          HMS HOLDINGS CORP.

                                          By:   /s/ WILLIAM F. MILLER III
                                            ------------------------------------
                                                   William F. Miller III
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated below on the 20th day of December, 2002.



                    SIGNATURE                                              TITLE
                    ---------                                              -----

            /s/ WILLIAM F. MILLER III                       Chairman and Chief Executive Officer
 ------------------------------------------------            and Director (Principal Executive
              William F. Miller III                            Officer) of HMS Holdings Corp.


               /s/ PHILIP RYDZEWSKI                      Senior Vice President Treasurer and Chief
 ------------------------------------------------    Financial Officer (Principal Financial Officer and
                 Philip Rydzewski                      Principal Accounting Officer) of HMS Holdings
                                                                           Corp.


              */s/ ROBERT M. HOLSTER                    President and Chief Operating Officer of HMS
 ------------------------------------------------                      Holdings Corp.
                Robert M. Holster


              */s/ RANDOLPH G. BROWN                           Director of HMS Holdings Corp.
 ------------------------------------------------
                Randolph G. Brown


               */s/ JAMES T. KELLY                             Director of HMS Holdings Corp.
 ------------------------------------------------
                  James T. Kelly


               */s/ WILLIAM W. NEAL                            Director of HMS Holdings Corp.
 ------------------------------------------------
                 William W. Neal


               */s/ GALEN D. POWERS                            Director of HMS Holdings Corp.
 ------------------------------------------------
                 Galen D. Powers

               /s/ ELLEN A. RUDNICK                            Director of HMS Holdings Corp.
 ------------------------------------------------
                 Ellen A. Rudnick


               /s/ RICHARD H. STOWE                            Director of HMS Holdings Corp.
 ------------------------------------------------
                 Richard H. Stowe

             *By:/s/ PHILIP RYDZEWSKI
 ------------------------------------------------
                 Philip Rydzewski
               As Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 2.1       Agreement and Plan of Merger (included as Exhibit A to the proxy statement and prospectus)
 3.1       Restated Certificate of Incorporation of HMS Holdings Corp.
 3.2       By-laws of HMS Holdings Corp.*
 5.1       Opinion of Brown Rudnick Berlack Israels LLP re legality
 8.1       Opinion of Brown Rudnick Berlack Israels LLP re tax matters
10.1       Health Management Systems, Inc. Employee Stock Purchase
           Plan, as amended (Incorporated by reference to Exhibit 10.2 to the January 1994 Form 10-Q and to Exhibit 10.1 to the
           Company's Quarterly Report on Form 10-Q for the quarter
           ended January 31, 1995 (the "January 1995 Form 10-Q"))
10.2       Health Management Systems, Inc. 1995 Non-Employee Director
           Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the January 1995 Form 10-Q)
10.3       Health Management Systems, Inc. Profit Sharing Plan
           (Incorporated by reference to Exhibit 10.3(iv) to the
           Company's Annual Report on Form 10-K for the year ended
           October 31, 1995 (the "1995 Form 10-K"))
10.4       Health Management Systems, Inc. Profit Sharing Plan, as
           amended (Incorporated by reference to Exhibit 10.3(vi) to
           the 1995 Form 10-K)
10.5       Health Management Systems, Inc. 1999 Long-Term Incentive
           Stock Plan (Incorporated by reference to Exhibit 4 to the
           Company's Registration Statement on Form S-8, File No. 333-
           77121)
10.6       Employment Agreement, dated as of October 2, 2000, between
           Health Management Systems, Inc. and William F. Miller III
           (Incorporated by reference to Exhibit 10.17(i) to the
           Company's Annual Report on Form 10-K for the year ended
           October 31, 2000 (the "2000 Form 10-K"))
10.7       Restricted Stock Purchase Agreement for 550,000 Common
           Shares dated January 10, 2001, between Health Management
           Systems, Inc. and William F. Miller III (Incorporated by
           reference to Exhibit 10.17(ii) to the 2000 Form 10-K)
10.8       Pledge Agreement, dated January 10, 2001, between
           Accelerated Claims Processing, Inc. and William F. Miller
           III (Incorporated by reference to Exhibit 10.17(iii) to the
           2000 Form 10-K)
10.9       Promissory note, dated January 10, 2001, in the principal
           amount of $721,875 between William F. Miller III and
           Accelerated Claims Processing, Inc. (Incorporated by
           reference to Exhibit 10.17(iv) to the 2000 Form 10-K)
10.10      Employment Agreement dated as of March 30, 2001 by and
           between Health Management Systems, Inc. and Robert M.
           Holster (Incorporated by reference to Exhibit 10.2(i) to the
           Company's Quarterly Report on Form 10-Q for the quarter
           ended April 30, 2001 (the "April 2001 Form 10-Q"))
10.11      Stock Option Agreement dated as of March 30, 2001 by and
           between Health Management Systems, Inc. and Robert M.
           Holster (Incorporated by reference to Exhibit 10.2(ii) to
           the April 2001 Form 10-Q)
10.12      Stay in Place/Separation Agreement, dated October 31, 2000, between Health Management Systems, Inc. and William Lucia
10.13      Agreement for Financial Management Services, dated June 1,
           1999, between Health Management Systems, Inc. and the County of Los Angeles

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.14(i)   Leases, dated February 1, 1980, September 24, 1981,
           September 24,1982, and January 6, 1986, as amended, between
           401 Park Avenue South Associates and Health Management
           Systems, Inc. (Incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-1, File No.
           33-46446, dated June 9, 1992 and to Exhibit 10.5 to the
           Company's Quarterly Report on Form 10-Q for the quarter
           ended January 31, 1994)
10.14(ii)  Lease, dated as of March 15, 1996, by and between 387 PAS
           Enterprises, as Landlord, and Health Management Systems,
           Inc., as Tenant (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended July 31, 1996 (the "July 1996 Form 10-Q"))
10.14(iii) Fifth Amendment, dated May 30, 2000 to the lease for the entire eighth, ninth, and tenth floors and part of the
           eleventh and twelfth floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.1 to Company's
           Quarterly Report on Form 10-Q for the quarter ended July 31,
           2000 (the "July 2000 Form 10-Q"))
10.14(iv)  Sixth Amendment, dated May 1, 2000 to the lease for the entire eighth, ninth, and tenth floors and part of the
           eleventh and twelfth floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc. Tenant
           (Incorporated by reference to Exhibit 10.2 to the July 2000
           Form 10-Q)
10.14(v)   Seventh Amendment, dated April 1, 2001 to the lease for the entire eighth, ninth, and tenth floors and part of the
           eleventh and twelfth floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc. Tenant
           (Incorporated by reference to Exhibit 10.1(v) to the April
           2001 Form 10-Q)
10.14(vi)  Third Amendment, dated May 30, 2000 to the lease for a portion of the eleventh floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.3 to the July 2000
           Form 10-Q)
10.14(vii) Fourth Amendment, dated May 1, 2000 to the lease for a portion of the eleventh floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.4 to the July 2000
           Form 10-Q)
10.14(viii) Fifth Amendment, dated May 1, 2003 to the lease for a portion of the eleventh floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.1(vi) to the April
           2001 Form 10-Q)
10.14(ix)  Sixth Amendment, dated May 30, 2000 to the lease for a portion of the twelfth floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.5 to the July 2000
           Form 10-Q) Seventh Amendment, dated May 1, 2000 to the lease for a portion of the twelfth floor between 401 Park Avenue
           South Associates, LLC and Health
10.14(x)   Management Systems, Inc. (Incorporated by reference to
           Exhibit 10.6 to the July 2000 Form 10-Q)
10.14(xi)  Surrender Agreement, dated March 23, 2001 for a portion of the twelfth floor between 401 Park Avenue South Associates,
           LLC and Health Management Systems, Inc. (Incorporated by
           reference to Exhibit 10.1(i) to the April 2001 Form 10-Q)
10.14(xii) Guaranty and Compensation Agreement, dated March 23, 2001 for the lease of the twelfth floor between 401 Park Avenue
           South Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.1(ii) to the April
           2001 Form 10-Q)
10.14(xiii) Agreement of Lease, dated as of March 23, 2001 for the entire twelfth floor between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.1(iii) to the April
           2001 Form 10-Q)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.14(xiv) Fifth Amendment, dated May 30, 2000 to the lease for the fourth floor and the penthouse between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.7 to the July 2000
           Form 10-Q)
10.14(xv)  Sixth Amendment, dated May 1, 2000 to the lease for the fourth floor and the penthouse between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.8 to the July 2000
           Form 10-Q)
10.14(xvi) Seventh Amendment, dated March 1, 2001 to the lease for the fourth floor and the penthouse between 401 Park Avenue South
           Associates, LLC and Health Management Systems, Inc.
           (Incorporated by reference to Exhibit 10.1(iv) to the April
           2001 Form 10-Q)
10.15(i)   Sublease Agreement, dated December 23, 1997, between Health
           Management Systems, Inc. and Shandwick USA, Inc.
           (Incorporated by reference to Exhibit 10.1 to the company's
           Quarterly Report on Form 10-Q for the quarter ended January
           31, 1998 (the "January 1998 Form 10-Q"))
10.15(ii)  Consent to Sublease, dated December 23, 1997, by 387 P.A.S.
           Enterprises to the subletting by Health Management Systems,
           Inc. to Shandwick USA, Inc. (Incorporated by reference to
           Exhibit 10.2 to the January 1998 Form 10-Q)
23.1       Independent Auditors' Consent
23.2       Consent of Brown Rudnick Berlack Israels LLP (included in
           Exhibits 5.1 and 8.1)
24.1       Powers of Attorney*
99.1       Form of Proxy*


---------------


* Previously filed